Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated April 25, 2013 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2012.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies, including those replaced by the EUR, are abbreviated as follows:

Currency	Abbreviation	Currency	Abbreviation
Australian dollars	AUD	New Zealand dollar	NZD
Austrian schillings	ATS	Norwegian krone	NOK
Brazilian real	BRL	South African rand	ZAR
Canadian dollars	CAD	Pound Sterling	GBP
German mark	DEM	Swiss franc	CHF
Hungarian forint	HUF	New Turkish lira	TRY
Japanese yen	JPY	United States dollars	dollars, $, or USD

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.3194 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2012, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2008, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. Central Counterparty Austria, or CCP.A., a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. The Bank clears and settles the OTC transactions in its function as central securities depositary. In the context of the settlement of trades in foreign registered shares that are listed on the Vienna Stock Exchange, the Bank may be registered—in its function as Austrian central securities depositary—as the holder of these shares. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2012 was as follows:

	(Thousands of euro)(1)	(Thousands of dollar)(2)
Long-term indebtedness(3)
Deposits from banks	19,000	25,069
Deposits from customers	24,266	32,017
Debt securities in issue	3,308,490	4,365,222

Total long-term indebtedness	3,351,756	4,422,307
Equity	661,965	873,397

Total long-term capitalization	4,013,721	5,295,703
Short-term indebtedness
Deposits from banks	1,673,681	2,208,255
Deposits from customers	649,991	857,598
Debt securities in issue	23,973,119	31,630,133

Total short-term capitalization	26,296,791	34,695,986

Total capitalization	30,310,512	39,991,690

(Dollar amounts may not add due to rounding.)

(1)	The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (“IFRS”).
(2)	Amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	The Bank has not completed any public issues from January 1, 2013 to April 25, 2013.

BUSINESS

Our main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. Our balance sheet is comprised principally of export loan financing. Austria directly pays all claims on Export Guarantees. In contrast, the Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through Central Counterparty Austria, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2012, the Bank, as agent of the Republic, issued 972 Export Guarantees covering export transactions with a total value of EUR 5.1 billion (approximately $6.7 billion), and at December 31, 2012, the total value of all export transactions covered by Export Guarantees amounted to EUR 34.8 billion ($45.9 billion). In December 2012, the validity of the Export Guarantees Act was extended until December 31, 2017. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 50 export credit and investment insurers from 40 countries.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the investment guarantee, which represented EUR 6.0 billion or 17.2% of total guarantees outstanding as of December 31, 2012.

Other significant Export Guarantees are guarantees for tied financial credits (EUR 5.8 billion or 16.7% of total guarantees outstanding as of December 31, 2012) and guarantees for reinsurance of export contracts (EUR 2.4 billion or 6.9% of total guarantees outstanding as of December 31, 2012).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2012, Austria, as guarantor, paid gross claims amounting to EUR 154 million (2011: EUR 147 million), while recoveries totaled EUR 65 million (2011: EUR 55 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 50.0 billion (USD 66.0 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2012, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 34.8 billion (USD 45.9 billion) or 69.6% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2008	2009	2010	2011	2012
	(Billions of euro)				(Billions of euro)	(Billions of dollar)
Tied loans	4.61	4.00	3.70	3.59	3.49	4.60
Acquisitions of accounts receivable	0.17	0.13	0.12	0.10	0.09	0.12
Other refinancing contracts	32.02	27.27	25.61	24.67	21.25	28.04

Total	36.80	31.40	29.43	28.36	24.83	32.76

Of the total export financing outstanding as of December 31, 2012, EUR 19.5 billion (approximately $25.7 billion) were to banks which are shareholders of the Bank.

Moreover, we assume commitments to grant export financing. As of December 31, 2012, the balance of export financing not yet granted which we were contractually obligated to make was EUR 2.6 billion ($3.4 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euro)	(Millions of dollar)
Through December 31,
2013	851	1,123
2014	1,706	2,251
2015	98	129
2016	144	190
2017	76	100

	2,875	3,793

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Of the Bank’s outstanding refinancing of export loans granted by banks at December 31, 2012, approximately 1.5% were for exports to European Union Member States, 17.7% to the rest of Europe (including Turkey and the Commonwealth of Independent States), 12.1% to Asia, 1.8% to Africa, and 0.5% to the Americas. The remaining percentage of approximately 66% was for export loans covered by guarantees by aval for which no regional breakdown is available.

Terms and Conditions of Export Financing. We denominate substantially all of our export financing in euro. We only finance the portions of loans that are fully covered by Export Guarantees, are insured or otherwise secured in accordance with the Export Financing Guarantees Act. When refinancing loans, the Bank obtains (1) assignments of the rights of the bank against its borrower and against Austria or a credit insurer under the Export Guarantee or credit insurance covering the refinanced loan or against any other qualified guarantor and (2) an assignment of the rights of the Austrian exporter against the foreign importer. In almost all cases where tied loans are not made directly to a foreign government, governmental agency or financial institution, these loans are, in addition to being covered by Export Guarantees, also guaranteed by a foreign government, governmental agency or financial institution.

Each export financing made by the Bank since 1975 has consisted of a portion bearing interest at a floating rate and a portion bearing interest at a fixed rate. Between 10% and 50% of the principal bears interest at a floating rate, which depends on the maturity of the loans and is repaid prior to the fixed rate portion. The floating rate portion bears interest at the export finance rate usually determined quarterly by the Bank on the basis of the cost of our export related borrowing operations. For the second quarter of 2013, this rate for euro loans was set at 1.35% per annum. A statutory committee chaired by the Ministry of Finance, after consultation with the Bank, sets the Bank’s interest rates for the fixed rate portions. The current fixed rate varies between 1.35% and 3.20% per annum, depending on the maturity of the loans. Because the Bank adjusts the floating rate portions of export loans, it is able to recover increases in the costs of its borrowing operations, including borrowing operations to fund the fixed rate portions of its export financing.

Generally, loans made to refinance the export of consumer goods have a repayment term of less than one year and loans made to refinance the export of heavy industry goods or major projects generally have repayment terms of five to ten years. In certain cases, export financing on soft terms involving exports to developing countries may have longer maturities.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated Balance Sheet of the OeKB Group” and notes 30, 31 and 32 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 45 billion ($59 billion). In December 2012, the validity of the Export Financing Guarantees Act was extended until December 31, 2018. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2012 the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 30.0 billion ($39.0 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2012, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 15.3 billion ($20.2 billion). As of December 31, 2012, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 10.1 billion ($13.3 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We act as an agency for the organization and administration of bond offerings by the Republic of Austria. Processing is effected via the automated and electronic Austrian Direct Auction System (ADAS) developed by OeKB.

In 2012 we organized and administered new bond issues representing a notional amount of EUR 11.2 billion ($14.8 billion).

Over the past few years, the group of financial institutions eligible to participate in auctions of bonds and money markets treasury bills of Austria has been expanded to include all financial institutions that hold a securities account with us as the central securities depositary. As of December 31, 2012, 24 financial institutions were eligible to participate in these auctions. Currently, both federal bonds and federal treasury bills are auctioned using the yield tender procedure.

In connection with domestic debt offerings, we also act as principal paying agent. At the end of 2012, we administered payments for 240 bond issues and federal treasury bills.

The Capital Markets Act, which entered into force on January 1, 1992, and which was amended several times thereafter, entrusted the Bank with the function of a registration office. The registration office acts as a depositary for the prospectuses to be issued in compliance with the Capital Markets Act and the Investment Funds Act, and prepares a calendar for planned issues of securities and investments as defined in the Capital Markets Act. The registration office publishes on a daily basis and via Reuters the information regarding planned issues which it has received, in the form of a preview. Moreover, this information is published in electronic form once a week in the Bank’s information brochure “Kapitalmarktservice” which may be subscribed to by any interested person. In 2012 the registration office processed approximately 1,000,000 reports for the issue calendar, and approximately 40,500 prospectuses (including amendments to prospectuses) were filed in compliance with the Capital Markets Act and the Investment Funds Act.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to Central Counterparty Austria GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking société anonyme, Luxembourg (“Clearstream Luxembourg”).

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2012, the Bank’s non-export loans totaled approximately EUR 3.8 million ($5.0 million). Nearly all of these loans were made to OeKB employees.

Money Markets Operations. We are a dealer in the Austrian money markets in interest-bearing demand deposits and short-term time deposits of credit institutions including our shareholder banks. During 2012, the average daily closing balance of money markets accounts receivable of the Bank connected with such operations was approximately EUR 0.90 billion ($1.2 billion).

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

Administration of Government Guarantees for the Corporate Sector. The Bank acts as the Republic’s agent for the administration of guarantees provided for financings to Austrian large- and medium-sized companies outside the financial sector under the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz), which came into effect in August 2009. The Act is intended to address potential liquidity shortages resulting from the international financial crisis by providing government guarantees for financings in an aggregate amount of up to EUR 10 billion. As of December 31, 2012, guarantees outstanding under the program amounted to EUR 1.00 billion ($1.32 billion). The Act expired on December 31, 2010, although guarantees issued under the Act remain valid. Guarantees issued under the Act will expire by the end of 2015 at the latest. See also “Republic of Austria—The Economy—Industry”.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Johannes Attems and Rudolf Scholten.

During the financial year 2012, we had an average of 398 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2012, we had 434 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2012, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-Aktiengesellschaft, Vienna (UniCredit Bank Austria Group)	24.750
UniCredit Bank Austria AG, Vienna	16.140
Erste Group Bank AG, Vienna	12.890
Schoellerbank Aktiengesellschaft, Vienna	8.260
AVZ Finanz-Holding GmbH, Vienna	8.250
Raiffeisen Zentralbank Österreich Aktiengesellschaft, Vienna	8.120
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000
Oberbank AG, Linz	3.890
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	3.055
BKS Bank AG, Klagenfurt	3.055
Österreichische Volksbanken-Aktiengesellschaft, Vienna	1.500

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Erich Hampel Chairman	Former Chairman of the Board of Executive Directors and Vice-Chairman of the Supervisory Board, UniCredit Bank Austria AG

Walter Rothensteiner 1st Vice-Chairman	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Franz Hochstrasser 2nd Vice-Chairman	Deputy General Manager and Vice-Chairman of the Board of Executive Directors, Erste Group Bank AG

Helmut Bernkopf	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Peter Bosek	Director and member of the Board of Executive Directors, Erste Bank der oesterreichischen Sparkassen AG

Michael Glaser	Director of UniCredit Bank Austria AG, Vienna

Dieter Hengl	Deputy Chief Risk Officer, UniCredit Bank Austria AG

Reinhard Karl	Director and member of the Board of Executive Directors, Raiffeisenlandesbank Niederösterreich-Wien AG

Michael Mendel	Director and member of the Board of Executive Directors, Österreichische Volksbanken-Aktiengesellschaft

Herbert Messinger	Head of Austrian Corporate Business, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft

Heimo Penker	General Manager and Chairman of the Board of Executive Directors, BKS Bank AG

Angelo Rizzuti	Head of Structured Trade and Export Finance, UniCredit Bank Austria AG

Herbert Stepic	Deputy General Manager and Vice-Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Robert Zadrazil	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Franz Zwickl	Former Member of the Board of Executive Directors, UniCredit Bank Austria AG

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Alexandra Griebl, Anish Gupta, Christian Leicher, Claudia Richter, Otto Schrodt and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Erich Hampel	Chairman of the Supervisory Board
Walter Rothensteiner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy and Financial Markets, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Johannes Ranftl, Government Commissioner	Ministerialrat in the Austrian Federal Ministry of Finance

Edith Wanger, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

Introductory Note to Financial Statements

The following version of financial statements is a translation of the consolidated financial statements of Oesterreichische Kontrollbank Group which were originally prepared in the German language. The consolidated financial statements of Oesterreichische Kontrollbank Group were prepared in accordance with the International Financial Reporting Standards (IFRS) adopted and published by the International Accounting Standards Board (IASB).

The Bank’s accompanying financial statements have been audited in accordance with generally accepted auditing standards in Austria by KPMG Austria AG Wirtschaftsprüfungs- und Steuerberatungsgesellschaft (“KPMG”), a firm of qualified independent public accountants in Austria. The result of the audit is reported in the auditors’ report included in the accompanying annual financial statements of the Bank. KPMG has given its unqualified opinion that the accounting records and the financial statements of the Bank comply with the above-mentioned legal regulations and the accounting principles and procedures generally accepted in Austria. The purpose of such audit is to examine whether the financial statements give a true and fair view of the financial position and the financial performance of the Bank as of December 31, 2012 and of its cash flows for the year from January 1 to December 31, 2012 and comply with the legal provisions, since the aforementioned statutes and regulations contain detailed rules of accounting, with special regard to the protection of creditors. The Bank’s financial statements and the consolidated financial statements were filed with the commercial register at the Handelsgericht Wien, Marxergasse 1a, 1030 Vienna, under the registration FN 85749b and will be published in the “Wiener Zeitung” by June 2013.

The financial statements contained herein differ substantially from financial statements prepared in accordance with the accounting and financial reporting practices followed in the United States and, thus, have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933, and as subsequently amended.It is not deemed feasible to prepare and present the various financial statements of the Bank in accordance with practices and principles followed in the United States.

The accounting and reporting principles applicable to the Bank’s consolidated financial statements are presented in the Notes to the Consolidated Financial Statements.

Consolidated income statement of the OeKB Group

EUR thousand	Notes	2012	2011	Change in %
Interest and similar income		623,825	774,225	–19.4
Interest and similar expense		(527,651)	(679,677)	–22.4

Net interest income	14	96,174	94,548	+1.7

Share of results of equity-accounted investees	14	9,330	7,144	+30.6
Impairment losses on loans and advances and other credit risk provisions	15	(141)	(36)	+291.7
Net fee and commission income	16	49,611	50,076	–0.9
Fee and commission income		57,130	57,025	+0.2
Fee and commission expense		(7,519)	(6,949)	+8.2
Administrative expenses	17	(82,404)	(79,864)	+3.2
Net other operating income	18	6,228	6,565	–5.1

Operating profit		78,798	78,433	+0.5
Net gain or loss on financial instruments	19	(27,801)	(13,371)

Profit before tax		106,599	65,062	+63.8
Income tax and other taxes	20	(23,879)	(14,709)	+62.3

Profit for the year		82,720	50,353	+64.3
Attributable to: non-controlling interests		(287)	(186)	+54.3

Profit for the year attributable to shareholders of the parent		82,433	50,167	+64.3

	2012	2011
Earnings per share
Profit for the year attributable to OeKB shareholders, in EUR thousand	82,433	50,167
Average number of shares outstanding	880,000	880,000

Earnings per share in EUR	93.67	57.01

At 31 December 2012, as one year earlier, there were no exercisable conversion or option rights. The stated earnings per share therefore represent basic earnings per share and are not subject to dilution.

Consolidated balance sheet of the OeKB Group

EUR thousand	Notes	31 December 2012	31 December 2011	Change in %
Assets
Cash and balances at central banks	22	124,266	586,152	–78.8
Loans and advances to banks	23	24,549,025	28,736,788	–14.6
Loans and advances to customers	24	1,526,590	1,409,686	+8.3
Allowance for impairment losses on loans and advances	7, 25	(401)	(259)	+54.8
Other financial instruments	26	1,490,178	1,468,109	+1.5
Interests in equity-accounted investees	28	63,983	57,888	+10.5
Property and equipment and intangible assets	27	33,262	31,322	+6.2
Current tax assets	34	409	438	–6.6
Deferred tax assets	34	67,450	58,862	+14.6
Other assets	29	4,913,172	5,629,229	–12.7

Total assets		32,767,934	37,978,215	–13.7

EUR thousand	Notes	31 December 2012	31 December 2011	Change in %
Liabilities and equity
Deposits from banks	30	1,692,681	957,821	+76.7
Deposits from customers	31	674,257	600,983	+12.2
Debt securities in issue	32	27,281,609	33,350,392	–18.2
Provisions	33	859,917	668,874	+28.6
Current tax liabilities	34	5,355	2,673	+100.3
Deferred tax liabilities	34	19,671	14,605	+34.7
Other liabilities	35	1,572,479	1,783,462	–11.8
Equity	36	661,965	599,405	+10.4
Attributable to non-controlling interests		4,180	4,033	+3.6

Total liabilities and equity		32,767,934	37,978,215	–13.7

Consolidated statement of changes in equity of the OeKB Group

EUR thousand	Called-up share capital	Capital reserves	Retained earnings	Profit for the year attributable to OeKB shareholders	Non-controlling interests	Total equity
2012
At 1 January 2012	130,000	3,347	411,858	50,167	4,033	599,405
Changes in retained earnings			30,147	(30,147)		—
Profit for the year				82,433	287	82,720
Dividends paid				(20,020)	(140)	(20,160)

At 31 December 2012	130,000	3,347	442,005	82,433	4,180	661,965

EUR thousand	Called-up share capital	Capital reserves	Retained earnings	Profit for the year attributable to OeKB shareholders	Non-controlling interests	Total equity
2011
At 1 January 2011	130,000	3,347	359,895	71,983	3,987	569,212
Changes in retained earnings			51,963	(51,963)		—
Profit for the year				50,167	186	50,353
Dividends paid and Supervisory Board emoluments				(20,020)	(140)	(20,160)

At 31 December 2011	130,000	3,347	411,858	50,167	4,033	599,405

The amounts of called-up share capital and capital reserves shown above are the same as those reported in the separate financial statements of Oesterreichische Kontrollbank AG.

More information on changes in equity is provided in note 36.

Consolidated cash flow statement of the OeKB Group

EUR thousand	2012	2011
Profit before tax	106,599	65,062
Non-cash items included in profit before tax, and adjustments to reconcile profit before tax to cash flows from operating activities:
Depreciation, amortisation and impairment of property and equipment and intangible assets	4,535	4,046
Changes in provisions	5,403	6,423
Gains/losses from disposal and/or valuation of investments and property and equipment	169,946	(751,155)
Unrealised gains/losses from movements in exchange rates	(189,445)	769,252
Other non-cash items	(11,991)	4,361
Changes in operating assets and liabilities, after adjustment for non-cash components:
Loans and advances to banks	3,905,056	(457,437)
Loans and advances to customers	(117,312)	(3,609)
Securities at fair value through profit or loss	53,029	(119,221)
Other operating assets	14,239	(1,788)
Deposits from banks	741,278	(453,303)
Deposits from customers	73,274	(7,070)
Debt securities in issue	(5,548,610)	1,498,899
Other operating liabilities	34,270	1,415
Interest and dividends received	965,561	701,457
Interest paid	(616,564)	(695,561)
Income tax paid	(24,654)	(32,639)

Net cash (used in)/from operating activities	(435,386)	529,132
Proceeds from disposal of:
Property and equipment and intangible assets	6	2
Purchase of:
Interests in unconsolidated companies	—	—
Property and equipment and intangible assets	(6,486)	(6,022)

Net cash used in investing activities	(6,480)	(6,020)
Issue of shares	—	—
Dividends paid	(20,020)	(20,020)

Net cash used in financing activities	(20,020)	(20,020)

Cash and cash equivalents at beginning of period	586,152	83,060
Net cash (used in)/from operating activities	(435,386)	529,132
Net cash used in investing activities	(6,480)	(6,020)
Net cash used in financing activities	(20,020)	(20,020)

Cash and cash equivalents at end of period	124,266	586,152

Further detail on cash and cash equivalents is given in note 22. Additional information on the cash flow statement is provided in note 37.

Notes to the consolidated financial statements of the OeKB Group

Accounting policies

(1) General information

Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB AG” or “OeKB”) is a special-purpose bank with its registered office in Vienna, Austria. The activities of the OeKB Group consist largely of export services and capital market services.

OeKB AG prepared the consolidated financial statements for the year ended 31 December 2012 in accordance exclusively with International Financial Reporting Standards (IFRS) as adopted by the European Union, thus also satisfying the requirements of section 59a Austrian Banking Act and section 245a Austrian Commercial Code.

In preparing these financial statements, the OeKB Group applied all IFRS (including IAS) and their interpretations by the International Financial Reporting Interpretations Committee (IFRIC, formerly Standard Interpretations Committee or SIC) that were effective at the balance sheet date.

With the exception of the following items, the consolidated financial statements were prepared on a historical cost basis:

—	Derivative financial instruments (measured at fair value).

—	Financial instruments at fair value through profit or loss.

For the presentation of the traditional income statement and of other comprehensive income, a choice of two formats is available under IAS 1: either two separate statements—the traditional income statement and a statement of comprehensive income—or a single statement that combines both these statements. Additionally, IAS 1 introduces new (non-binding) titles for some of the financial statements used under IFRS: In IAS 1 the balance sheet is referred to as a “statement of financial position”, the income statement (in the case of the single-statement option) as a “statement of comprehensive income” and the cash flow statement as a “statement of cash flows”. However, the titles are not mandatory and have not been adopted by the OeKB Group. No statement of comprehensive income is required, as no income or expense was recognised directly in equity in the year under review or in the comparative prior periods.

Changes in accounting methods

In 2012 there were no changes in the accounting policies applied by the OeKB Group.

Uniform accounting policies are used throughout the Group. The accounting principles described below are consistently applied to all financial years represented in these consolidated financial statements.

New standards and interpretations not yet applied

The following major new and revised accounting standards and interpretations have been adopted into European Union law and will become effective in the future, but have no impact on the OeKB Group, as there are no transactions to which they apply.

Effective date
IFRS 1	First-time Adoption of IFRS (amendments)	1 January 2013
IFRS 7	Financial Instruments: Disclosures (amendments)	1 January 2013
IFRS 10	Consolidated Financial Statements (new)	1 January 2014
IFRS 11	Joint Arrangements (new)	1 January 2014
IFRS 12	Disclosure of Interests in Other Entities (new)	1 January 2014
IFRS 13	Fair Value Measurement (new)	1 January 2014
IAS 12	Income Taxes (amendments)	1 January 2013
IAS 27	Separate Financial Statements (amendments)	1 January 2014
IAS 28	Investments in Associates and Joint Ventures (amendments)	1 January 2014
IAS 32	Financial Instruments: Presentation (amendments)	1 January 2014
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine (new)	1 January 2013

The revised IAS 19 (Employee Benefits) effective from 2013 removes the option to recognise actuarial gains and losses in the income statement. In the future these gains and losses will be recognised directly in equity (through the statement of comprehensive income).

Critical assumptions and judgements

The preparation of the consolidated financial statements in accordance with IFRS requires the Executive Board to make judgements and to proceed on assumptions about future developments. These judgements and assumptions can have a material effect on the recognition and measurement of the assets and debt, the disclosure of other liabilities at the balance sheet date, and the amounts of income and expenses reported for the financial year.

The following assumptions involve a not insignificant risk that they may lead to a material change in the carrying amounts of assets and liabilities in the subsequent financial year:

•

Financial instruments for which no active market exists are reviewed for impairment by using alternative discounting-based valuation methods. The inputs used for the determination of fair value are based in part on assumptions about future developments.

•

The measurement of existing retirement and termination benefit obligations involves assumptions regarding interest rate, age at retirement, life expectancy, employee turnover and future increases in pay and benefits.

•	The recognition of deferred tax assets is based on the assumption that sufficient tax income will be realised in the future to utilise them.

•	The off-balance sheet obligations from guarantees and from other contingent liabilities are regularly reviewed as to whether they require recognition in the balance sheet.

The estimates and underlying assumptions are reviewed on an ongoing basis. The actual values may deviate from the assumptions and estimates made if the general conditions do not follow the trends expected at the balance sheet date. Changes in estimates of assets, liabilities, income and expense are recognised in the balance sheet or in the income statement as they become known, and the assumptions adjusted accordingly.

(2) Scope of consolidation

A list of all entities that are represented in the consolidated financial statements of the OeKB Group is provided in note 28, Companies wholly or partly owned by OeKB AG. Three companies are fully consolidated: Oesterrei-chische Kontrollbank AG (“OeKB”, the Group parent) and the Vienna-based Oesterreichische Entwicklungsbank AG (“OeEB”) and “Österreichischer Exportfonds” GmbH (“Exportfonds”). There was no change during the financial year in the scope of consolidation, i.e., in the lists of entities that are fully consolidated, included by the equity method, or unconsolidated and held at cost.

Representing the unconsolidated entities held at cost, two subsidiaries were not consolidated (prior year: two); they are of minor overall significance to the Group’s financial position and results of operations. The combined total assets of these two entities represent less than 0.01% of the Group’s consolidated total assets, and their combined profit for the year represents less than 0.12% of the Group’s consolidated profit for the year. In the OeKB Group’s consolidated financial statements, two companies (prior year: two), which are joint ventures, were accounted for by the equity method.

	31 December 2012	31 December 2011
Number of companies incl. in the consolidated financial statements or held at cost, by accounting method
Fully consolidated companies	2	2
Equity-accounted investees (joint ventures)	2	2
Unconsolidated subsidiaries held at cost	2	2
Other investments in companies held at cost	11	11

Total	17	17

(3) Methods of consolidation

The consolidation of the Group accounts involves purchase-method accounting; equity-method accounting; consolidation of intercompany balances, expenses and revenues; and the elimination of intercompany profits. The separate annual accounts of the fully consolidated entities and of the entities accounted for by the equity method are uniformly made up to 31 December.

The Group elected to make use of an option under IFRS 1 on 1 January 2004 (the date of transition to IFRS) by adopting the carrying amounts from the initial consolidation that was performed under the Austrian Commercial Code, or UGB. Acquisitions of subsidiaries are thus accounted for by the purchase method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. As in the prior periods, the provisions of IFRS 3 on business combinations were not yet applied in the year under review, as no relevant transactions occurred. Intercompany balances, expenses, revenues, profits and losses are eliminated when significant.

Companies classified as joint ventures are accounted for under the equity method and are reported as interests in equity-accounted investees. Measurement by the equity method is based on local financial statements, adjusted to adhere to the Group’s uniform accounting methods. The annual results are obtained from the latest available annual separate financial statements and sub-groups’ consolidated financial statements, and the changes in equity are thus recognised in the year in which they occur. Dividends paid by joint ventures to the Group parent company are eliminated by reversing entries. Profits or losses for the year generated by joint ventures are shown in the consolidated income statement within share of results of equity-accounted investees.

(4) Foreign currency translation

The consolidated financial statements are presented in thousands of euros, rounded by the standard round-half-up convention. The euro is also the OeKB Group’s functional currency.

Assets and liabilities denominated in foreign currencies are translated at the reference exchange rates of the European Central Bank at the balance sheet date of 31 December 2012.

	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate
Foreign exchange reference rates at 31 December 2012
	AUD	1.2712	DKK	7.4610	JPY	113.61	SEK	8.5820
	CAD	1.3137	GBP	0.81610	NOK	7.3483	USD	1.3194
	CHF	1.2072	HRK	7.5575	PLN	4.0740
	CZK	25.151	HUF	292.30	RON	4.4445

(5) Financial instruments

Loans and advances to banks and customers

Loans and advances to banks and customers, to the extent that they are originated by the Group, are carried at their notional amount or at amortised cost, before deduction of impairment losses and including accrued interest. Individual allowances for impairment losses are recognised for identifiable individual credit risks and for country risks. Impairment losses are not deducted from the corresponding loans and advances but are reported as a separate line item on the face of the balance sheet. Most of the loans and advances to banks made under OeKB’s Export Financing Scheme are guaranteed by the Republic of Austria. No collectively assessed provision for credit losses was required.

Other financial instruments

The item “other financial instruments” consists of all fixed income and variable income securities (including equities) and investments in unconsolidated subsidiaries and smaller shareholdings in other companies. In other words, investments consist of all securities and all unconsolidated investees. Effects on profit or loss are shown in the income statement within net gain or loss on financial instruments. The date of initial recognition or derecognition of other financial instruments is the settlement date.

Bonds and other fixed income securities as well as equity shares and other variable income securities are designated at fair value through profit or loss. As the OeKB Group does not have a trading portfolio, these securities form part of the investment portfolio, which is managed on the basis of market values. The securities are measured at fair value at the balance sheet date, with changes in value recognised in profit or loss.

The investments in unconsolidated subsidiaries and other companies are initially measured at amortised cost.

Financial liabilities

Financial liabilities are initially measured at their actual proceeds. Premiums, discounts or other differences between the proceeds and the repayment amount are realised over the term of the instrument by the effective interest method and recognised in net interest income (amortised cost). Zero coupon bonds are recognised at present value. Where derivatives are used to hedge the interest rate risk or currency risk associated with liabilities, the hedged debt instruments are recorded at fair value in order to avoid accounting mismatches.

Derivative financial instruments

The fair value of derivative contracts is calculated by generally accepted methods. Derivatives are recognised at the trade date.

Those derivative transactions which were entered into substantially to hedge the market values of banking book items in the balance sheet are recognised at their market value (their fair value, being the clean price) within other assets or other liabilities. To avoid accounting mismatches, the change in market values of the hedged balance sheet items, like that of the derivatives, is recognised in profit or loss within net gain or loss on financial instruments.

The exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act (in German: Ausfuhrfinanzierungsförderungsgesetz, published in Federal Law Gazette No. 216/1981, as amended), which is used to hedge exchange rate risks under the Export Financing Scheme, is treated as a derivative contract and measured at fair value.

(6) Determination of fair value

The fair value of listed instruments is deemed to be the quoted market price at the balance sheet date (level 1). Unlisted instruments are measured using the present value method (present value of discounted future cash flows) or suitable option pricing models (Black-Scholes models, the multifactor HJM model or the Hull-White model approach). To the extent possible, the input parameters used for these models are the relevant market prices and interest rates observed at the balance sheet date that are obtained from widely accepted external sources (level 2). The net asset values of investment fund units are determined as set out in the Investment Fund Act.

(7) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances and other credit risk provisions relates to impairment of loans and advances, and any provision for credit guarantees. The allowance and provisions are raised for all identifiable credit risks and country risks. As part of its risk management system, the OeKB Group employs a credit analysis system and an internal rating procedure. Counterparties are classified into six internal credit rating categories on the basis of external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s and Fitch). Credit ratings are monitored on an ongoing basis for changes. For clients without an external rating, internally developed criteria are applied. As a result, all banking book assets and off-balance sheet business can be classified according to creditworthiness and collateralisation.

(8) Property and equipment and intangible assets

Property and equipment comprises land and buildings used by the Group, and fixtures, fittings and equipment. Land and buildings used by the Group are those which are used primarily for the Group’s own business operations.

1.	Property and equipment and intangible assets are recorded at cost less accumulated depreciation and amortisation. The following useful lives are assumed:

Years
Useful life
Buildings	40
Fixtures, fittings and equipment, other than information technology	3 to 10
IT hardware	3 to 5
Software	3 to 5

2.	Low-value assets with an individual purchase price of up to EUR 400 are depreciated completely in the year of acquisition. In note 27, Property and equipment and intangible assets, low-value assets are recorded as additions and disposals in the year of acquisition.

Intangible assets comprise only purchased software. Their value is periodically reviewed.

(9) Sundry liabilities

Sundry liabilities are recorded at amortised cost.

(10) Employee benefit provisions

The provisions for pensions, termination benefits and long-service awards are calculated annually by an independent actuary using the projected unit credit method, in accordance with IAS 19. The biometric basis for the calculations consists of the version of the current computation tables by Pagler & Pagler specific to salaried employees. The key parameters are a discount rate of 3.5% (prior year: 4.75%), an overall rate of salary and pension increases of up to 3.0% (prior year: 4.125%)—which represents the collective-agreement trend and regular multi-employee increases and unscheduled individual-employee increases—and an assumed age at retirement of 58 years 9 months for women (prior year: 58 years 6 months) and 63 years 9 months for men (prior year: 63 years 6 months) based on the transitional provisions of the Austrian public pension scheme (ASVG) under the Budget Implementation Act 2003. In previous years, the pension obligations for a portion of the staff were transferred to a pension fund under a defined contribution plan. The employee benefit provisions include entitlements of former employees who were already receiving a pension before the time of the transfer, and non-transferred entitlements of present employees. For all active employees, the provisions include a component for a disability pension. The provision for termination benefits is determined so as to cover the legal and contractual entitlements. Actuarial gains and losses are fully recognised in the income statement in every financial year.

(11) Other provisions

Other provisions are recognised where all of the following conditions are met: the OeKB Group has a legal or constructive obligation to a third party as a result of a past event, the obligation is likely to lead to an outflow of resources, and the amount of the obligation can be reliably estimated.

Provisions are assessed at the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

In support of the Export Financing Scheme, an interest rate stabilisation provision is maintained to stabilise the interest rates on export credits, based on the constructive obligation regarding the use of surpluses from the Export Financing Scheme. This de facto obligation has a dual basis: it arises from the rules for the setting of interest rates in the export financing scheme, which specify fixed margins for OeKB; and from a directive from the Austrian Ministry of Finance on the use of surpluses from fixed interest facilities. The amount allocated to the provision is the total of i) the amount by which the interest earned in the Export Financing Scheme exceeds the sum of the borrowing costs incurred and OeKB’s fixed margin, and ii) the net gain or loss from the measurement of the derivatives and financial liabilities in the Export Financing Scheme. In accordance with these rules, the provision is used to stabilise the terms of export credits.

(12) Current and deferred taxes

The recognition and calculation of income taxes is performed in accordance with IAS 12. Current income tax assets and liabilities are measured by reference to local tax rates. Deferred taxes are determined by the balance sheet/liability approach. Under this approach, the carrying amounts of the assets and liabilities in the balance sheet are compared with the respective tax base for the particular Group company. Any temporary differences between the two sets of valuations lead to the recognition of deferred tax assets or liabilities.

(13) Consolidated income statement

Composition of net gains and losses on financial instruments

Net gains and losses on financial instruments are affected by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate movements and derecognition. For financial assets designated on initial recognition as at fair value through profit or loss, and thus measured as such, interest and dividend income is recorded within net interest income.

Revenue recognition

Income and expenses are recognised as they accrue. Interest income is recognised on an accrual basis using the effective interest method. Dividend income is recognised at the time of the decision to pay the dividend.

Segmental information

In the segmental analysis presented below, the activities of the OeKB Group are divided into business segments. The delineation of these three segments—Export Services, Capital Market Services and Other Services—is based on the internal control structure and the internal financial reporting to the Executive Board as the chief operating decision-making body. The financial information for these segments is regularly reviewed to allocate resources to the segments and judge their performance.

The Export Services segment encompasses the management of guarantees provided by the Republic of Austria through OeKB as the government’s official agent under the Export Guarantees Act (in German: Ausfuhrförderungsgesetz); OeKB’s Export Financing Scheme; and the shareholding in “Österreichischer Exportfonds” GmbH.

The Capital Market Services segment comprises all services provided by Oesterreichische Kontrollbank AG relating to the capital market, clearing and settlement of on-exchange and off-exchange securities transactions, the Central Securities Depository. Austria, and clearing services for the energy market.

The Other Services segment consists of OeKB’s information services, its own-account investment portfolio and investments, the activities of the OeKB Group in private sector credit insurance, and Oesterreichische Entwicklungsbank AG.

EUR thousand	Export Services	Capital Market Services	Other Services	Total
Results by business segment in 2012
Interest and similar income	603,465	—	20,360	623,825
Interest and similar expense	(526,972)	—	(679)	(527,651)

Net interest income	76,493	—	19,681	96,174
Share of results of equity-accounted investees	—	2	9,328	9,330
Impairment losses on loans and advances and other credit risk provisions	—	—	(141)	(141)
Net fee and commission income	20,775	27,594	1,242	49,611
Fee and commission income	23,552	29,166	4,412	57,130
Fee and commission expense	(2,777)	(1,572)	(3,170)	(7,519)
Administrative expenses	(37,040)	(25,447)	(19,917)	(82,404)
Net other operating (expense)/income	(869)	1,518	5,579	6,228

Operating profit	59,359	3,667	15,772	78,798
Net gain or loss on financial instruments	(20)	—	27,821	27,801

Profit before tax	59,339	3,667	43,593	106,599
Income tax and other taxes	(14,827)	(867)	(8,185)	(23,879)

Profit for the year	44,512	2,800	35,408	82,720
Attributable to non-controlling interests	(287)	—	—	(287)

Profit for the year attributable to shareholders of the parent	44,225	2,800	35,408	82,433
Segment assets	31,444,622	13,783	1,309,529	32,767,934
Segment liabilities	31,663,545	35,595	406,829	32,105,969

Segment business performance in 2012

The following factors should be noted:

•

The growth of Oesterreichische Entwicklungsbank (the development bank) contributed to an increase in net interest income in the Other Services segment (at the expense of the Export Services segment), but also led to a corresponding rise in the segment’s administrative expenses.

•

The share of results of equity-accounted investees represented a small increase in the valuation of CCP. Austria (in the Capital Market Services segment) and an outstanding result in private credit insurance (Other Services segment).

•

The significant gain on financial instruments in Other Services was attributable both to realised gains in connection with bond redemptions and to the fair value measurement of the Group’s own investment portfolio. The gain on financial instruments also included the impairment charge on the ownership interest in Budapest Stock Exchange Ltd.

•

The income tax expenses for the individual segments are based on profit before tax, adjusted for tax base reconciliation items, such as tax-exempt income from investees. Details of the reconciliation items are given in note 20.

EUR thousand	Export Services	Capital Market Services	Other Services	Total
Results by business segment in 2011
Interest and similar income	753,899	—	20,326	774,225
Interest and similar expense	(678,833)	—	(844)	(679,677)

Net interest income	75,066	—	19,482	94,548
Share of results of equity-accounted investees	—	(54)	7,198	7,144
Impairment losses on loans and advances and other credit risk provisions	—	—	(36)	(36)
Net fee and commission income	20,320	26,997	2,759	50,076
Fee and commission income	23,395	28,817	4,813	57,025
Fee and commission expense	(3,075)	(1,820)	(2,054)	(6,949)
Administrative expenses	(37,362)	(24,147)	(18,355)	(79,864)
Net other operating (expense)/income	(748)	1,546	5,767	6,565

Operating profit	57,276	4,342	16,815	78,433
Net gain or loss on financial instruments	(38)	—	(13,333)	(13,371)

Profit before tax	57,238	4,342	3,482	65,062
Income tax and other taxes	(14,455)	(1,069)	815	(14,709)

Profit for the year	42,783	3,273	4,297	50,353
Attributable to non-controlling interests	(186)	—	—	(186)

Profit for the year attributable to shareholders of the parent	42,597	3,273	4,297	50,167
Segment assets	36,467,801	11,879	1,498,535	37,978,215
Segment liabilities	36,611,254	33,119	734,437	37,378,810

Transactions offset between segments represent services rendered. Services by Oesterreichische Kontrollbank AG to subsidiaries are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and income statement is necessary, as the consolidation items are assigned directly to the segments.

The segment information is, generally speaking, based on the same accounting methods as the consolidated financial statements.

As the regional focus of the OeKB Group’s activities lies in Austria, a geographic segmentation is not considered meaningful and is omitted.

Notes to the consolidated income statement of the OeKB Group

(14) Net interest income and share of results of equity-accounted investees

EUR thousand	Amortised cost 2012	Fair value option 2012	Total 2012	Amortised cost 2011	Fair value option 2011	Total 2011
Interest income	603,872	19,953	623,825	748,769	25,456	774,225
Loans and advances and money market instruments	602,284	—	602,284	747,098	—	747,098
Fixed income securities	—	14,501	14,501	—	20,240	20,240
Equity shares and other variable income securities	—	5,452	5,452	—	5,216	5,216
Investments in unconsolidated subsidiaries and other companies	1,588	—	1,588	1,671	—	1,671

Interest expense	(292,840)	(234,811)	(527,651)	(355,328)	(324,349)	(679,677)
Money market instruments and current accounts	(26,537)	—	(26,537)	(26,134)	—	(26,134)
Debt securities in issue	(266,303)	(234,811)	(501,114)	(329,194)	(324,349)	(653,543)

Net interest income	311,032	(214,858)	96,174	393,441	(298,893)	94,548

Share of results of equity-accounted investees	9,330	—	9,330	7,144	—	7,144

OeKB EH Beteiligungs- und Management Group, a sub-group of companies which is accounted for under the equity method as a result of a joint venture agreement, had equity of EUR 125.3 million (2011: EUR 113.4 million) and profit for the year in 2012 of EUR 18.3 million (2011: EUR 14.1 million). In the financial year, OeKB received a dividend of EUR 3,235,992.88 (2011: EUR 2,170,000) from OeKB EH Beteiligungs- und Management AG.

The sub-group operates primarily in the credit insurance sector. In 2012, with more than 2,374 insurance policies in force, the sub-group generated total premium income of EUR 78.9 million (2011: EUR 83.5 million). The claims ratio (claims expenses as a percentage of premium income) was 38.4% in the financial year (2011: 39.0%).

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH (CCP.A), which is operated as a joint venture with the Vienna Stock Exchange, had equity of EUR 147,161 at the year-end (2011: EUR 143,254) and registered a profit for the year of EUR 3,907 (2011: loss of EUR 108,446).

CCP.A acts as the central counterparty for the clearing and risk management of all CCP-eligible securities and derivatives transactions on the Vienna Stock Exchange and assumes or manages the settlement risk and default risk.

(15) Impairment losses on loans and advances and other credit risk provisions

In the 2012 financial year an impairment loss of EUR 141,380 was recognised in respect of microcredits extended by OeKB.

(16) Net fee and commission income

EUR thousand	2012	2011
Credit operations	292	656
Securities services	25,164	24,714
Export guarantees	19,499	19,156
Energy clearing	2,326	2,242
Other services	2,330	3,308

Total	49,611	50,076

The export guarantee activities represent services provided by OeKB on behalf of the Austrian government; additional detail is provided in the Segmental information section of this report.

(17) Administrative expenses

EUR thousand	2012	2011
Staff costs	55,290	53,421
Salaries	36,745	36,291
Social security costs	7,778	8,239
Pension and other employee benefit costs	10,767	8,891
Other administrative expenses	22,579	22,397
Depreciation, amortisation and impairment of property and equipment and intangible assets	4,535	4,046

Total	82,404	79,864

The auditor’s remuneration is included in other administrative expenses and consisted of fees of EUR 353,000 (2011: EUR 348,000) for the audit of the Group’s annual accounts for 2012.

(18) Net other operating income

EUR thousand	2012	2011
Other operating income	7,691	7,878
Other operating expenses	(1,463)	(1,313)

Total	6,228	6,565

The item “other operating income” relates largely to service fees received by OeKB from non-fully consolidated subsidiaries for providing outsourced services on their behalf.

(19) Net gain or loss on financial instruments

Net gain or loss on financial instruments represents gains and losses from the disposal and valuation of securities, interests in investments and other companies.

The gains from securities of EUR 31.4 million (2011: EUR 5.6 million) included realised gains of EUR 8.7 million on disposal of securities (2011: EUR 5.4 million). The losses from securities were EUR 2.3 million (2011: EUR 14.9 million).

Foreign exchange differences and the fair-valued debt securities in issue and derivatives relate primarily to the Export Financing Scheme and are to be regarded as a single unit from an economic point of view. The strong fluctuations in both items were driven by exchange rate movements, particularly in the US dollar and Swiss franc, but largely offset each other as a result of the hedging function of the derivatives.

EUR thousand	2012	2011
Net gain or loss on financial instruments
Net gain or loss from measurement at fair value through profit or loss
Securities	29,094	(9,273)
Foreign exchange differences	189,155	(769,914)
Debt securities in issue and derivatives	(189,217)	769,897

Subtotal	29,032	(9,290)
Net gain or loss on investments in unconsolidated companies	(1,231)	(4,081)

Total	27,801	(13,371)

The change in fair values of financial liabilities resulted exclusively from changes in market interest rates. The net loss on investments in unconsolidated companies arose from the write-down of the investment in Budapest Stock Exchange Ltd.

(20) Income tax and other taxes

EUR thousand	2012	2011
Income tax
Current tax (expense)	(27,394)	(21,986)
Deferred tax benefit	3,515	7,277

Total income tax expense	(23,879)	(14,709)

The actual taxes are calculated on the tax base for the financial year, at the local tax rates applicable to the individual Group companies. The taxation at the standard Austrian income tax rate is reconciled to the reported actual taxes as follows.

EUR thousand	2012	2011
Income tax reconciliation
Profit before tax	106,599	65,062
Tax expense at Austrian standard corporate income tax rate of 25%	26,650	16,266
Tax effect of tax-exempt results of investees	(2,730)	(2,069)
Tax effect of other tax-exempt income	(275)	(223)
Tax effect of non-deductible expenses	319	1,032
Adjustment for prior years	(2,252)	(1,809)
Other tax effects	2,167	1,512

Total income tax expense	23,879	14,709

(21) Appropriation of profit

The Executive Board will propose to the 67th Annual General Meeting on 29 May 2013 that the profit available for distribution recorded in the parent company financial statements for the year 2012 in the amount of EUR 30,283,314.25 be used to pay a dividend of EUR 22.75 per share and a special dividend of EUR 11.35 per share. The amount of the resulting total proposed dividend is EUR 30,008,000.00. This represents approximately 23% of the participating ordinary share capital for 2012 of EUR 130,000,000.00. After payment of the Supervisory Board emoluments, the balance, amounting to EUR 5,068.25, is to be carried forward.

The dividend payment for the 2011 financial year, which was made in May 2012, amounted to EUR 22.75 per share or a total of EUR 20,020,000.00.

Notes to the consolidated balance sheet of the OeKB Group

(22) Cash and balances at central banks

This item consists solely of cash and balances with central banks and corresponds to cash and cash equivalents reported in the cash flow statement.

(23) Loans and advances to banks

EUR thousand	Repayable on demand		Other maturities
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Domestic banks	2,481	5,718	22,115,263	25,977,176
Foreign banks	7,216	9,748	2,424,065	2,744,146

Total	9,697	15,466	24,539,328	28,721,322

(24) Loans and advances to customers
EUR thousand	Domestic customers		Foreign customers
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Public sector	7,060	5,799	461,983	540,464
Other	995,155	831,122	62,392	32,301

Total	1,002,215	836,921	524,375	572,765

The analysis by rating category is presented in note 51.

(25) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances relates only to loans and advances to customers, and concerns only credit risks. The item also includes any impairment of accrued interest at the balance sheet date. No collective impairment loss has been provided. The amount of non-performing loans and advances before impairment allowances was EUR 0.57 million (2011: EUR 0.26 million). The amount of “other credit risk provisions” was nil.

(26) Other financial instruments

EUR thousand	31 Dec. 2012	31 Dec. 2011
Bonds and other fixed income securities	1,158,849	1,163,389
Treasury bills	579,183	538,262
Bonds	579,666	625,127
Of which listed bonds	1,158,549	1,162,889

Equity shares and other variable income securities	311,717	283,876
Equity shares	—	—
Investment fund units	311,717	283,876
Of which listed equity shares and other variable income securities	2,091	2,878

Unconsolidated companies	19,612	20,844
Investments in unconsolidated subsidiaries	1,536	1,536
Investments in other unconsolidated companies	18,076	19,308

Total other financial instruments	1,490,178	1,468,109

Bonds and other fixed income securities as well as equity shares and other variable income securities in the amount of EUR 1,471 million (2011: EUR 1,447 million) are held at fair value through profit or loss. No reclassifications were made.

At 31 December 2011, bonds and other fixed income securities also included Greek government bonds of a notional value of EUR 19.8 million with a fair value of EUR 4.8 million. In 2012, under the Private Sector Involvement (PSI) agreement, these bonds were exchanged for new securities that were subsequently sold by tender.

Beginning in 2010, as part of liquidity management for the Export Financing Scheme, a liquid assets portfolio has been established that had a market value of EUR 929.3 million at 31 December 2012.

(27) Property and equipment and intangible assets

EUR thousand	Cost at 1 Jan. 2012	Additions in 2012 [1]	Disposals in 2012 [1]	Cost at 31 Dec. 2012	Accumulated depreciation and amortisation	Net book value at 31 Dec. 2012	Net book value at 31 Dec. 2011	Current-year depreciation and amortisation
2012
Property and equipment	100,630	11,865	(6,523)	105,972	(73,768)	32,204	30,517	(4,133)
Land and buildings	72,566	9,742	(6)	82,302	(55,047)	27,255	20,267	(2,748)
Fixtures, fittings and equipment	22,030	2,123	(483)	23,670	(18,721)	4,949	4,216	(1,385)
Assets under construction	6,034	—	(6,034)	—	—	—	6,034	—
Intangible assets	3,408	655	—	4,063	(3,005)	1,058	805	(402)
Software	3,408	156	—	3,564	(3,005)	559	805	(402)
Assets under construction	—	499	—	499	—	499	—	—

Total	104,038	12,520	(6,523)	110,035	(76,773)	33,262	31,322	(4,535)

1	Including reclassifications.

Within the carrying amount of land and buildings used by the Group, the value of the land itself was EUR 4.4 million (2011: also EUR 4.4 million).

EUR thousand	Cost at 1 Jan. 2011	Additions in 2011 [1]	Disposals in 2011 [1]	Cost at 31 Dec. 2011	Accumulated depreciation and amortisation	Net book value at 31 Dec. 2011	Net book value at 31 Dec. 2010	Current-year depreciation and amortisation
2012
Property and equipment	95,874	5,761	(1,005)	100,630	(70,113)	30,517	28,373	(3,600)
Land and buildings	71,902	664	—	72,566	(52,299)	20,267	21,719	(2,116)
Fixtures, fittings and equipment	22,227	801	(998)	22,030	(17,814)	4,216	4,909	(1,484)
Assets under construction	1,745	4,296	(7)	6,034	—	6,034	1,745	—
Intangible assets	3,420	261	(273)	3,408	(2,603)	805	1,109	(446)
Software	3,300	261	(153)	3,408	(2,603)	805	989	(446)
Assets under construction	120	—	(120)	—	—	—	120	—

Total	99,294	6,022	(1,278)	104,038	(72,716)	31,322	29,482	(4,046)

1	Including reclassifications.

(28) Companies wholly or partly owned by OeKB AG

Company name and registered office	Banking Act category [1]	Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Equity as defined in sec. 224(3) UGB [2], in EUR thousand	Profit for the year, EUR thousand
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	x		100.00	31 Dec. 2012	7,408	902
“Österreichischer Exportfonds” GmbH, Vienna	CI	x		70.00	31 Dec. 2012	10,554	465
Equity-accounted investees (joint ventures)
OeKB EH Beteiligungs- und Management AG, Vienna	OC	x		51.00	31 Dec. 2012	97,533	14,162
OeKB Versicherung Aktiengesellschaft, Vienna	OC		x	51.00	31 Dec. 2012	37,856	2,607
PRISMA Kreditversicherungs-Aktiengesellschaft, Vienna	OC		x	51.00	31 Dec. 2012	52,639	13,996
PRISMA Risikoservice GmbH, Vienna	OC		x	51.00	31 Dec. 2012	12,525	2,956
PRISMA Risk Services d.o.o., Belgrade	OC		x	51.00	31 Dec. 2012	471	17
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	x		50.00	31 Dec. 2012	147	4
Unconsolidated subsidiaries, held at amortised cost
OeKB Business Services GmbH, Vienna	OC	x		100.00	31 Dec. 2012	2,247	52
OeKB Zentraleuropa Holding GmbH, Vienna	OC	x		100.00	31 Dec. 2012	4,516	28
Investments in other unconsolidated companies, held at amortised cost
AGCS Gas Clearing and Settlement AG, Vienna	OC	x		20.00	31 Dec. 2011	3,214	183
APCS Power Clearing and Settlement AG, Vienna	OC	x		17.00	31 Dec. 2011	2,494	287
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	x		18.4999	31 Dec. 2011	3,329	2,529
ECRA Emission Certificate Registry Austria GmbH, Vienna	OC	x		12.50	31 Dec. 2011	286	4
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H., Vienna	OC	x		0.10	31 Dec. 2011	77	0
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	x		8.06	31 Dec. 2011	2,424	739
“Garage Am Hof” Gesellschaft m.b.H., Vienna	OC	x		2.00	31 Dec. 2011	4,316	1,129
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	x		12.60	31 Dec. 2011	5,470	424
CEESEG Aktiengesellschaft (former Wiener Börse AG), Vienna	OC	x		6.6046	31 Dec. 2011	310,024	12,890
Budapest Stock Exchange Ltd., Budapest	OC	x		18.35	31 Dec. 2011	17,346	3,575
Link-up Capital Markets S.L., Spain	OC	x		5.12	31 Dec. 2011	6,258	(2,355)

1	“Other Company” (OC) refers to companies that are neither Credit Institutions nor Financial Institutions by the definitions of the Austrian Banking Act.
2	“UGB” refers to the Austrian Commercial Code.

(29) Other assets

EUR thousand	31 Dec. 2012	31 Dec. 2011
Sundry assets	16,510	15,693
Positive fair values of derivative contracts	4,865,489	5,567,303
Prepayments and accrued income	31,173	46,233

Total	4,913,172	5,629,229

An analysis of the derivative positions by remaining term to maturity is set out in note 46.

(30) Deposits from banks

EUR thousand	Repayable on demand		Other deposits
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Domestic banks	65,150	474,496	1,062,276	16,150
Foreign banks	99,565	83,128	465,690	384,047

Total	164,715	557,624	1,527,966	400,197

(31) Deposits from customers
EUR thousand	Domestic customers		Foreign customers
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Public sector	531,600	492,155	1,528	2,201
Other	93,142	73,960	47,987	32,667

Total	624,742	566,115	49,515	34,868

(32) Debt securities in issue

EUR thousand	Debt securities in issue		Of which listed
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Bonds issued	20,988,119	23,054,120	20,988,119	23,054,120
Other debt securities in issue	6,293,490	10,296,272	—	—

Total	27,281,609	33,350,392	20,988,119	23,054,120

Debt securities in issue included EUR 17,760.9 million (2011: EUR 20,519.7 million) of liabilities at fair value through profit or loss, for which the amount repayable on maturity was EUR 15,187.3 million (2011: EUR 17,443.2 million). The redemption amount of debt securities in issue maturing in 2013 is EUR 10,204.0 million (2012: EUR 14,104.5 million).

(33) Provisions

EUR thousand	1 January 2012	Amounts used and release	Additions	31 December 2012
Movement in provisions in 2012
Employee benefit provisions	111,886	(4,441)	10,009	117,454
Other provisions	556,988	(8,258)	193,733	742,463

Total	668,874	(12,699)	203,742	859,917

Included in employee benefit provisions are provisions for vacation pay and similar obligations in the amount of EUR 4.5 million (2011: EUR 4.3 million). Movements in provisions for long-term employee benefits were as follows:

EUR thousand	Pension	Termination benefits	Total 2012	Total 2011
Movement in non-current employee benefit provisions
Present value of defined benefit obligation (DBO), representing the total long-term employee benefit provisions at 1 January	84,016	23,500	107,516	104,395
Service cost	808	721	1,529	1,189
Interest cost	3,577	1,062	4,639	3,776
Benefits paid	3,558	652	4,210	4,291
Actuarial gain or loss	3,208	(128)	3,080	2,447
DBO at 31 December	88,051	24,503	112,554	107,516

Long-term employee benefit provisions at 31 December	88,051	24,503	112,554	107,516

EUR thousand	2011	2010	2009	2008
Historical information on DBO
Pension provision	84,016	81,368	79,027	75,648
Termination benefit provision	23,500	23,027	21,604	20,999

Long-term employee benefit provisions	107,516	104,395	100,631	96,647

The pension provisions relate to obligations under direct pension commitments or under single-employee agreements. In the prior years, the pension obligations for a portion of the staff were transferred to a pension fund under a defined contribution plan. In connection with this, contributions in the amount of EUR 0.8 million (2011: EUR 0.7 million) were paid to the pension fund in 2012. The pension provisions include entitlements of the other employees, and of former employees who were already receiving a pension before the time of the transfer, as well as disability pension obligations in respect of all present employees.

The full change in non-current employee benefit provisions is recorded within staff costs. Staff costs also included the contributions of EUR 0.1 million to the termination benefit fund (2011: EUR 0.1 million).

The item “other provisions” at 31 December 2012 included an interest rate stabilisation provision of EUR 733.0 million (2011: EUR 547.2 million) made in order to stabilise the interest rates for the Export Financing Scheme. Information on the measurement of this provision is provided in note 11. In the year under review, an addition of EUR 127.1 million to the interest rate stabilisation provision was made from interest income and an amount of EUR 58.7 million was used from valuation results.

(34) Tax assets and tax liabilities

Tax assets and liabilities respectively include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies. No deferred taxes were recognised for any interests in companies.

Deferred taxes arose on the following items:

EUR thousand	Deferred tax assets		Deferred tax liabilities
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Deferred tax assets and liabilities
Securities	6,604	5,228	19,671	14,605
Employee benefit provisions	11,590	10,735	—	—
Other provisions	49,256	42,899	—	—

Total	67,450	58,862	19,671	14,605

Net deferred taxes	47,779	44,257

(35) Other liabilities

EUR thousand	31 Dec. 2012	31 Dec. 2011
Negative fair values of derivative contracts	1,465,756	1,711,009
Accruals and deferred income	32,972	36,117
Sundry liabilities	73,751	36,336

Total	1,572,479	1,783,462

Accruals and deferred income included deferrals of up-front payments received for services in connection with the export guarantee business, and deferrals related to the issue of debt securities by the Group.

(36) Capital and capital management

The share capital of EUR 130,000,000 is divided into 880,000 no-par-value shares. These registered ordinary shares with restricted transferability are represented by provisional share certificates made out in the name of each individual shareholder.

OeKB AG is the parent institution of the OeKB “banking group” for the purposes of section 30 Austrian Banking Act. The regulatory capital resources of the OeKB Group as determined under the Banking Act showed the following composition at 31 December:

EUR thousand	2012	2011
Regulatory capital requirement under section 22 Austrian Banking Act
Risk-weighted assets (based on Standardised approach to credit risk)	349,187	299,486
Trading book	—	—

Total risk-weighted assets	349,187	299,486
Regulatory capital requirement
Banking book[1]	27,935	23,959
Foreign exchange risk	7,859	7,133
Operational risk (Basic Indicator approach)	24,011	24,089

Total regulatory capital requirement	59,805	55,181

Consolidated regulatory capital resources under section 24 Austrian Banking Act
Paid-up share capital	130,000	130,000
Reserves (including goodwill or gains on acquisition)	273,528	243,675
Non-controlling interests	3,026	3,026
Intangible assets	(1,058)	(805)
50% deductions under section 23(13)4a Banking Act (investments in insurance companies)	(8,049)	(8,049)

Tier 1 capital	397,447	367,847
Tier 2 capital (reserve for general banking risks under section 57 Banking Act)	131,815	130,662
50% deductions under section 23(13)4a Banking Act (investments in insurance companies)	(8,050)	(8,050)

Total regulatory capital resources	521,212	490,459
Surplus regulatory capital	461,407	435,278

[1]	8% of total risk-weighted assets.

The resulting consolidated capital adequacy ratio (regulatory capital resources as a percentage of total risk-weighted assets) at the end of the financial year was 149.3%, compared to 163.8% at the end of 2011. The consolidated Tier 1 capital ratio was 113.8%, compared to 122.8% one year earlier. The high excess cover was reflected in a cover ratio (capital resources as a percentage of the capital requirement) of 871.5% (2011: 888.8%).

Section 3 Austrian Banking Act exempts OeKB AG—in respect of transactions related to export promotion activities under the Export Guarantees Act and the Export Financing Guarantees Act—from the requirements on solvency (under sections 22 to 22q Austrian Banking Act), on liquidity, on open foreign currency positions and on large-scale investments (under sections 25 to 27 Austrian Banking Act). The banking group as defined under section 30 Austrian Banking Act, unlike the IFRS basis of consolidation, does not include the investments in insurance companies. The strategic aim of capital management in the OeKB Group is to ensure a sustained stable capital base. There were no material changes in capital management. At all times during the reporting period, the Group satisfied the capital requirements of the national supervisor.

The regulatory capital requirement for credit risk is determined in accordance with the provisions of section 22a Austrian Banking Act (Standardised approach to credit risk). The capital required to be held for operational risk is determined by the Basic Indicator approach under section 22j of the Act. The banking group does not hold a trading book. At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both measures are monitored.

Other information and risk report

(37) Information regarding the cash flow statement

The cash flow statement shows the cash position and cash flows of the OeKB Group. The cash position recorded, in the narrow sense, consists of cash and balances with central banks.

For credit institutions, the cash flow statement has very limited relevance. The cash flow statement is neither a substitute for liquidity planning, nor is it used in managing liquidity risks.

(38) Analysis of remaining maturities

EUR thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Residual maturities at 31 December 2012
Loans and advances to banks	9,697	3,875,754	6,623,115	10,212,593	3,827,866	24,549,025
Loans and advances to customers	1,525	382,647	627,878	241,961	272,579	1,526,590
Securities at fair value through profit or loss	311,717	24,992	201,012	496,916	435,929	1,470,566

Total	322,939	4,283,393	7,452,005	10,951,470	4,536,374	27,546,181
Deposits from banks	164,715	672,835	12,000	824,131	19,000	1,692,681
Deposits from customers	649,991	—	—	—	24,266	674,257
Debt securities in issue	—	3,924,549	5,419,880	14,628,690	3,308,490	27,281,609

Total	814,706	4,597,384	5,431,880	15,452,821	3,351,756	29,648,547

EUR thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Residual maturities at 31 December 2011
Loans and advances to banks	15,466	3,382,231	8,702,919	12,127,297	4,508,875	28,736,788
Loans and advances to customers	4,480	493,305	493,480	105,684	312,737	1,409,686
Securities at fair value through profit or loss	283,876	50,478	54,284	559,326	499,301	1,447,265

Total	303,822	3,926,014	9,250,683	12,792,307	5,320,913	31,593,739
Deposits from banks	557,624	377,422	10,000	2,775	10,000	957,821
Deposits from customers	577,875	—	—	—	23,108	600,983
Debt securities in issue	—	8,936,703	5,508,337	14,413,564	4,491,788	33,350,392

Total	1,135,499	9,314,125	5,518,337	14,416,339	4,524,896	34,909,196

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment. Accrued and deferred interest is assigned to the maturity class of “Not more than 3 months”.

(39) Loans and advances to and deposits from joint ventures, unconsolidated subsidiaries and other investees

EUR thousand	31 Dec. 2012	31 Dec. 2011
Deposits
Deposits from customers
Joint ventures and unconsolidated subsidiaries	53,370	38,027
Unconsolidated other investees	12,469	9,457

(40) Subordinated assets

The balance sheet contains no subordinated assets.

(41) Assets pledged as collateral

EUR million	2012	2011
Securities pledged as collateral (market value)
With OeNB for tender	5,662.1	6,398.9
For trading on futures (EUREX)	26.2	30.8
For energy trading (ECC)	6.8	—
For stock exchange trading in Vienna (CCPA)	0.0	0.0
For EUREX Repo platform	510.1	—
Collateral for credit risks of derivatives transactions
Collateral pledged	667.0	444.0
Collateral received	445.0	371.0

(42) Contingent liabilities and commitments

The off-balance sheet contingent liabilities of EUR 87.7 million (2011: EUR 36.3 million) related to guarantees given by Oesterreichische Entwicklungsbank AG. At the balance sheet date the OeKB Group had total undrawn credit commitments of EUR 3,224.6 million (2011: EUR 3,847.9 million).

(43) Sundry off-balance sheet obligations

As part of the deposit insurance system operated by the Vienna-based Banken and Bankiers GmbH, in accordance with section 93 Austrian Banking Act, OeKB and Exportfonds are required to guarantee a proportionate amount of deposits.

Obligations arising under leases (all of which are operating leases) and rental agreements for 2013 amount to EUR 1.6 million (at the end of the prior year the obligations for 2012 were EUR 1.5 million). The corresponding obligations for the five-year period from 2013 to 2017 were EUR 9.2 million (at the end of the prior year the obligations for the five-year period from 2012 to 2016 were EUR 9.2 million). Rent paid for 2012 was EUR 1.5 million (2011: EUR 1.4 million).

(44) Fiduciary assets and liabilities

EUR thousand	31 Dec. 2012	31 Dec. 2011
Fiduciary positions recognised in the balance sheet
Loans and advances to banks	13,266	14,631
Loans and advances to customers	990	990
Other assets	50,857	11,205

Fiduciary assets	65,113	26,826
Deposits from banks	990	990
Deposits from customers	64,123	25,836

Fiduciary liabilities	65,113	26,826

Off-balance sheet fiduciary transactions amounted to EUR 16.3 million (2011: EUR 16.6 million). This item consists largely of development-aid credits processed on behalf of the Republic of Austria.

(45) Supplementary information on assets and liabilities under the Austrian Banking Act

EUR thousand	31 December 2012		31 December 2011
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	1,654,239	18,887,301	2,192,347	20,974,661
Issued or originated outside Austria	3,156,724	25,287,765	3,606,219	30,766,514

(46) Derivative financial instruments

	Notional amount at 31 Dec. 2012—by remaining maturity
EUR thousand	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2012	Positive fair values	Negative fair values
Interest rate derivatives
Interest rate swaps (OTC)	3,941,404	13,621,631	1,073,330	18,636,365	533,590	405,035
Currency derivatives
Currency swaps (OTC)	6,173,130	7,606,242	529,415	14,308,787	4,331,636	1,060,721
Foreign exchange transactions	145,369	—	—	145,369	263	—

Total	10,259,903	21,227,874	1,602,745	33,090,522	4,865,489	1,465,756

	Notional amount at 31 Dec. 2011—by remaining maturity
EUR thousand	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2011	Positive fair values	Negative fair values
Interest rate derivatives
Interest rate swaps (OTC)	4,800,361	14,178,044	2,873,212	21,851,617	622,623	460,439
Currency derivatives
Currency swaps (OTC)	9,759,521	6,842,742	1,294,812	17,897,075	4,944,680	1,250,571
Foreign exchange transactions	—	—	—	—	—	—

Total	14,559,881	21,020,786	4,168,024	39,748,691	5,567,303	1,711,009

(47) Fair value of financial instruments

The table below presents the carrying amounts and fair values of financial assets and liabilities, analysed by category.

Fair values are determined as described in note 6. The market values of loans and advances to banks and customers and of deposits from banks and customers are based on inputs that in the case of assets and of liabilities are directly or indirectly observable. The same is true of the market values of derivatives reported in other assets and other liabilities (level 2).

The determination of the market values of other financial instruments is based on prices quoted on an active market (level 1). No reclassifications occurred in the financial year or prior year.

EUR thousand	Loans and receivables		Other financial instruments, at amortised cost		Financial instruments at fair value		Total 2012
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Fair value 2012
Assets
Cash and balances at central banks			124,266	124,266			124,266	124,266
Loans and advances to banks	24,549,025	25,439,208					24,549,025	25,439,208
Loans and advances to customers	1,526,590	1,553,261					1,526,590	1,553,261
Allowance for impairment losses on loans and advances	(401)	(401)					(401)	(401)
Other financial instruments			19,613	30,743	1,470,566	1,470,566	1,490,179	1,501,309
Other assets			47,683	47,683	4,865,489	4,865,489	4,913,172	4,913,172

Liabilities
Deposits from banks			1,692,681	1,709,884			1,692,681	1,709,884
Deposits from customers			674,257	674,257			674,257	674,257
Debt securities in issue			9,520,739	10,367,779	17,760,870	17,760,870	27,281,609	28,128,649
Other liabilities			106,724	106,724	1,465,756	1,465,756	1,572,479	1,572,479

EUR thousand	Loans and receivables		Other financial instruments, at amortised cost		Financial instruments at fair value		Total 2011
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Fair value 2011
Assets
Cash and balances at central banks			586,152	586,152			586,152	586,152
Loans and advances to banks	28,736,788	29,418,152					28,736,788	29,418,152
Loans and advances to customers	1,409,686	1,427,879					1,409,686	1,427,879
Allowance for impairment losses on loans and advances	(259)	(259)					(259)	(259)
Other financial instruments			20,844	31,975	1,447,265	1,447,265	1,468,109	1,479,239
Other assets			61,926	61,926	5,567,303	5,567,303	5,629,229	5,629,229

Liabilities
Deposits from banks			957,821	958,019			957,821	958,019
Deposits from customers			600,983	600,983			600,983	600,983
Debt securities in issue			12,830,703	13,700,889	20,519,689	20,519,689	33,350,392	34,220,578
Other liabilities			72,454	72,454	1,711,009	1,711,009	1,783,463	1,783,463

(48) Risk management

Risk management—essentially, the identification, monitoring, assessment, reporting, planning and treatment of risks—consists of important processes designed to ensure the security and profitability of the enterprise in the interest of customers and owners. Every risk assumed by the OeKB Group must be consistent with the Executive Board’s risk policy and strategy, which aims to assure a sustained stable return on equity through a conservative approach to all risks, including financial risks and risks arising from business operations in general.

The Internal Capital Adequacy Assessment Process (ICAAP) implemented in the OeKB Group serves to assure the maintenance of the defined bank-specific level of capital adequacy and, as a measurement and control tool, forms an integral part of the management process.

The key variable in the measurement and management of risk is economic capital; it is calculated using the concept of Value at Risk (VaR) over a one-year time horizon. In the ICAAP, credit risk, market risk, operational risk and business risk are taken into account quantitatively, through the calculation of economic capital (business risk is considered to be the risk that earnings will suffer as a result of changes in the business environment—such as markets, customer behaviour or technology—or of inappropriate or inadequately implemented business strategy). The ICAAP also covers liquidity risk, which is measured and managed primarily by means of the survival period. The survival period is the period for which the OeKB Group’s liquidity buffer is sufficient to allow the Group to operate without restricting its business. The survival period is determined on the basis of cash-flow and funding projections (using idiosyncratic and systemic stress assumptions) that are compared against the counterbalancing capacity.

For each risk type, the table below shows the minimum capital required under the Austrian Banking Act and the corresponding Values at Risk based on the ICAAP:

EUR thousand	Value at Risk under ICAAP		Regulatory capital requirement under section 22 Banking Act
	31 Dec. 2012	31 Dec. 2011	31 Dec. 2012	31 Dec. 2011
Risk exposure and capital requirement
Credit risk	29,173	36,749	27,935	23,959
Commodity and foreign exchange risk	26,941	36,220	7,859	7,133
Other market risk in the banking book	37,326	26,758	—	—
Other risks	16,095	17,280	—	—
Operational risk	30,552	33,478	24,011	24,089

In the calculation of risk coverage, the economic capital required is compared with the economic capital available. This is done in a multi-tier system addressing various risk coverage objectives. The available capital is allocated to market risk and credit risk in proportion to the respective economic capital required. In key areas, additional limits are in place at the operations level.

Risk assessment is performed at least quarterly. Credit risks that are individually material are measured using Credit Value at Risk (CVaR); individually material market risks are measured using VaR. Credit and market risks that are not individually material are assessed by allowing a lump sum for them. The liquidity risk of potentially higher borrowing costs, and other risks (including business risk), are recognised through flat percentage-based amounts. The assessment of operational risk employs the Basic Indicator approach, expanded by a distribution assumption for estimation at a high confidence level. The systems used for this purpose are SAP, QRM, Bloom-berg and proprietary systems.

Risk management is supported by the system of internal control, which serves to assure compliance with rules, standards and risk mitigation procedures. Extensive automated IT general controls, as well as reviews performed particularly by the Internal Audit department, contribute to the effectiveness of this internal control system.

In 2012 the further development of the risk measurement and control processes focused on the limits system and credit risk management. This included a complete revision of the rating and mapping methodology. Priority was also given to the preparations for Capital Requirements Directive IV (CRD IV) and the Capital Requirements Regulation (CRR), as well as changes in the reporting system. These themes are expected to remain paramount in 2013. As an example of improvements in operational risk management, the product launch process was restructured and a guideline prepared for it.

Risk management organisation

Against the backdrop of the OeKB Group’s major business activities and its specific business and risk structure, the bank has adopted a clear functional organisation of the risk management process; well-defined roles are assigned to the following organisational units:

Executive Board: In accordance with the responsibilities prescribed for it in the Austrian Banking Act, the Executive Board sets the Group’s risk policy and strategy. As part of the Group’s enterprise-wide risk management, the Executive Board, working with the Risk Management Committee, determines the acceptable aggregate amount of risk (based on the calculated capacity to assume risk), approves risk limits derived from this aggregate and decides on the procedures for risk monitoring.

Risk Management Committee: The function of the Risk Management Committee is derived from the risk policy and consists of strategic risk control and risk monitoring. The Risk Management Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and, as needed, decides actions based on the risk reports. The committee consists of the Executive Board, the Chief Risk Officer (CRO) and Deputy CRO, the Operational Risk Manager (ORM), Financial Risk Manager (FRM), internal control system officer and representatives from the Accounting department and business segments.

Chief Risk Officer: The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer, supported by the Financial Risk Manager, the Operational Risk Manager and the Chief Information Security Officer (CISO).

“Risk Controlling” department: The “Risk Controlling” department is responsible for the measurement and assessment of financial risks, the operating-level financial risk accounting and the implementation and monitoring of internal controls in respect of financial risk, including the monitoring of internal limits and the actual implementation of the Internal Capital Adequacy Assessment Process.

Operational risk management: The directions on the management of operational risk are implemented in the Group’s business operations by the Organisation, Construction, Environmental Issues and Security department (known as OBUS), with the exception of information security matters, which are the responsibility of the Chief Information Security Officer. The activities falling into the areas of operational risk management, of information security and of the internal control system officer are subject to ongoing coordination.

Asset and Liability Management Committee: The principal responsibilities of the Asset and Liability Management Committee (ALCO) are to manage the balance sheet structure and market risks and to set lending rates under the Export Financing Scheme.

Internal Audit: The organisational units involved in the risk management process and the procedures applied are regularly reviewed by the Internal Audit department.

Supervisory Board: The Supervisory Board has oversight of all risk management arrangements in the OeKB Group and receives quarterly reports on the Group’s risk situation. These risk reports present in detail the financial risk situation and the economic capital for operational risk. The Audit Committee of the Supervisory Board also monitors the effectiveness of the system of internal control.

(49) Market risk

Market risks arise from a potential change in risk factors that may lead to a reduction in the market value of the financial items. The specific types of market risk distinguished are interest rate risk, foreign exchange risk and equity price risk. The Group’s market risks relate only to banking book positions, as no trading book is maintained.

Risks are assessed by using the Value-at-Risk concept for estimating maximum potential losses. In addition, interest rate and exchange rate sensitivity ratios are determined, and the effects of extreme market movements are calculated through stress tests using two methods. First, the economic capital determined through the ICAAP is tested under various scenarios (expected shortfall, credit migration, and correlations). Additionally, for market risks, the impact of several specific scenarios is calculated (for example, historical contingencies such as Black Monday and September 11, 2001).

The largest amount of economic capital arises in connection with the Group’s investment portfolio (see note 26, Other financial instruments), which had a composition of 17.0% investment funds and 83.0% bonds owned by the Group. Of these bonds, EUR 929.3 million served as a liquidity buffer in the Export Financing Scheme; the buffer’s interest rate risk is hedged by interest rate swaps. The Value at Risk of the rest of the investment portfolio is determined monthly. At 31 December 2012 the VaR for general and specific interest rate risk amounted to EUR 39.6 million for a holding period of one year at a 99% confidence level. The interest rate risk is also monitored by using stress scenarios. Thus, it was calculated that a positive interest rate shock of 200 basis points would have led to a change of EUR 22.5 million in the market value of the banking book. In the risk management of the investment portfolio, the in-house portfolio management is supported by an external overlay manager.

Exchange rate risks exist above all in connection with raising long- and short-term funds for the Export Financing Scheme. These risks are secured by an exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. An interest rate stabilisation provision is maintained against interest rate risks under the Export Financing Scheme.

The following table shows the interest rate sensitivity gap analysis for the OeKB Group (including the Export Financing Scheme).

EUR thousand	Not more than 3 months	Over 3 but not more than 6 months	Over 6 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total carrying amount
Interest rate sensitivity gap analysis at 31 December 2012
Cash and balances at central banks	124,266	—	—	—	—	124,266
Loans and advances to banks	12,962,931	608,198	1,225,183	5,927,230	3,825,483	24,549,025
Loans and advances to customers	1,269,805	248,786	454	3,166	4,379	1,526,590
Bonds and other fixed income securities	199,121	181,350	9,750	286,379	482,249	1,158,849

Subtotal	14,556,123	1,038,334	1,235,388	6,216,775	4,312,110	27,358,730
Deposits from banks	(1,685,700)	(5,350)	—	(1,632)	—	(1,692,681)
Deposits from customers	(647,630)	(202)	(517)	(6,766)	(19,141)	(674,257)
Debt securities in issue	(7,470,131)	(1,450,480)	(3,211,088)	(11,065,256)	(4,084,654)	(27,281,609)

Subtotal	(9,803,461)	(1,456,032)	(3,211,605)	(11,073,654)	(4,103,795)	(29,648,547)
Effect of derivative contracts	(903,298)	(710,902)	423,469	1,866,690	(675,959)	—

Total	3,849,364	(1,128,601)	(1,552,748)	(2,990,189)	(467,644)	(2,289,817)

EUR thousand	Not more than 3 months	Over 3 but not more than 6 months	Over 6 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total carrying amount
Interest rate sensitivity gap analysis at 31 December 2011
Cash and balances at central banks	586,152	—	—	—	—	586,152
Loans and advances to banks	12,153,383	1,638,893	2,705,144	8,201,042	4,038,327	28,736,788
Loans and advances to customers	1,377,290	26,759	111	215	5,311	1,409,686
Bonds and other fixed income securities	189,067	20,500	11,092	485,730	457,000	1,163,389

Subtotal	14,305,892	1,686,152	2,716,347	8,686,987	4,500,638	31,896,015
Deposits from banks	(937,978)	(12,068)	(5,000)	(2,775)	—	(957,821)
Deposits from customers	(575,270)	(208)	(541)	(7,271)	(17,693)	(600,983)
Debt securities in issue	(10,537,336)	(2,008,662)	(3,441,231)	(13,075,349)	(4,287,814)	(33,350,392)

Subtotal	(12,050,584)	(2,020,938)	(3,446,772)	(13,085,395)	(4,305,507)	(34,909,196)
Effect of derivative contracts	(1,106,332)	(2,521,559)	546,604	4,028,687	(947,401)	—

Total	1,148,977	(2,856,346)	(183,820)	(369,721)	(752,270)	(3,013,180)

Hedging

To assist in controlling market risks, the Group employs derivative financial instruments. The derivatives involved are interest rate swaps and cross currency interest rate swaps, which are traded over the counter (OTC) and used largely as hedging instruments for debt securities issued by the OeKB Group. Instead of applying hedge accounting under IAS 39, these hedged financial liabilities are designated at fair value through profit or loss in order to avoid accounting mismatches. The changes in value of the derivative and of the respective hedged liability are thus recorded in the income statement. Credit exposures arising from fluctuations in value are secured with collateral. In 2012 OeKB also prepared for the introduction—expected to come with the implementation of Basel III—of a central counterparty for derivatives transactions.

(50) Liquidity risk

Liquidity risk is the risk of not being able to meet present or future payment obligations fully as they fall due. In the wider sense, liquidity risk also includes funding liquidity risk (the risk that funding can be obtained only on unfavourable market terms), and market liquidity risk (the risk that assets can be sold only at a discount). While in the case of potential increases in borrowing costs, the corresponding economic capital is determined and they are thus directly taken into account in the calculation of risk coverage, available liquidity is controlled differently, using a survival period analysis.

The goal of the liquidity strategy is to secure sufficient access to required liquidity even in difficult market situations. OeKB’s decades-long excellent standing in international financial markets coupled with the high diversification of its funding instruments, markets and maturities and especially the Austrian government guarantee protecting the lenders, combine to facilitate market access for the Group even when markets are under special stress. The funding channels available were further expanded in 2012 by creating access to Eurex Repo in Zurich.

The approach to measurement and management of liquidity risk is documented in the liquidity risk management manual. At the core of risk measurement are cash-flow and funding projections—based both on idiosyncratic and systemic stress assumptions—that are set against the counterbalancing capacity, which is represented primarily by securities eligible for rediscounting by the ECB. Market liquidity risk is taken into account through corresponding haircuts. The average survival period in 2012 determined by this methodology was about four months. OeKB defines the survival period as that period for which the current liquidity buffer is sufficient, under an assumed combination of simultaneous idiosyncratic and systemic stresses, to meet all payment obligations without having to raise additional capital in the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period the survival period is thus the time available to take any strategic corrective action necessary. For crisis situations, a liquidity contingency plan is in place. In addition to monitoring the daily liquidity position, long-term liquidity is assessed based on the gap analysis of the maturity profile of assets and liabilities.

EUR thousand	Not more than 2 years		Over 2 years but not more than 5 years		Over 5 years but not more than 10 years		Over 10 years
	2012	2011	2012	2011	2012	2011	2012	2011
Liquidity gaps based on long-term asset/liability maturity analysis at 31 December
Liquidity gap	(454,052)	(2,593,777)	(3,116,171)	(1,234,632)	2,524,007	2,529,704	(1,032,894)	(1,227,753)

Maturity analysis of liabilities

The tables below show the schedule of future cash outflows and inflows based on the nominal amounts of the gross transaction, i.e. without taking netting agreements into account. The mapping into time buckets is based on the contractual maturity structure; liabilities payable on demand are assigned to “Not more than 1 month”.

EUR thousand	Net book value	Total	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years
Liabilities at 31 December 2012
Deposits from banks	1,692,681	1,684,847	841,715	22,500	—	820,632	—
Deposits from customers	674,257	644,733	644,733	—	—	—	—
Debt securities in issue	27,281,609	26,395,146	1,358,117	2,406,198	5,410,081	13,136,095	4,084,654
Undrawn credit commitments and offers	—	3,081,962	342,958	889,014	999,499	816,302	34,190

Total	29,648,547	31,806,688	3,187,524	3,317,712	6,409,580	14,773,028	4,118,844
Derivatives	1,465,756	—	—	—	—	—	—
Outflows	—	9,574,870	1,098,663	1,861,915	2,046,486	4,567,807	—
Inflows	—	8,488,339	1,071,377	1,764,034	1,960,806	3,692,123	—

EUR thousand	Net book value	Total	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years
Liabilities at 31 December 2011
Deposits from banks	957,821	946,399	933,624	—	10,000	2,775	—
Deposits from customers	600,983	571,075	571,075	—	—	—	—
Debt securities in issue	33,350,392	32,356,119	2,811,749	5,865,703	5,460,100	13,930,753	4,287,814
Undrawn credit commitments and offers	—	3,881,573	426,635	1,302,397	1,386,861	606,513	159,166

Total	34,909,196	37,755,166	4,743,083	7,168,100	6,856,961	14,540,041	4,446,980
Derivatives	1,711,009	—	—	—	—	—	—
Outflows	—	9,033,010	785,781	1,738,764	1,201,091	4,311,817	995,558
Inflows	—	7,754,255	777,196	1,470,571	1,135,903	3,597,728	772,857

(51) Credit risk

Credit risk is the risk of unexpected losses as a result of the default or deterioration in credit quality of counterparties. In view of its business structure, the OeKB Group distinguishes the following types of credit risk: counterparty risk/default risk, investee risk and concentration risk. The critical measure used for credit risk is Credit Value at Risk, representing the difference between an unexpected loss at a 99.98% confidence level and the expected loss associated with the respective default.

Counterparties are classified into internal credit rating categories on the basis of external ratings from internationally recognised rating agencies and internal credit ratings. The rating and mapping methodology, at the heart of which is a 22-point internal master scale, was fully revised in 2012.

The credit exposure of the OeKB Group consists largely of export credits. In keeping with the Group’s exacting lending standards, the approval of these loans and commitments is subject to high loan security requirements (such as, notably, guarantees of the Republic of Austria). To secure credit risks in connection with derivative transactions, collateral agreements are concluded with all counterparties, and downgrade trigger provisions are in place with all counterparties. These trigger clauses permit contracts to be assigned to third parties, or to be cancelled, upon a pre-defined deterioration in rating. The entire Export Financing Scheme is treated as investee risk with its own dedicated supply of available economic capital (interest rate stabilisation provision).

The distribution of assets in the banking book (including the investment portfolio) across rating categories was as shown in the table below. Guaranteed assets are, to the extent of the guarantee, assigned to the rating category of the guarantor; assets guaranteed by the Republic of Austria are assigned to rating category 1; no credit derivatives are employed.

EUR thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC and below)	Total carrying amount
Credit portfolio by rating category 2012
Cash and balances at central banks	124,266	—	—	—	—	—	124,266
Loans and advances to banks	22,947,179	1,579,665	20,335	5	—	1,842	24,549,025
Loans and advances to customers	1,466,204	38,665	15,854	—	—	5,867	1,526,590
Allowance for impairment losses on loans and advances	—	—	—	—	—	(401)	(401)
Other financial instruments	1,173,118	58,060	254,462	2,075	677	1,787	1,490,179
Derivatives	3,955,159	838,671	71,659	—	—	—	4,865,489

EUR thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC and below)	Total carrying amount
Credit portfolio by rating category 2012
Cash and balances at central banks	586,152	—	—	—	—	—	586,152
Loans and advances to banks	27,693,495	1,042,496	—	139	—	658	28,736,788
Loans and advances to customers	1,356,023	34,194	11,900	—	—	7,570	1,409,686
Allowance for impairment losses on loans and advances	—	—	—	—	—	(259)	(259)
Other financial instruments	1,129,550	90,110	217,417	22,704	5	8,323	1,468,109
Derivatives	4,840,005	727,299	—	—	—	—	5,567,303

The table below analyses the banking book assets by country category; export credits backed by a guarantee under the Export Financing Act are included under “Austria”.

EUR thousand	31 Dec. 2012	31 Dec. 2011
Credit portfolio by country category
Austria	29,434,021	33,814,731
EU (excluding Austria)	2,684,864	3,411,007
Other countries	436,261	542,040

As at 31 December 2012 the highest exposures within the region “EU (excluding Austria)” were with the United Kingdom (EUR 1,104.0 million), France (EUR 477.2 million) and Germany (EUR 450.3 million). The highest exposures under “Other countries” were with the United States (EUR 377.2 million), Australia (EUR 21.0 million) and Norway (EUR 10.3 million).

The Group’s business operations are subject not only to the regulatory requirements but also to the volume limits set by the Executive Board at the transaction type, portfolio and counterparty level.

(52) Operational risk

Operational risk is the risk of losses resulting from inadequacy or failure of internal processes, people or systems, or from external events, including legal risks.

Standards, rules and processes are derived from the risk policy and documented in the operational risk manual. This also includes emergency management manuals and emergency plans, as well as crisis scenarios, all of which are annually reviewed. The maintenance and evaluation of the loss database on an ongoing basis helps to assure a permanent process of optimisation of operational risks. In view of the high importance of information security, the Group has a dedicated information security officer.

Risk mitigation is also promoted by an effective system of internal control.

(53) Staff count

During the financial year, the Group had an average of 398 employees (2011: 397 employees). The number of employees represents in full-time equivalents.

(54) Boards’ remuneration and loans

The following table gives details of the aggregate compensation of the Executive Board and Supervisory Board members and the termination benefits and pension expenses for Executive Board members, key management and other employees (including changes in entitlements and provisions).

EUR thousand	2012	2011
Boards’ remuneration and loans
Aggregate remuneration
Current members of the Executive Board	Not disclosed	Not disclosed
Former members of the Executive Board	138	137
Members of the Supervisory Board	270	268
Pension and termination benefit expenses for
Executive Board	2,248	2,525
Key management	1,175	1,313
Other employees	6,685	4,427

As permitted under section 266(7)b Austrian Commercial Code, the aggregate remuneration of current Executive Board members is not stated. At 31 December 2012 there were no outstanding loans to members of the Executive Board or Supervisory Board. There were also no guarantees by OeKB for these individuals. There are no management share option plans for the Executive Board or for key managers.

Based on the corporate business strategy, and in harmony with the Group’s risk policy, the Executive Board of OeKB sets the compensation policy for OeKB. The compensation policy is reviewed annually.

The Supervisory Board of OeKB formed a Compensation Committee. This Board committee will review the compensation policy.

In implementing the compensation policy, the principle of proportionality was followed by taking into account the size of OeKB AG (about 400 employees), the complexity of the business model and the need for a relatively conservative compensation structure.

The human resources strategy seeks to foster sustainability and quality assurance. A key pillar of the HR strategy is to offer appropriate compensation, both for employees and management. Compensation is benchmarked annually against the market. OeKB also takes care to achieve a sound relationship between fixed and variable pay.

The design of the variable compensation policy ensures that the incentive structure is aligned with the long-term interests of OeKB. The variable pay achievable represents an appropriate share of total compensation and is based both on individual performance and on the performance of the company or Group against one-year and multi-year targets.

The targets are quantitative and measurable and are based on a mix of corporate performance indicators. The performance targets are weighted such that one-third of the bonus pool is determined by corporate earnings, one-third by sustained growth in enterprise value and one-third by risk parameters.

For OeKB AG as a whole (all staff, including the Executive Board), the aggregate variable compensation for 2012 amounted to approximately 9% (2011: 9%) of aggregate gross total salaries (including the variable component). For the Executive Board, the individual variable component payable is capped at an upper limit of 40% of the individual’s total compensation. From the second tier of management (department heads) on down, the upper limit for the variable component is 20% of individual total compensation.

If the variable compensation accrued exceeds 20% of individual total compensation, a deferred-payment process is applied to promote the regulatory values of sustainability and risk awareness. In this case, 40% of the variable compensation is paid out conditionally over a period of five years (“deferred”). Until the actual disbursement of deferred compensation, the beneficiary has only a non-vested future interest in the deferred amount. The annual instalment payable from the deferred amount is reassessed every year. The size of the individual tranches follows the relative movement in Tier 1 capital.

In the event of an unfavourable financial position and low or negative profitability, the Executive Board and/or Supervisory Board (Compensation Committee) reserve the right to reduce the current variable compensation and deferred bonus payments. To the extent consistent with the law, this may include the complete cancellation of the current and deferred variable compensation.

In 2012, a total of EUR 4,691,687.54 (2011: EUR 4,658,597.56) of fixed compensation and EUR 902,996.40 (2011: EUR 853,300.00) of variable compensation was paid to 21 senior managers (the Executive Board, department heads and compliance officer). The variable pay represented 16.1% (2011: 15.5%) of total compensation.

As permitted under the Data Protection Act, the compensation of the Executive Board, the amount of deferred compensation and any reductions of deferred compensation are not disclosed separately.

For senior management and for OeKB’s employees in general, the fixed salary represents the major share of total compensation. This leaves scope for a high degree of flexibility regarding the policy for variable compensation, including the possibility of not paying a variable component at all.

In keeping with sound and effective risk management, the low ratio of variable to total compensation helps to ensure that no staff member has a bonus-related incentive to take risks that exceed the intended corporate risk appetite or risk tolerance.

At OeKB, guaranteed variable pay is not considered compatible with the principle of performance-based compensation and is therefore not used.

Comparable policies are in place at Oesterreichische Entwicklungsbank and at Exportfonds.

(55) Board members and officials

•     Members of the Executive Board

Johannes Attems

Rudolf Scholten

•     Members of the Supervisory Board

Erich Hampel, Chairman

Walter Rothensteiner,

1st Vice-Chairman

Franz Hochstrasser,

2nd Vice-Chairman

Helmut Bernkopf

Peter Bosek

Michael Glaser (since 22 May 2012)

Dieter Hengl

Friedrich Hondl (until 15 March 2012)

Reinhard Karl (since 22 May 2012)

Michael Mendel (since 22 May 2012)

Herbert Messinger (since 18 December 2012)

Gernot Mittendorfer (until 22 May 2012)

Heimo Penker

Christoph Raninger (until 31 October 2012)

Angelo Rizzuti

Herbert Stepic

Susanne Wendler (until 22 May 2012)

Robert Zadrazil

Franz Zwickl

Staff representatives:

Martin Krull

Erna Scheriau

Alexandra Griebl

Anish Gupta

Christian Leicher

Claudia Richter

Otto Schrodt

Markus Tichy

•     Government commissioners

under section 76 Austrian Banking Act

Harald Waiglein, Commissioner (since 1 July 2012)

Thomas Wieser, Commissioner (until 29 Feb. 2012)

Johann Kinast, Deputy Commissioner

The above government commissioners are also

representatives of the Austrian Minister of

Finance under section 6 Export Financing

Guarantees Act.

•     Government commissioners

under section 27 of the Articles of Association

(supervision of bond cover pool)

Johannes Ranftl, Commissioner

Edith Wanger, Deputy Commissioner

(56) Other related party transactions

As a specialised institution for export services and capital market services, OeKB engages in many transactions with its shareholders. All these transactions are conducted at arm’s length.

The following balance sheet items include transactions with related parties of OeKB:

EUR thousand	31 Dec. 2012	31 Dec. 2011
Related party transactions with shareholders of OeKB
Loans and advances to banks	19,494,938	23,062,464
Other financial instruments	73,428	83,634
Deposits from banks	17,782	13,843
Related party transactions with unconsolidated subsidiaries
Deposits from customers	6,360	5,674
Related party transactions with equity-accounted investees
Deposits from customers	47,010	32,352
Related party transactions with other investees
Deposits from customers	12,469	9,457

There were no transactions with Executive Board or Supervisory Board members.

(57) Date of approval for publication

The date of submission of these financial statements to the Supervisory Board for approval is 20 March 2013.

Vienna, 20 February 2013

Oesterreichische

Kontrollbank Aktiengesellschaft

Signed by the Executive Board

Johannes Attems	Rudolf Scholten

Auditor’s Report

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of

Oesterreichische

Kontrollbank Aktiengesellschaft,

Vienna,

for the year from 1 January 2012 to 31 December 2012. These consolidated financial statements comprise the consolidated balance sheet as of 31 December 2012, the consolidated income statement, the consolidated cash flow statement and the consolidated statement of changes in equity for the year ended 31 December 2012 and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Consolidated Financial Statements and for the Accounting System

The Company’s management is responsible for the group accounting system and for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility and Description of Type and Scope of the Statutory Audit

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria and in accordance with International Standards on Auditing, issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC). Those standards require that we comply with professional guidelines and that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the consolidated financial statements comply with legal requirements and give a true and fair view of the financial position of the Group as of 31 December 2012 and of its financial performance and its cash flows for the year from 1 January to 31 December 2012 in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.

Report on the Management Report for the Group

Pursuant to statutory provisions, the management report for the Group is to be audited as to whether it is consistent with the consolidated financial statements and as to whether the other disclosures are not misleading with respect to the Company’s position. The auditor’s report also has to contain a statement as to whether the management report for the Group is consistent with the consolidated financial statements.

In our opinion, the management report for the Group is consistent with the consolidated financial statements.

Vienna, 20 February 2013

KPMG Austria AG

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

Bernhard Gruber	ppa Wolfgang Höller

Austrian Chartered Accountants

This report is a translation of the original report in German, which is solely valid. The financial statements together with our auditor’s opinion may only be published if the financial statements and the management report are identical with the audited version attached to this report. Section 281 paragraph 2 UGB (Austrian Commercial Code) applies.

MAP OF AUSTRIA

REPUBLIC OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2010 was approximately 8,375,000, according to Statistik Austria estimates. From 2000 to 2010, Austria’s population increased by 4.7%. Vienna, the capital, had a population of 1.7 million in 2010.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 28, 2008. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Heinz Fischer was elected Federal President on April 25, 2004 and assumed the office on July 8, 2004. He was reelected for a further term of six years on April 25, 2010. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on December 2, 2008 by a coalition of the Austrian Social Democratic Party and the Austrian People’s Party with Werner Faymann of the Austrian Social Democratic Party as Chancellor and Michael Spindelegger of the Austrian People’s Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections, and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	1999 Elections	2002 Elections	2006 Elections	2008 Elections(1)	Composition since March 2013
Austrian Social Democratic Party (SPÖ)	65	69	68	57	23
Austrian People’s Party (ÖVP)	52	79	66	51	27
Austrian Freedom Party (FPÖ)	52	18	21	34	8
Green Party (Grüne)	14	17	21	20	3
Alliance for the Future of Austria (BZÖ)	—	—	7	21	—
Independent	—	—	—	—	—
Liste Fritz Dinkhauser (FRITZ)	—	—	—	—	1
Total	183	183	183	183	62

SOURCE:	Data published by the Parliament of Austria (http://www.parlament.gv.at/).

(1)	In December 2009, three members of the Nationalrat left the BZÖ and joined the parliamentary group of the FPÖ. In August 2012, one member of the Nationalrat left the SPÖ and became an independent. In November 2012, an additional parliamentary group consisting of five former members of the BZÖ was officially formed under the name “Team Stronach”. In March 2013, one additional member of the Nationalrat left the BZÖ and joined Team Stronach.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 29.8% of the gross value added at current prices in 2012. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. Tourism, agriculture and forestry also play an important part in Austria’s economy.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2008 through 2012. The 2012 GDP at current prices totaled EUR 309.9 billion, representing a 3.1% increase over 2011. In 2012 real GDP (reference year 2005) totaled EUR 271.8 billion, representing a 0.8% increase over 2011. The increase in GDP in 2012 was mainly driven by exports.

GROSS DOMESTIC PRODUCT(1)

	2008	2009	2010	2011	2012	Percentage of 2012 total gross value added
	(Billions of euro, at current prices)
Agriculture, forestry and fishing	4.1	3.4	3.8	4.5	4.0	1.4
Industry:
Mining and quarrying	1.3	1.1	1.2	1.4	1.3	0.5
Manufacturing	48.8	44.4	47.6	50.9	55.5	18.7
Electricity, gas and water supply, waste management	8.1	8.6	8.2	9.1	10.4	3.7
Construction	18.3	17.5	17.4	18.5	19.4	6.9

Total Industry	76.6	71.6	74.4	79.9	83.7	29.8
Service activities:
Wholesale and retail trade	33.0	32.1	33.7	34.9	35.0	12.5
Transportation and storage	12.3	11.8	11.8	12.8	13.6	4.8
Accommodation and food service activities	12.1	12.3	12.6	13.4	13.7	4.9
Information and communication	8.3	8.2	8.3	8.3	8.2	2.9
Financial and insurance activities	13.9	12.1	13.1	13.9	13.0	4.6
Real estate activities	23.0	23.8	24.8	26.0	28.0	10.0
Other business activities	22.8	22.1	23.1	24.0	24.7	8.8
Public administration(2)	43.2	45.0	46.0	47.2	49.0	17.5
Other service activities	7.0	7.3	7.5	7.6	7.9	2.8

Total service activities	175.6	174.6	180.7	188.2	193.1	68.8
Total gross value added	256.2	249.6	259.0	272.5	280.7	100.0

Taxes less subsidies on products	26.6	26.5	27.4	28.2	29.2

Gross domestic product
Value	282.7	276.2	286.4	300.7	309.9

Volume(3)	267.3	257.3	262.6	269.7	271.8
Percentage change in gross domestic product over preceding year
Value	3.2	-2.3	3.7	5.0	3.1
Volume(3)	1.4	-3.8	2.1	2.7	0.8

(1)	European System of Accounts (ESA)-95 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2005.

SOURCE:	WIFO database.

According to a WIFO March 2013 forecast, Austrian GDP at current prices was expected to increase by approximately 3% in 2013 compared to 2012 and by 3.6% in 2014 compared to 2013, and GDP was expected to increase by approximately 1% in 2013 compared to 2012 and by 1.8% in 2014 compared to 2013. Given the austerity measures being implemented in many euro zone countries, economic growth in the near future may continue to be subdued. Although the export-oriented economies of Germany and Austria are expected to benefit from non-European demand, they would be adversely affected by muted growth in the euro zone.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2008 through 2012.

DOMESTIC EXPENDITURE(1)

	2008	2009	2010	2011	2012	Percentage of 2012 gross domestic product
	(Billions of euro at current prices)
Gross domestic product	282.7	276.2	286.4	300.7	309.9	100.0
Add: Imports	151.3	125.8	142.9	162.3	165.8	53.5

Total demand	434.0	402.0	429.3	463.0	475.7	153.5
Less: Exports	167.6	138.3	155.0	172.3	177.7	57.3
Total domestic demand	266.5	263.7	274.4	290.7	298.0	96.2
Domestic expenditure:
Consumption expenditure:
Households(2)	149.3	151.4	156.8	163.6	169.0	54.5
General government	52.8	54.6	55.5	56.6	58.0	18.7

Final consumption expenditure	202.0	205.9	212.3	220.2	227.0	73.2
Investment:
Machinery and equipment(3)	27.7	25.3	27.1	30.4	30.9	10.0
Construction	33.5	31.8	31.7	34.1	35.6	11.5

Gross fixed capital formation	61.1	57.1	58.8	64.5	66.5	21.5
Changes in inventories(4)	3.3	1.0	3.1	5.3	4.2	1.3

Gross capital formation	64.5	58.1	61.9	69.8	70.7	22.8
Statistical discrepancy	0.0	-0.3	0.2	0.7	0.4	0.1
Gross domestic final expenditure	266.5	263.7	274.4	290.7	298.0	96.2

(1)	ESA-95 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including intangible fixed assets, other products, and products of agriculture, forestry, fisheries and aquaculture.
(4)	Including acquisition less disposals of valuables.

SOURCE: WIFO database.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices, and the respective percentage increases over the previous period for the years 2008 through 2012.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per employee		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (1995 = 100)	Percentage increase over previous year	Index (1995 = 100)	Percentage increase over previous year	Index (1995 = 100)	Percentage increase over previous year	Index (1995 = 100)	Percentage increase over previous year
2008	120.3	–0.7	131.5	3.2	129.3	6.4	126.8	3.2
2009	116.8	–2.9	133.6	1.7	119.7	–7.5	127.5	0.5
2010	118.4	1.4	135.0	1.0	125.7	5.0	129.8	1.9
2011	119.5	0.9	137.2	1.7	136.1	8.3	134.0	3.3
2012	118.9	–0.5	141.3	2.9	139.3	2.4	137.3	2.4

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: WIFO database.

According to a WIFO March 2013 forecast, consumer prices were expected to increase by 2.2% in 2013 and by 2% in 2014.

Industry

In 2012, manufacturing (including mining) accounted for 19.2% of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s manufacturing output increased between 1995 and 2010 from 2.6% to 3.1%. The absolute value added per employee was the sixth highest among the 15 member states of the European Union (excluding the countries that acceded on May 1, 2004 and on January 1, 2007).

In terms of contribution to GDP, machinery and equipment was the largest sector within the industrial sector in 2012, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and basic metal products industry. In 2012, R&D expenditures were above the European Union average, amounting to 2.8% of Austria’s GDP.

In 2012, an average of 248,100 individuals was engaged in construction, representing 7.2% of Austria’s wage and salary earners. Construction accounted for 6.9% of gross value added in 2012.

In order to address potential liquidity shortages of non-financial sector companies resulting from the financial crisis, Austria enacted the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz—the “ULSG”), which was approved by the European Commission and became effective on August 25, 2009. The ULSG enabled the Minister of Finance to offer government guarantees for financings by solvent large- and medium-sized corporate sector companies. The guarantees issued have a maximum term of five years, and the maximum amount of guarantees that can be extended to any company is EUR 300 million. Guarantees were issued for the financing of working capital and investments, as well as for the refinancing of maturing bonds and loans. Guarantees cover between 30 and 70% of the underlying financing. The ULSG expired on December 31, 2010, but guarantees issued under the ULSG remain valid. In total, since the inception of the program, EUR 1.31 billion ($1.73 billion) in guarantees were issued under the program as of December 31, 2010, covering credit facilities of EUR 2.25 billion ($2.97 billion). The Ministry of Finance has entrusted the Bank with the administration of these guarantees.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union has increased competition within Austria’s financial services industry and led to a series of mergers and consolidations. Consequently, the number of banks declined from 923 in 2000 to 809 in 2012 and the number of branches was reduced by 88.

In 2007, the global financial system came under considerable strain caused by a deterioration of credit quality, a drop in valuations of structured credit products, and a lack of market liquidity accompanying a broad deleveraging in the financial system. The confidence crisis regarding the credit quality of individual banks hit Austria’s banks particularly hard due to their exposure to Eastern Europe (see “—Banking System and Monetary Policy—Exposure to Peripheral European Countries and Eastern Europe Regions and Countries”). As of September 30, 2012, majority-Austrian-owned banks had a total exposure of EUR 213.1 billion to countries in the Central, Eastern and Southeastern Europe (“CESEE”) area, with the EU-2004 countries accounting for as much as 56% of the exposure. Business operations conducted by Austrian financial institutions continue to be concentrated on retail banking transactions.

The premium income of Austria’s private insurance industry stagnated in 2009; however, given the size of the economic decline, income remained relatively robust and consequently insurance penetration reached 6% of gross domestic product. Similar to other continental European markets, Austria experienced a shift from non-life to life insurance business; single premium products with guaranteed minimum income were especially attractive to investors. Poor economic conditions and higher competition for market share in the non-life insurance—particularly in car insurance and commercial insurance—put prices under pressure, leading to a decline in average premiums per risk. In its latest yearbook, the Austrian Insurance Association forecasts a modest recovery, with an increase in premium intakes by 2% for 2010, and by 1.4% for 2011.

In 2012, the financial services, real estate and business services sectors contributed approximately 23% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2008 through 2011.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2008	2009	2010	2011
	(Tera Joules)
Domestic production:
Coal, coke and lignite	4	4	4	4
Hydro-electricity(1)	145,417	154,417	145,915	130,640
Oil and oil products	43,754	46,434	47,612	36,765
Natural gas	55,693	60,607	62,844	61,647
Other energy(2)	231,745	229,122	262,898	259,956

Total(3)	476,614	490,582	519,272	489,012

Domestic consumption(4):
Coal, coke and lignite	157,516	120,644	141,382	145,210
Hydro-electricity(1)	162,921	157,226	154,306	160,142
Oil and oil products	560,869	528,299	553,511	517,000
Natural gas	322,871	316,162	347,395	327,957
Other energy(2)	240,305	248,123	279,324	276,999

Total(3)	1,444,482	1,370,453	1,457,919	1,427,308

Domestic production as a percentage of domestic consumption	33.0	35.8	35.2	34.3

(1)	Without calorific production.
(2)	Includes firewood and waste.
(3)	Amounts may not add due to rounding.
(4)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WIFO database.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of non-hydro-electric energy products.

In 2012, 0.917 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 10.1% of total crude oil consumption. The production of natural gas from domestic sources covered 18.0% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 22.2 billion m3 of natural gas (excluding inert gas) and of 10.7 million tons of crude oil at the end of 2011.

OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2012, Austria generated 10% more electricity than in 2011 and was a net importer of electricity (net imports amounting to 4.1% of total electricity consumption). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2012, expenditures for imported energy accounted for 5.6% of Austria’s gross domestic product. Kazakhstan, Nigeria, Russia, Libya and Saudi Arabia were the principal suppliers of crude oil to Austria in 2012. In that year, 65% of all natural gas imports came from Russia and 16% came from Germany, whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached 11%. Coal and coke were imported mainly from the Czech Republic and from Poland.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2012, livestock raising and dairy operations accounted for about 42% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 43% of its surface area, or approximately 14,000 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.6% of Austria’s exports in 2012.

In 2012, an average of approximately 179,000 individuals was employed in agriculture and forestry, representing 5.0% of Austria’s labor force.

Tourism

Austria’s tourism industry benefits from extended summer and winter seasons. Various natural and scenic attractions, as well as the rich traditions in music and other forms of art and science, attract a great number of international tourists each year.

In 2012 the total number of overnight stays amounted to 131.0 million, an increase of 4.0% compared to 2011. Of this sum, 27.4% were domestic tourists (36.0 million; representing an increase of 1.9% compared to 2011) and 72.6% were foreign tourists (95.1 million; representing an increase of 4.8% compared to 2011). Among Austria’s most important markets, the most significant increases in the number of overnight stays were by visitors from the People’s Republic of China, Russia, Japan, the Ukraine, Finland and Australia. Overnight stays by visitors from Norway, the United States, Switzerland, Slovenia, the Netherlands, Sweden and Slovakia, as well as Austria’s main market Germany, also increased strongly. While overnight stays by visitors from the United Kingdom, the Czech Republic, Hungary and Belgium increased modestly, overnight stays by visitors from France, Denmark, Romania, Poland, Italy and Spain declined.

According to the latest Tourism Satellite Account (TSA), direct tourism value added (excluding business trips) accounted for 5.1% of Austria’s GDP in 2011. The direct and indirect effects of tourism contributed 7.3% to the overall economy.

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2008	2009	2010	2011	2012
Overnight stays by foreigners (thousands)	92,840	89,864	89,857	90,706	95,052
Total foreign exchange receipts (millions of euro)	16,513	15,375	15,705	16,187	16,818

SOURCE: WIFO database.

The Role of Government in the Economy

The industries and companies under state ownership have included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in the nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). Austria owns all the shares of ÖIAG.

In 1993, following an amendment to the ÖIAG Act and the adoption of the ÖIAG Financing Amendments Act, ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. As of March 19, 2012, ÖIAG held GKB Bergbau GmbH (“GKB Bergbau”) as a wholly-owned subsidiary, held a majority of the shares of Österreichische Post AG (“Post”), and held minority interests in Telekom Austria AG (“Telekom Austria”) and OMV. Regarding these holdings,

•	Post is Austria’s leading service provider in mail carriage.

•	Telekom Austria is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	OMV is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•

GKB Bergbau is responsible for closing down, securing and monitoring the disused mines in Voitsberg-Köflach,
Wies-Eibiswald, Wolfsberg and Bad Bleiberg and other, smaller external mining sites, closing down and recultivating former lignite mining areas in the Voitsberg district.

In 2008, according to the Financial Market Stability Act (FinStaG), ÖIAG was assigned to found Finanzmarktbeteiligungs AG (FIMBAG), a joint stock company. FIMBAG is the operating vehicle that fulfils the tasks set up in FinStaG to strengthen the Austrian financial market. In 2008, FIMBAG acquired 99.78% of Kommunalkredit Austria and in 2009 the entire share capital of Hypo Alpe Adria Bank International AG and committed to related stabilization measures.

The following organizational chart presents the structure of ÖIAG and the extent of its interests in its most significant subsidiaries and equity holdings as of March 19, 2012.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2012 was estimated at approximately 5.5 million individuals, and the Austrian labor force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.2 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.53 million such foreign workers were employed in Austria in 2012, representing 15.2% of the labor force. Approximately 32% of the foreign workers are citizens of the countries comprising the former Yugoslavia, one sixth are citizens of Germany and approximately 11% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 4.2% in 2011. In 2012 the average number of unemployed was approximately 0.19 million, representing 4.3% of the labor force.

The following table sets forth certain information relating to unemployment and wage increases for the years 2008 through 2012:

	2008	2009	2010	2011	2012
	(%)
Unemployment rate (according to Eurostat Labour Force Survey)	3.8	4.8	4.4	4.2	4.3
Index increase of agreed scale wages	+3.1	+3.4	+1.5	+2.0	+3.3

SOURCE: Eurostat, WIFO database.

According to a WIFO March 2013 forecast, Austria’s unemployment rate was expected to increase to 4.8% in 2013 and remain at that level in 2014.

Austria’s social security system includes health, maternity, disability and old age benefits, workmen’s compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. Approximately 99% of Austria’s population is covered by social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget. In 2011, total expenditures for social welfare payments amounted to EUR 24.1 billion. Such expenditures account for 35.5% of the total federal expenditures, excluding expenditures for state-owned enterprises. They do not, however, take into account any expenditure for social welfare services financed by the budgets of the Länder or made with the proceeds of borrowings by the Republic pursuant to any special budget law.

Foreign Direct Investments

The amount of inward foreign direct investment decreased slightly by 0.2% in 2011 following a decrease of 1.1% in 2010. The main part of inward foreign direct investment originates from the 27 EU member states (60.1%). The most important investors in 2011 were Germany and Italy. The proportion of inward foreign direct investment accounted for by the “new” EU member states was only 1.2%. All European countries together accounted for 73% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Switzerland and Liechtenstein (together accounting for a share of 7.7% of inward foreign direct investment in Austria) and Russia (4.8%). Outside Europe, the United States was the single most important investor in Austria, accounting for 13% of the total. Japan accounts for 1.2% of inward foreign direct investment. China increased its share to about 0.5% in 2011 from 0.1% in 2010.

Investment in the services sector, which accounted for 91.3% of inward foreign direct investment in 2011, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in banking and insurance operations (36.2%), professional, scientific and technical services activities (32.4%) and trade (14.8%). Other important industries in which foreign entities have acquired major interests are the chemical industry (3.1%), real estate (2.5%) as well as information and communication services (1.8%). In 2011, other products and repair, machinery and equipment as well as transportation and storage services experienced the highest increases in foreign direct investment.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Austria became a member of the EFTA at its establishment in 1960. By 1966, all tariffs between EFTA members were eliminated. On May 2, 1992 Austria joined the EEA and its membership in the EU became effective on January 1, 1995.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of Austria in the years 2008 through 2012.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euro)			(%)
2008	117,525	119,568	–2,043	98.3
2009	93,739	97,574	–3,835	96.1
2010	109,373	113,652	–4,279	96.2
2011	121,774	131,008	–9,234	93.0
2012	123,470	131,964	–8,494	93.9

(1)	Based on movements of goods.

SOURCE: STATISTICS AUSTRIA, WIFO database.

Over the past decade foreign trade has substantially gained importance for the Austrian economy. In 2012, exports of goods at current prices (EUR 123.5 billion) corresponded to a share of 39.8% of GDP, compared to 33.4% in 2000. Austrian exports of goods increased by 1.4% in 2012 compared to 2011, following an increase of 11.3% in 2011 compared to 2010. In 2012, total imports grew at a moderate rate of 0.7% compared to 2011 and amounted to EUR 132 billion at current prices. The import share in GDP increased from 35.9% (2000) to 42.6% (2012).

In 2012, Germany remained Austria’s most important trading partner, accounting for 30.6% of exports and 37.5% of imports, although exports to Germany as well as imports from Germany decreased in absolute terms in 2012 compared to 2011. Although there is still a high export concentration on the EU-15 market (52.2% of total goods exports in 2012), this share has decreased in recent years. The region comprising the 21 Central and Eastern European countries is the second most important region—more than one-fifth of all Austrian exports of goods were delivered in these countries. Exports to the United States increased by 8.6% in 2012 and exports to Switzerland increased by 4.1% in 2012. China accounted for a share of total exports of 2.5% in 2012, with nominal values increasing by nearly 4%. After 2011 China ranked eleventh among top export destination countries by value of goods exports in 2012.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(1995 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2008	112.4	248.1	117.2	210.1	95.9
2009	109.8	202.6	111.4	180.4	98.6
2010	113.3	229.0	116.8	200.4	97.0
2011	117.0	246.9	124.2	217.2	94.2
2012	118.3	247.5	125.6	216.4	94.2

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCE: STATISTICS AUSTRIA, WIFO database.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2008 through 2012.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2008	2009	2010	2011	2012	Percentage of 2012
	(Millions of euro)
Exports (f.o.b.):
Food and live animals	5,758	5,222	5,671	6,358	6,679	5.4
Beverages and tobacco	1,708	1,516	1,614	1,767	1,787	1.4
Crude materials, inedible except fuels	3,676	2,962	3,692	3,988	3,839	3.1
Mineral fuels, lubricants and related materials	4,048	2,982	3,511	4,112	4,530	3.7
Animal and vegetable oils, fats and waxes	169	126	169	230	206	0.2
Chemicals and related products n.e.s.	12,904	12,116	14,167	15,617	16,496	13.4
Manufactured goods classified chiefly by material(2)	28,626	21,085	25,162	28,515	28,159	22.8
Machinery and transport equipment	46,638	35,292	41,365	46,072	46,901	38.0
Miscellaneous manufactured articles	13,998	12,438	14,022	15,115	14,873	12.0

Total exports(3)	117,525	93,739	109,373	121,774	123,470	100.0

Imports (c.i.f.):
Food and live animals	6,717	6,329	6,679	7,422	7,913	6.0
Beverages and tobacco	642	714	866	882	928	0.7
Crude materials, inedible except fuels	5,307	3,935	5,811	6,709	6,293	4.8
Mineral fuels, lubricants and related materials	14,340	9,845	12,167	15,660	17,338	13.1
Animal and vegetable oils, fats and waxes	404	323	374	496	442	0.3
Chemicals and related products, n.e.s.	13,353	12,227	14,441	16,163	16,487	12.5
Manufactured goods classified chiefly by material(2)	20,144	14,892	18,060	21,516	20,351	15.4
Machinery and transport equipment	41,064	32,238	36,958	41,714	41,905	31.8
Miscellaneous manufactured articles	17,597	17,070	18,294	20,445	20,308	15.4

Total imports(3)	119,568	97,574	113,652	131,008	131,964	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WIFO database.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2008 through 2012.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2008	2009	2010	2011	2012	Percentage of 2012
	(Millions of euro)
Exports (f.o.b.):
EU countries(2)
Germany	35,010	29,179	34,530	38,042	37,839	30.6
Italy	10,085	7,586	8,576	9,345	8,445	6.8
United Kingdom	3,686	2,871	3,319	3,553	3,387	2.7
Czech Republic	4,402	3,430	4,145	4,763	4,456	3.6
Hungary	4,214	2,917	3,345	3,775	3,692	3.0
Other EU countries	27,403	20,544	23,231	25,357	26,324	21.3

Total EU countries	84,799	66,527	77,145	84,836	84,144	68.1
Other countries
Switzerland	4,468	4,347	5,199	5,986	6,232	5.0
Eastern European countries(3)	6,798	4,886	5,553	6,096	6,403	5.2
United States	5,202	4,035	4,958	6,389	6,937	5.6
All other countries	16,259	13,945	16,517	18,467	19,754	16.0

Total exports(4)	117,525	93,739	109,373	121,774	123,470	100.0

Imports (c.i.f.):
EU countries(2)
Germany	48,490	39,827	44,851	50,050	49,545	37.5
Italy	8,274	6,627	7,690	8,527	8,192	6.2
United Kingdom	2,104	1,606	1,728	2,018	2,178	1.7
Czech Republic	4,237	3,382	4,186	4,879	4,967	3.8
Hungary	3,228	2,337	3,132	3,654	3,749	2.8
Other EU countries	21,685	17,512	20,757	24,424	24,284	18.4

Total EU countries	88,018	71,292	82,345	93,552	92,915	70.4
Other countries
Switzerland	5,236	5,827	6,142	7,234	7,064	5.4
Eastern European countries(3)	4,354	3,125	4,283	5,660	6,428	4.9
United States	3,405	2,562	3,261	3,764	4,119	3.1
All other countries	18,554	14,768	17,621	20,797	21,438	16.2

Total imports(4)	119,568	97,574	113,652	131,008	131,864	100.0

(1)	Based on movements of goods.
(2)	The EU consists of Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden, United Kingdom.
(3)	Albania, Belarus, Bosnia and Herzegovina, Croatia, Kosovo, Macedonia, Moldova, Montenegro, Russia, Serbia, Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WIFO database.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), Central Bank of Austria, for the years 2008 through 2012.

BALANCE OF PAYMENTS(1)

	2008	2009	2010	2011	2012
	(Millions of euro)
Current account	13,757	7,487	9,740	4,081	5,465
Goods	–570	–2,444	–3,181	–7,502	–6,930
Exports	121,511	96,901	111,504	124,411	125,779
Imports	122,083	99,344	114,686	131,912	132,710
Services	14,248	12,679	13,176	13,651	14,666
Travel(2)	7,056	6,230	6,413	6,954	6,950
Income	1,693	–1,118	1,574	–149	–279
Current transfers	–1,614	–1,631	–1,829	–1,919	–1,992
Capital account	–42	100	184	–378	–399
Financial account	–14,966	–9,942	–3,382	–3,903	–4,988
Direct investment	–15,385	–137	–7,405	–10,800	–9,473
Portfolio investment	26,527	–7,031	–6,944	16,018	5,807
Other investment	–26,979	–5,692	12,252	–9,156	–1,195
Financial derivatives	280	544	–190	764	808
Reserve assets	592	2,374	–1,095	–727	–935
Errors and omissions	1,250	2,354	–6,541	200	–78

(1)	Amounts may not add due to rounding.
(2)	Including international passenger transport.

SOURCE: WIFO database.

In 2012, the current account surplus amounted to EUR 5.5 billion, or 1.8% of gross domestic product. The surplus resulted primarily from the very positive development in services trade, to which all services sectors contributed. Though Austria’s exports of goods increased, its trade balance remained negative due to increasing energy and commodity prices. Contrary to the improved sentiment in the non-financial business sector, the capital markets remained restrained by uncertainty, precaution and low activity.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating Member States of the European Union. During a transition period from January 1, 1999 until December 31, 2001, the Austrian schilling (ATS) was a non-decimal unit of the euro, expressed by the conversion rate irrevocably fixed on December 31, 1998 at ATS 13.7603 per 1 euro. Both the euro and the schilling were initially legal tender in Austria. Euro coins and bank notes became available on January 1, 2002. The Austrian schilling ceased to be legal tender at the end of February 2002.

The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2008	1.471
2009	1.393
2010	1.327
2011	1.392
2012	1.286
Monthly average
January 2013	1.329
February 2013	1.336
March 2013	1.296
April 2013 (through April 24)	1.302

SOURCE: WIFO database.

The exchange rate of the euro was at 1.294 USD per EUR on January 2, 2012 and closed the year at 1.319 USD per EUR. During 2012, the Euro reached its low at 1.209 USD per EUR on July 24, 2012 and its peak at 1.345 USD per EUR on February 28, 2012.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law. The transfer of shares in OeNB is subject to approval by the bank’s general meeting.

The OeNB is supervised by a General Council (Generalrat) consisting of fourteen members: the President and Vice-President of the OeNB, six members appointed by the Federal Government, and six members elected by the shareholders meeting. Pursuant to the National Bank Act, the members of the General Council shall include representatives from banks, industry, trade, small business and agriculture, as well as representatives of salaried employees and wage earners. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the Member States; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the Member States. Each NCB’s capital share is based on the respective Member State’s share in the population and the GDP of the EU. As of January 1, 2012, the OeNB had a share of 1.94% in the subscribed capital of the ECB.

By establishing the ECB, the participating Member States abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating Member States, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

In December 2012, the Council of the European Union agreed on its position concerning the establishment of a single supervisory mechanism (“SSM”) for the oversight of credit institutions. This agreement in the Council of the European Union enables the presidency to negotiate with the European Parliament with the aim of swiftly adopting the legislation. Once established for banks in the euro area, the European Stability Mechanism (“ESM”) could, following a regular decision, be enabled to recapitalize banks directly. The SSM would be composed of the ECB and national supervisory authorities. The ECB would be responsible for the overall functioning of the SSM. Under the current proposals, the ECB would have direct oversight of euro area banks in close cooperation with national supervisory authorities. Non-Euro Area Member States wishing to participate in the SSM would be able to do so by entering into cooperation arrangements. The European Banking Authority would retain its competence for further developing the single rulebook and ensuring convergence and consistency in supervisory practices. The ECB would assume its supervisory tasks within the SSM on March 1, 2014, or twelve months after the entry into force of the legislation, whichever is later, subject to operational arrangements.

Banking System

As of the end of 2011, Austria had a total of 824 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	46 joint stock banks and private bankers

•	51 savings banks

•	11 regional mortgage banks

•	530 rural credit cooperatives

•	67 small business credit cooperatives

•	4 building and loan societies

•	85 special purpose banks

•	30 branches of foreign banks

While the number of credit institutions was 19 less than as of the end of 2010 (843 banks), the total number of branches and banking outlets increased from 4,176 to 4,441.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation: The aggregate total assets of all Austrian-based credit institutions increased by 3.7% in 2011 compared with 2010. Loan demand increased by 2.6% in 2011, with the public sector showing the strongest growth (+10.2%). In 2011, foreign currency-denominated loans reverted to the medium-term trend of weak demand following gains in 2010 related to revaluations from the appreciation of the Swiss franc. Growth of domestic nonbanks’ deposits was 6.2% in 2011, mainly due to an increase in demand deposits (+8.4%), while time deposits remained almost constant. Savings deposits showed only sluggish growth (+0.5%) and direct domestic issues by banks declined by 3.4% in 2011.

In 2011, the total operating profit of all Austrian-based credit institutions fell by 7.5% compared to 2010. This development resulted from lower revenues from securities and participating interests (-9%), commission income (-2.9%) and net income from financial transactions (-51%), partially offset by an increase in net interest income of 5.5%. Consequently, operating income decreased by 2.4% in 2011 compared to 2010, whereas operating expenses increased by 1.5%. As a result, the cost/income ratio increased to 61%.

In 2010, the Committee of European Banking Supervisors in cooperation with the European Central Bank (“ECB”), the European Commission (“EC”) and the national banking supervisory authorities conducted a stress test for the European banking sector in order to assess the resilience of the 91 participating credit institutions against certain simulated negative economic developments. The assessment, among other things, also covered the banks’ capability to absorb potential shocks in the field of market and credit risk, including sovereign risk.

For the major Austrian banks that participated in the stress test, Erste Group Bank and Raiffeisen Zentralbank, the results of the test were satisfactory with core capital ratios under the stress scenario still being almost twice as high as the relevant minimum ratio required by the test. UniCredit Bank Austria participated in the stress testing only as part of its parent company UniCredit Group and individual results for UniCredit Bank Austria were therefore not reported.

In July 2011, another stress test was carried out at the EU level for Europe’s major banking groups, in order to assess the crisis resilience of credit institutions and of the market as a whole. It aimed at showing to what extent banks’ capital bases would change under a severe economic shock by end-2012. This time, the new European Banking Authority (“EBA”) markedly tightened its assumptions under the stress scenario compared to those of previous stress tests.

The test yielded the expected results for the three directly participating Austrian credit institutions: Erste Bank Group and Raiffeisen Bank International were found to be in a position to cope well with a renewed recession assumed under the stress scenario, even under the narrow definition of capital chosen by the EBA. Under the stress scenario, their core tier 1 capital ratios would be 8.1% and 7.8%, respectively. The Österreichische Volksbanken AG (ÖVAG), by contrast, remained below the 5% threshold required by the EBA, featuring a core tier 1 capital ratio of 4.5% under the stress scenario.

On February 27, 2012, the Austrian Federal Ministry of Finance, the Federal Office of the Chancellor and ÖVAG and its shareholders agreed on a model by which ÖVAG is to be restructured and converted to a Verbundbank (a bank providing central banking services to savings banks) under the Austrian Banking Act. Some of the key features of the agreement are a capital cut by certain of ÖVAG’s shareholders, which will ensure that the Austrian federal government’s participation capital will not be reduced by more than 70%. This capital reduction will be accompanied by a capital increase, in which the Austrian federal government will participate, and an asset guarantee by the federal government.

Exposure to Peripheral European Countries and Eastern Europe Regions and Countries

As of March 2012, the total international exposure (claims) of Austrian banks amounted to EUR 345 billion or 115% of Austrian GDP.

As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets currently faced with difficult conditions, namely Ireland, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. As of September 30, 2012, majority-Austrian-owned banks had a total exposure of EUR 213.1 billion to the CESEE area. The integration of the Austrian banking sector with this region continues to be broadly based, with the EU-2004 countries—some of which have recently again been facing higher political risks—accounting for as much as 56% of the exposure. The fully consolidated CESEE subsidiaries of Austrian banks reported total assets of approximately EUR 281.0 billion as of the end of the second quarter of 2012, which corresponds to an increase of 4.6% compared to the third quarter of 2011. In the first half of 2012, the CESEE subsidiaries generated an aggregate period result of some EUR 1.5 billion. Risk costs diminished somewhat, which may indicate that the ongoing deterioration in credit quality may be leveling off. The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 7.8% in the second quarter of 2012.

To encourage CESEE subsidiaries of Austrian banks toward curbing foreign currency lending, the Financial Market Authority (FMA) and the OeNB published guiding principles to this effect in spring 2010. Data for the end of 2010 and the first half of 2011 show that banks have broadly complied with those principles. In a first step, these principles require banks to stop extending particularly risky types of foreign currency loans, such as Swiss franc loans to households or SMEs that are not currency hedged, or consumer loans to subprime households. Looking ahead, these guiding principles should also be applied to euro-denominated mortgage loans. At the international level and under the auspices of the European Bank for Reconstruction and Development (EBRD), policymakers agreed in March 2011 on the Vienna Plus Initiative to develop local currency capital markets and, in this respect, on imposing policies for curbing foreign currency lending which broadly match the guiding principles published by the OeNB and the FMA.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the Member States that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of December 31, 2011, the Austrian share amounted to approximately 3.0% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was lowered from 2.0% to 1.0% in 2011. In the course of 2011, required reserves decreased, due to the change in the reserve ratio, by approximately EUR 2.8 billion from approximately EUR 5.9 billion in December 2010 to EUR 3.1 billion in December 2011. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. This means that for the year 2011 the rate was between 1.00% and 1.50%.

The following table sets out Austria’s official reserve assets as at December 31, 2009, 2010 and 2011.

	December 31, 2009	December 31, 2010	December 31, 2011
Official Reserve Assets	12,533	16,688	19,455
1. Foreign currency assets (in convertible foreign currencies)	3,318	4,620	5,465
(1a) Securities	2,940	3,573	3,864
(1b) total currency and deposits with:	378	1,046	1,601
(i) other national central banks BIS and IMF	377	499	480
(ii) banks headquartered in the euro area and located abroad	0	0	0
(iii) banks headquartered and located outside the euro area	1	548	1,121
2. IMF reserve position	409	544	1,022
3. SDRs	1,906	2,022	2,005
4. Gold (including gold deposits and gold swapped)	6,899	9,501	10,954
- volume in millions of fine troy ounces	9,002	9,002	9,002
5. Other reserve assets	1	1	9
- financial derivatives	1	1	9
Other Foreign Currency Assets	175	86	4,422
- securities not included in official reserve assets	70	86	506
- deposits not included in official reserve assets	104	0	4,049
- loans not included in official reserve assets	0	0	0
- financial derivatives not included in official reserve assets	1	0	–133

SOURCE: ECB.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the EMU, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2001/15. According to these calculations, there were EUR 22,687 million banknotes in circulation in Austria as at December 31, 2011, EUR 21,492 million at December 31, 2010, and EUR 20,640 million as at December 31, 2009.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed and flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 1995 European System of Accounts (ESA’95) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Because of the relatively favorable development of the business cycle from 2004 until 2007 and due to stringent budgetary policy, Austria succeeded in reducing general government deficit (“Maastricht” deficit according to ESA’95 definition) to 0.9% of GDP in 2007 and 2008. In the wake of the international financial crisis, the Austrian economy contracted by 3.5% in real terms in 2009. The effects of the automatic stabilizers as well as substantial discretionary counter-cyclical measures taken by the Austrian government resulted in an increase in the deficit ratio to 4.1% of GDP in 2009 and 4.4% of GDP in 2010. The debt ratio, which had fallen to 60.2% of GDP by the end of 2007, started to rise again beginning in 2008 (2008: 63.8% of GDP) and was at 71.8% of GDP in 2010. In 2011, based on information provided by the Federal Ministry of Finance, the deficit ratio declined to 2.5% of GDP, and the debt ratio increased to 72.4% of GDP. For the year 2012, based on the federal budget, the deficit ratio was expected to increase to 3.1% of GDP, and the debt ratio was expected to reach 74.4% of GDP. For the year 2013, based on the federal budget, the deficit ratio is expected to decline to 2.3% of GDP, and the debt ratio is expected to reach 75.4% of GDP. The general government deficit is budgeted to be reduced to zero by 2016 and the debt ratio is expected to fall to 70.0% of GDP in 2016 (Source: Strategiebericht zum Bundesfinanzrahmen 2013-2016).

Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. According to the Pact, which was last amended in 2011, Member States must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). In addition, 25 Member States, including Austria, agreed on national “debt brakes”, pursuant to which the structural deficit may not exceed 0.5% of GDP after a transition period.

Under the TFEU and the Pact, a Member State whose general government deficit exceeds the reference value of 3% of GDP becomes subject to the Excessive Deficit Procedure (“EDP”). Under the EDP, the Economic and Finance Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the Member States. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend corrective measures aimed at correcting the excessive deficit and will review the corrective measures taken by the Member State. For those Member States whose currency is the euro, the Pact contemplates a set of financial sanctions. After the amendment of the Pact in 2011, those Member States can be required to provide an interest bearing deposit of 0.2% of GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a Member State’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, it can impose a fine of 0.2% of GDP. The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. a Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the Commission’s recommendation. However, the Pact provides that the 3% limit may be exceeded temporarily without triggering an EDP in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the Member State concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term.

On December 2, 2009, the Ecofin Council determined that an excessive deficit existed in Austria and recommended that Austria adopt fiscal consolidation measures beginning 2011 at the latest in order to reduce the deficit to below 3% of GDP by 2013, which requires an annual consolidation effort of 0.75 percentage point of GDP in the years 2011 to 2013.

On April 27, 2011 the Austrian Stability Program for the period 2010 to 2014 was submitted to the Council of the European Union, the European Commission and the Austrian Parliament as well as to the social partners and the partners in the Austrian revenue sharing system. Under this program, the general government deficit for 2010 was 4.6% of GDP. For 2011, the general government deficit was forecast to be 3.9% of GDP and was expected to fall to 2.4% of GDP by 2014. These deficit estimates, which were prepared in accordance with revised guidelines published by EUROSTAT, incorporated the deficit of several outsourced public legal entities. Based on these guidelines, Austria had to include a portion of the debt of ÖBB-Infrastruktur-AG (the Austrian railway infrastructure provider), KA Finanz AG (the entity holding the securities and CDS portfolio of Kommunalkredit Austria) and the hospitals operated by Austria’s provinces. Excluding these outsourced public legal entities, the general government deficit for 2010 would have been 3.6% of GDP. The debt ratio was expected to rise to 75.5% of GDP by 2013 and to fall thereafter.

Response to the European Sovereign Debt Crisis

After Greece had experienced serious difficulties in accessing the financial markets to obtain new borrowings to cover its substantial financing needs in the first months of 2010, the Euro Area Member States concluded that the stability of the euro area as a whole was threatened and agreed to help Greece meet its financing needs. In May 2010, the Euro Area Member States agreed to provide Greece with stability support in the form of pooled bilateral loans of up to EUR 80 billion, parallel to a loan facility provided by the International Monetary Fund (“IMF”) of up to EUR 30 billion. The amounts under the so-called Greek Loan Facility were to be disbursed over the period May 2010 through June 2013. The share of Austria amounted to approximately EUR 2.3 billion.

On May 10, 2010, the Council of the European Union and the Member States decided on a temporary package of measures to address the risk of contagion in an environment of fragile financial markets and to preserve financial stability in Europe. This package included the European Financial Stabilization Mechanism (“EFSM”), a facility of up to EUR 60 billion guaranteed by the EU budget. In addition, the Euro Area Member States established the European Financial Stability Facility (“EFSF”). This special purpose vehicle was initially authorized to issue bonds guaranteed by Euro Area Member States up to an aggregate principal amount of EUR 440 billion for the purpose of on-lending to Euro Area Member States in financial difficulties. The IMF agreed to participate in financing arrangements up to EUR 250 billion. The EFSF became fully operational on August 4, 2010 and commenced refinancing activities at the beginning of 2011. In mid-2011, the Heads of State or Government agreed to increase the EFSF’s guarantee commitments from EUR 440 billion to EUR 780 billion (with Austria’s total participation amounting to approximately EUR 21.6 billion) and to increase its scope of activity to include additional measures designed to alleviate the Greek debt crisis and the stability of the euro area as a whole. These amendments to the EFSF framework became effective in October 2011. The EFSF is a temporary institution—after June 2013, the EFSF will not enter into any new programs but will continue the management and repayment of any outstanding debt and will cease operations once all outstanding debt has been repaid. The EFSF was replaced by the European Stability Mechanism discussed below.

The first Euro Area Member State to receive support from the EFSM and EFSF was Ireland. The financial assistance agreed upon in December 2010 consisted of financial support of EUR 85 billion, including EUR 22.5 billion financed through the EFSM, EUR 17.7 billion financed through the EFSF, EUR 22.5 billion financed through the IMF and EUR 4.8 billion financed through bilateral loans from the United Kingdom, Denmark and Sweden. The remaining EUR 17.5 billion was to be financed by the Irish Treasury cash buffer and investments of the Irish National Pension Reserve Fund. The financial assistance program is expected to cover financing needs until the second half of 2013.

In early April 2011, Portugal officially applied for support under the financial support mechanisms. Financial support is provided for the period from 2011 to mid-2014 on the basis of an agreement on an economic adjustment program, which was negotiated between the Portuguese authorities and the European Commission, the IMF and the ECB in May 2011. The total financial support agreed upon amounted to EUR 78 billion, including EUR 26 billion financed through the EFSM, EUR 26 billion financed through the EFSF and EUR 26 billion financed through the IMF. The financial assistance program is expected to cover financing needs through the second half of 2014.

In mid-2011, the need for a second financial support program for Greece became clear. In July 2011, the Heads of State or Government of the euro area and EU institutions agreed to support a new program for Greece that included IMF support and a voluntary contribution from the private sector. A sufficient majority of private sector creditors accepted a voluntary exchange of Greek debt in early March 2012. Of a total of EUR 205.6 billion in bonds eligible for the exchange offer, approximately EUR 197 billion, or 95.7%, was exchanged. Accordingly, in mid-March 2012, the Euro Area Member States formally approved a second adjustment program for Greece. Under the second program, the EFSF and the IMF committed the undisbursed amounts of the first program plus an additional EUR 130 billion for the years 2012 to 2014. The EFSF committed an overall amount of EUR 144.6 billion (including amounts already committed or disbursed for the involvement of private sector creditors and bank recapitalization) for the years 2012 to 2014, while the IMF committed to contribute EUR 28 billion over the course of a four-year period.

On February 2, 2012, the Euro Area Member States signed the revised treaty on the European Stability Mechanism (“ESM”). After the ESM treaty was ratified by the Euro Area Member States, the ESM was launched on October 8, 2012. The ESM is designed as a permanent crisis mechanism that will assume the tasks previously fulfilled by the EFSF and the EFSM. The ESM is an intergovernmental organization under public international law. The ESM has an effective lending capacity of EUR 500 billion backed by total subscribed capital of EUR 700 billion. Of the EUR 700 billion total subscribed capital, EUR 80 billion will be in the form of paid-in capital provided by the Euro Area Member States and EUR 620 billion in the form of callable capital committed by Euro Area Member States. The contribution of each Euro Area Member State is based on the paid-in capital for the ECB. On this basis, Austria’s contribution will amount to approximately 2.8%, and Austria will contribute paid-in capital in an amount of approximately EUR 2.2 billion to the ESM.

The ESM’s purpose is to provide financial assistance to Euro Area Member States experiencing or threatened by severe financing problems, if such assistance is deemed essential to safeguard financial stability in the euro area as a whole. The ESM will be able to use the same range of instruments that was put in place for the EFSF. In addition to loans to beneficiary Euro Area Member States, it can provide precautionary financial assistance and loans to Euro Area Member States for the recapitalization of financial institutions. It is also authorized to purchase bonds of beneficiary Euro Area Member States in the primary and secondary markets. Financial support will be provided subject to strict economic policy conditionality. Furthermore, the contracting parties stated in the ESM treaty that as of March 1, 2013, only Euro Area Member States that have ratified the Treaty on Stability, Coordination and Governance in the Economic and Monetary Union (also known as the “fiscal compact”) and have implemented the balanced budget rule as specified in the fiscal compact within the agreed time line (one year after entry into force) will be eligible for financial support from the ESM. Financial assistance from the ESM will be activated upon a Euro Area Member State’s request and active participation of the IMF will be sought. The ESM’s rules provide for case-by-case participation of private sector creditors, consistent with IMF policies. In order to facilitate this process, standardized and identical collective action clauses are included in the terms and conditions of all new euro area government bonds issued on or after January 1, 2013 with a maturity of more than one year. ESM loans enjoy preferred creditor status in a similar fashion to those extended by the IMF, while accepting preferred creditor status of the IMF over the ESM, except in the case of countries which were beneficiaries under a European financial assistance program at the signing of the ESM treaty. In principle, decisions under the ESM will be taken by mutual agreement. However, the ESM treaty provides for an emergency voting rule. In the event that the European Commission and the ECB conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, the mutual agreement rule is replaced by a qualified majority of 85%.

In June 2012, the Spanish government requested financial assistance for the recapitalization of financial institutions from the Euro Area Member States. On July 20, 2012, ministers of the Euro Area Member States unanimously agreed to grant such financial assistance, which will cover financing needs of up to EUR 100 billion. The assistance was initially financed by the EFSF and then transferred to the ESM.

Also in June 2012, Cyprus requested financial assistance from the Euro Area Member States and the IMF in view of the challenges that Cyprus is facing, in particular due to distress in the banking sector and macroeconomic imbalances. Negotiations for an assistance program for Cyprus are currently ongoing.

In order to address renewed tensions in some financial markets in the euro area, the ECB in early August 2011 announced enhancements to its liquidity-providing operations for the banking sector and its return to active interventions in the euro area public and private debt securities markets through its Securities Markets Program. This program was first introduced in early May 2010 with a view to ensuring depth and liquidity in certain dysfunctional market segments. On August 2, 2012, the president of the ECB stated that the Governing Council of the ECB, within its mandate to maintain price stability over the medium term and in observance of its independence in determining monetary policy, may undertake outright open market operations of a size adequate to address the severe malfunctioning in the price formation process in the bond markets of Euro Area Member States. On September 6, 2012, the president of the ECB stated that the ECB decided on the modalities for undertaking Outright Monetary Transactions (OMTs) in secondary markets for sovereign bonds in the euro area.

On January 1, 2013, the “Treaty on Stability, Coordination and Governance in the Economic and Monetary Union”, also known as the “fiscal compact”, entered into force. The fiscal compact requires its signatories to follow a balanced budget rule and to enshrine this rule in national legal systems, preferably at constitutional level. The rules have to be transposed into national law by January 1, 2014. On May 9, 2012, the Federal Government together with the provincial governments (Länder) and the local authorities (Gemeinden) agreed on the “Austrian Fiscal Compact 2012” which, after being approved by the Nationalrat as well as the regional parliaments, entered into force retroactively as of January 1, 2012.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2008 to 2011 were audited by the Rechnungshof and approved by the Nationalrat. The accounts for 2012 are the preliminary results and are not yet audited and approved. Figures for 2013 are the data of the federal budget as of March 6, 2012.

For further information concerning the budget for the fiscal years 2008 to 2013, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2008	2009	2010	2011	2012(1)	2013(2)
	(Millions of euro)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	68,528	63,314	65,492	69,858	73,723	76,902
Less: transfers to provinces, municipalities and funds	(21,517)	(23,397)	(23,340)	(25,414)	(26,344)	(27,875)
Transfer to EU—budget	(2,050)	(2,279)	(2,336)	(2,512)	(2,500)	(2,600)

Total taxes and levies—net	44,961	37,638	39,816	41,931	44,879	46,426
Other sources	25,773	24,739	19,619	21,521	20,461	22,252
Total revenues	70,734	62,376	59,434	63,452	65,340	68,678

Total Expenditures	80,298	69,457	67,287	67,814	76,480	75,006
Budget deficit—net of public debt redemptions	9,564	7,080	7,853	4,362	11,140	6,327
Budget deficit—net, as a percentage of gross domestic product	(3.4%)	(2.6%)	(2.7%)	(1.4%)	(3.6%)	(2.0%)
General Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(0.9%)	(4.1%)	(4.5%)	(2.5%)	(3.1%)	(2.3%)
Central Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(1.1%)	(3.2%)	(3.5%)	(2.4%)	(2.8%)	(2.0%)
II. Financing Account
Expenditure	42,190	45,266	47,031	63,280	82,220	89,403
Revenue	51,755	52,346	54,884	67,642	93,359	95,731

Surplus	9,564	7,080	7,853	4,362	11,140	6,327

Differences may arise due to rounding

(1)	Preliminary results that have not yet been audited by the Rechnungshof and approved by the Nationalrat.
(2)	Federal Budget (as of March 6, 2012).
On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the Federal Budget 2013 are not comparable to previous years’ figures.

SOURCE: Federal Ministry of Finance.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”). Personal income taxation is progressive, with a top marginal rate of 50% on taxable income in excess of EUR 51,000. For employees, this top marginal rate is reduced to about 43% by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2008 covers the period 2008 to 2014.

Austria is a party to tax treaties with 54 countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2007	2008	2009	2010	2011
	(millions of euro)
Domestic	150,006	160,053	172,985	182,886	190,986
External(1)	7,294	7,870	5,092	3,856	2,624

Total	157,300	167,923	178,077	186,742	193,610

Less: Holdings of own Bonds	(9,924)	(5,952)	(9,362)	(9,972)	(10,435)

Total	147,376	161,971	168,715	176,770	183,175

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

External funded debt in foreign currencies outstanding as of December 31, 2011 was as follows(1):

(Millions of euro)
Payable in U.S. Dollars	0
Payable in Swiss Francs	2,155
Payable in Yen	469

Total	2,624
Less: Holding of own Bonds	0

Total	2,624

(1)	Translated into euro at the exchange rates prevailing at December 31, 2011.

SOURCE : Austrian Federal Financing Agency.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act. The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2007 through 2011.

GUARANTEED DEBT

	December 31,
	2007	2008	2009	2010	2011
	(million of Euro)
Domestic	61,900	80,518	92,038	95,991	87,331
External(1)	18,164	23,232	25,646	25,460	27,232

Total Guaranteed Debt(2)	80,064	103,750	117,684	121,451	114,563

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 1.7 billion as of December 31, 2011.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2011.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2012	2013	2014	2015	2016
	(Billions of euro)
Interest	7.3	6.7	6.1	5.3	5.7
Principal	15.1	15.7	20.3	12.1	11.5

Total	22.4	22.4	26.4	17.4	17.2

SOURCE: Austrian Federal Financing Agency.

The following table sets forth the debt service requirements for the indicated periods in respect of the external funded debt of Austria outstanding at December 31, 2011.

DEBT SERVICE REQUIREMENTS OF EXTERNAL DEBT(1)

	2012	2013	2014	2015	2016
	(Billions of euro)
Interest	0.1	0.0	0.0	0.0	0.0
Principal	2.6	0.0	0.0	0.0	0.0

Total	2.7	0.0	0.0	0.0	0.0

(1)	Computed on the basis of rates of exchange used by the Austrian Federal Financing Agency for uniform valuation purposes, as of December 31, 2011.

SOURCE: Austrian Federal Financing Agency.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2012

Outstanding Issues Report as of 12/31/2012

Issue	Issue Date	Termination Date	Interest Rate	Nominal	Amount in EUR based on exchange rate of as 12/31/2012
USD 1.250.000.000 1.75% Guaranteed Global Notes	3/9/2010	3/11/2013	1.75000%	USD 1,250,000,000.00	EUR 947,400,333.48
USD 100.000.000 Floating Rate Notes	4/26/2011	4/26/2013	0.33425%	USD 100,000,000.00	EUR 75,792,026.68
USD 100.000.000 4.56% Guaranteed Notes	5/7/2004	5/7/2013	4.56000%	USD 100,000,000.00	EUR 75,792,026.68
USD 350.000.000 Floating Rate Notes	5/20/2011	5/20/2013	0.31150%	USD 350,000,000.00	EUR 265,272,093.38
USD 100.000.000 Floating Rate Notes	6/4/2010	6/4/2013	0.41050%	USD 100,000,000.00	EUR 75,792,026.68
USD 1.000.000.000 3.625% Guaranteed Global Notes	5/7/2008	6/17/2013	3.62500%	USD 1,000,000,000.00	EUR 757,920,266.79
EUR 250.000.000 Floating Rate Notes	12/22/2011	6/24/2013	0.26300%	EUR 250,000,000.00	EUR 250,000,000.00
USD 100.000.000 Floating Rate Notes	10/21/2011	10/21/2013	0.36070%	USD 100,000,000.00	EUR 75,792,026.68
CHF 575.000.000 3.00% Guaranteed Notes	11/5/2007	12/5/2013	3.00000%	CHF 575,000,000.00	EUR 476,308,813.78
EUR 1.500.000.000 3.625% Guaranteed Notes	12/10/2008	12/10/2013	3.62500%	EUR 1,500,000,000.00	EUR 1,500,000,000.00
USD 1.000.000.000 1.375% Guaranteed Global Notes	1/21/2011	1/21/2014	1.37500%	USD 1,000,000,000.00	EUR 757,920,266.79
CHF 650.000.000 Floating Rate Notes	2/21/2012	2/21/2014	0.38000%	CHF 650,000,000.00	EUR 538,436,050.36
USD 300.000.000 Floating Rate Notes	2/21/2012	2/21/2014	0.81150%	USD 300,000,000.00	EUR 227,376,080.04
USD 700.000.000 Floating Rate Notes	3/28/2012	3/28/2014	0.71000%	USD 700,000,000.00	EUR 530,544,186.75
USD 200.000.000 Floating Rate Notes	4/4/2012	4/4/2014	0.78400%	USD 200,000,000.00	EUR 151,584,053.36
EUR 1.500.000.000 3.50% Guaranteed Notes	4/28/2009	4/28/2014	3.50000%	EUR 1,500,000,000.00	EUR 1,500,000,000.00
JPY 67.700.000.000 1.35% Guaranteed Notes	6/17/2009	6/17/2014	1.35000%	JPY 67,700,000,000.00	EUR 595,898,248.39
JPY 12.300.000.000 Floating Rate Notes	6/17/2009	6/17/2014	0.63140%	JPY 12,300,000,000.00	EUR 108,265,117.51
USD 250.000.000 Floating Rate Notes	6/18/2012	6/18/2014	0.72800%	USD 250,000,000.00	EUR 189,480,066.70
CHF 150.000.000 2.75% Guaranteed Notes	11/14/2008	7/14/2014	2.75000%	CHF 150,000,000.00	EUR 124,254,473.16
USD 1.000.000.000 4.5% Guaranteed Global Notes	3/9/2005	3/9/2015	4.50000%	USD 1,000,000,000.00	EUR 757,920,266.79
EUR 300.000.000 Floating Rate Notes	12/22/2011	6/22/2015	0.31800%	EUR 300,000,000.00	EUR 300,000,000.00
USD 1.500.000.000 1.125% Guaranteed Global Notes	7/3/2012	7/6/2015	1.12500%	USD 1,500,000,000.00	EUR 1,136,880,400.18
USD 1.000.000.000 1.75% Guaranteed Global Notes	10/5/2010	10/5/2015	1.75000%	USD 1,000,000,000.00	EUR 757,920,266.79
CHF 1.050.000.000 3% Guaranteed Notes	10/23/2003	10/23/2015	3.00000%	CHF 1,050,000,000.00	EUR 869,781,312.13
NOK 500.000.000 3.0% Guaranteed Notes	11/10/2011	11/10/2015	3.00000%	NOK 500,000,000.00	EUR 68,042,948.71
USD 1.000.000.000 4.875% Guaranteed Global Notes	2/16/2006	2/16/2016	4.87500%	USD 1,000,000,000.00	EUR 757,920,266.79
AUD 350.000.000 6,25% Guaranteed Notes	2/23/2011	2/23/2016	6.25000%	AUD 350,000,000.00	EUR 275,330,396.48
CHF 125.000.000 1.50% Guaranteed Notes	2/23/2011	2/23/2016	1.50000%	CHF 125,000,000.00	EUR 103,545,394.30
USD 1.250.000.000 2.0% Guaranteed Global Notes	6/3/2011	6/3/2016	2.00000%	USD 1,250,000,000.00	EUR 947,400,333.48
EUR 350.000.000 Floating Rate Notes	12/22/2011	6/22/2016	0.31800%	EUR 350,000,000.00	EUR 350,000,000.00
USD 400.000.000 Floating Rate Notes	7/25/2012	7/25/2016	0.68525%	USD 400,000,000.00	EUR 303,168,106.72
EUR 1.500.000.000 3.875% Guaranteed Notes	9/15/2006	9/15/2016	3.87500%	EUR 1,500,000,000.00	EUR 1,500,000,000.00
CHF 150.000.000 3.00% Guaranteed Notes	10/6/2008	10/6/2016	3.00000%	CHF 150,000,000.00	EUR 124,254,473.16
USD 1.000.000.000 5.00% Guaranteed Global Notes	4/25/2007	4/25/2017	5.00000%	USD 1,000,000,000.00	EUR 757,920,266.79
CHF 150.000.000 1.75% Guaranteed Notes	6/14/2011	6/14/2017	1.75000%	CHF 150,000,000.00	EUR 124,254,473.16
EUR 450.000.000 Floating Rate Notes	12/22/2011	6/22/2017	0.31800%	EUR 450,000,000.00	EUR 450,000,000.00
AUD 500.000.000 6.655% Guaranteed Notes	4/15/2008	3/28/2018	6.65500%	AUD 500,000,000.00	EUR 393,329,137.82
CHF 250.000.000 1,125% Guaranteed Notes	5/24/2012	5/24/2018	1.12500%	CHF 250,000,000.00	EUR 207,090,788.60
CHF 250.000.000 2.125% Guaranteed Notes	10/18/2005	10/18/2018	2.12500%	CHF 250,000,000.00	EUR 207,090,788.60
CHF 300.000.000 2.125% Guaranteed Notes	2/23/2011	7/23/2019	2.12500%	CHF 300,000,000.00	EUR 248,508,946.32
CHF 425.000.000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.75000%	CHF 425,000,000.00	EUR 352,054,340.62
CHF 400.000.000 1.00% Guaranteed Notes	9/28/2012	9/28/2021	1.00000%	CHF 400,000,000.00	EUR 331,345,261.76
NOK 1.000.000.000 4.3% Guaranteed Notes	11/2/2011	11/2/2021	4.30000%	NOK 1,000,000,000.00	EUR 136,085,897.42
CHF 300.000.000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF 300,000,000.00	EUR 248,508,946.32
CHF 150.000.000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF 150,000,000.00	EUR 124,254,473.16
CHF 705.000.000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF 705,000,000.00	EUR 583,996,023.86
GBP 150.000.000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP 150,000,000.00	EUR 183,801,004.78
CHF 1.090.000.000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF 1,090,000,000.00	EUR 902,915,838.30
CHF 200.000.000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF 200,000,000.00	EUR 165,672,630.88

	Exchange Rate 12/31/2012
		AUD 850,000,000.00	EUR 668,659,534.30
AUD	1.27120	CAD 0.00	EUR 0.00
CAD	1.31370	CHF 6,920,000,000.00	EUR 5,732,273,028.47
CHF	1.20720	EUR 5,850,000,000.00	EUR 5,850,000,000.00
GBP	0.81610	GBP 150,000,000.00	EUR 183,801,004.78
JPY	113.61000	JPY 80,000,000,000.00	EUR 704,163,365.90
TRY	2.35510	TRY 0.00	EUR 0.00
USD	1.31940	USD 12,600,000,000.00	EUR 9,549,795,361.55
NOK	7.3483	NOK 1,500,000,000.00	EUR 204,128,846.13

			EUR 22,892,821,141.13

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2008	2009	2010	2011	2012(1)	2013(2)
	(Millions of euro)
Total taxes and levies, gross	68,528	63,314	65,492	69,858	73,723	76,902
Of which:
Personal Income Tax	2,742	2,605	2,668	2,678	2,860	3,349
Wage Tax	21,308	19,897	20,433	21,784	23,000	23,916
Tax on Interest	3,750	3,015	2,556	2,712	2,980	3,180
Corporate Income Tax	5,934	3,834	4,633	5,277	5,500	5,790
Turnover Tax	21,853	21,628	22,467	23,391	24,230	25,100
Mineral Oils Tax	3,894	3,800	3,854	4,213	4,350	4,470
Other Taxes and Levies	9,046	8,533	8,881	9,802	10,803	11,097

Less: transfers to provinces and municipalities, funds, etc.	(21,517)	(23,397)	(23,340)	(25,414)	(26,344)	(27,875)
Transfers to the European Union	(2,050)	(2,279)	(2,336)	(2,512)	(2,500)	(2,600)

Public taxes, net	44,961	37,638	39,816	41,931	44,879	46,426
Other sources	25,773	24,739	19,619	21,521	20,461	22,252

Total	70,734	62,376	59,434	63,452	65,340	68,678

Differences may arise due to rounding

(1)	Preliminary results that have not yet been audited by the Rechnungshof and approved by the Nationalrat.
(2)	Federal Budget (as of March 6, 2012).

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the Federal Budget 2013 are not comparable to previous years’ figures.

SOURCE: Federal Ministry of Finance.

ORDINARY BUDGET EXPENDITURES, PART 1(1)

	2007	2008
	(Millions of euro)
I. General Account
Federal Government:
Office of the President	7	7
Federal Legislature	125	130
Constitutional Court	8	9
Administrative Court	13	14
Public Attorney’s Office	5	6
Court of Accounts	25	27
Federal Chancellery	464	480
Interior Affairs	2,144	2,235
Education and Culture	6,621	6,969
Arts	227	240
Science	3,515	3,665
Social Affairs and Generations	2,008	2,113
Social Security	7,317	7,670
Health	651	790
Youth, Family and Seniors	5,891	6,513
Foreign Affairs	410	415
Justice	1,086	1,117
National Defence	2,188	2,171
Financial Administration	1,858	1,937
Treasury Operations	2,198	8,192
Tax Collection	3	3
Grants to Provinces and Municipalities	4,763	3,991
Federal Property	782	2,244
Pensions	7,174	7,369
Public Debt Services incl. Swaps	11,977	11,051
Agriculture, Forestry and Water economy	2,037	2,180
Environment new	493	534
Commerce and Employment	5,753	5,342
Transportation, Innovation and Technology	2,588	2,885

Total Federal Expenditures	72,332	80,298

Net Deficit	2,870	9,564

II. Financing Account
Expenditure	57,130	42,190
Revenue	60,000	51,755

Surplus	2,870	9,564

Differences may arise due to rounding

(1)	Due to a restructuring of the Ministries’ competences, the format of this table has changed. As a result, the years 2007 and 2008 are not comparable with the following years.

ORDINARY BUDGET EXPENDITURES, PART 2 (1)

	2010	2011	2012(2)	2013(3)
	(Millions of euro)
I. General Account
Federal Government:
Office of the President	7	7	8	8
Federal Legislature	137	136	173	137
Constitutional Court	11	12	13	13
Administrative Court	16	16	17	18
Public Attorney’s Office	6	6	7	10
Court of Accounts	28	27	31	31
Federal Chancellery	316	326	344	327
Interior Affairs	2,300	2,295	2,470	2,518
Foreign Affairs	431	417	423	407
Justice	1,175	1,202	1,186	1,425
Military Affairs and Sport	2,131	2,158	2,232	2,058
Financial Administration	1,052	1,099	1,219	1,197
Tax Collection	4	—	—	—
Pensions	7,835	8,008	9,017	8,674
Grants to Provinces and Municipalities	736	689	770	804
Federal Property	1,780	1,563	2,624	660
Financial Market Stability	528	80	1,893	1,096
Treasury Operations	614	346	336	312
Public Debt Services incl. Swaps	5,743	6,828	7,947	7,321
Employment	6,335	6,034	6,191	6,490
Social Affairs and Consumer Protection	2,321	2,454	3,005	2,904
Social Security	9,238	9,114	10,024	9,966
Health	995	904	928	926
Youth and Family	6,528	6,294	6,406	6,468
Commerce (Research)	92	106	101	98
Economy	468	409	445	458
Education	7,102	7,848	8,317	8,494
Arts and Culture	420	0	0	0
Science	3,591	3,632	3,848	4,022
Transportation, Innovation and Technology (Research)	338	350	382	411
Transportation, Innovation and Technology	2,118	2,742	2,971	4,066
Agriculture, Forestry and Water economy	2,196	2,034	2,145	2,099
Environment	696	678	1,007	660
Total Federal Expenditure	67,287	67,814	76,480	74,078
Net Deficit	7,853	4,362	11,140	6,327

II. Financing Account
Expenditure	47,031	63,280	82,220	89,403
Revenue	54,884	67,642	93,359	95,731

Surplus	7,853	4,362	11,140	6,327

Differences may arise due to rounding

(1)	Due to a restructuring of the Ministries’ competences, the format of this table has changed. As a result, the years 2007 and 2008 are not comparable with the following years.
(2)	Preliminary results that have not yet been audited by the Rechnungshof and approved by the Nationalrat.
(3)	Federal Budget (as of March 6, 2012).

SOURCE: Federal Budget Laws.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2011

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6.250	EUR	7,131,099,002.31	7,131,099,002.31	EUR	234,940,000.00	234,940,000.00
Government Bond 1999-2014	01-99	01-14	4.125	EUR	1,321,000,000.00	1,321,000,000.00	EUR	23,407,142.86	23,407,142.86
Government Bond 1994-2024	01-94	01-24	6.500	EUR	530,915,263.60	530,915,263.60
Government Bond 1994-2024	02-94	02-24	6.250	EUR	276,876,267.76	276,876,267.76
Government Bond 1986-2016	05-86	05-16	5.750	EUR	196,847,374.26	196,847,374.26
Government Bond 2002-2012	01-02	07-12	5.000	EUR	10,177,384,000.00	10,177,384,000.00	EUR	354,507,142.86	354,507,142.86
Government Bond 2003-2012	07-03	07-12	4.185
Government Bond 2003-2012	04-03	07-12	4.185
Government Bond 2003-2012	04-03	07-12	2.690
Government Bond 2003-2012	07-03	07-12	2.690
Government Bond 2003-2018	01-03	01-18	4.650	EUR	11,256,606,000.00	11,256,606,000.00	EUR	199,830,000.00	199,830,000.00
Government Bond 2006-2018	02-06	01-18	2.525
Government Bond 2011-2018	02-11	01-18	3.125
Government Bond 2004-2018	03-04	01-18	4.385

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6.250							EUR	149,496,000.00	149,496,000.00
Government Bond 1999-2014	01-99	01-14	4.125							EUR	253,402,000.00	253,402,000.00
Government Bond 1994-2024	01-94	01-24	6.500
Government Bond 1994-2024	02-94	02-24	6.250
Government Bond 1986-2016	05-86	05-16	5.750
Government Bond 2002-2012	01-02	07-12	5.000							EUR	324,000,000.00	324,000,000.00
Government Bond 2003-2012	07-03	07-12	4.185				EUR	196,423,841.06	196,423,841.06
Government Bond 2003-2012	04-03	07-12	4.185	EUR	400,000,000.00	400,000,000.00
Government Bond 2003-2012	04-03	07-12	2.690				CHF	594,100,000.00	488,729,845.34
Government Bond 2003-2012	07-03	07-12	2.690	CHF	296,600,000.00	243,994,735.11
Government Bond 2003-2018	01-03	01-18	4.650							EUR	272,170,000.00	272,170,000.00
Government Bond 2006-2018	02-06	01-18	2.525				CHF	88,500,000.00	72,803,553.80
Government Bond 2011-2018	02-11	01-18	3.125				EUR	311,407,437.74	311,407,437.74
Government Bond 2004-2018	03-04	01-18	4.385	EUR	619,928,922.41	619,928,922.41

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2018	03-04	01-18	1.670
Government Bond 2011-2018	02-11	01-18	0.588
Government Bond 2003-2013	05-03	10-13	3.800	EUR	13,126,857,000.00	13,126,857,000.00	EUR	435,507,142.86	435,507,142.86
Government Bond 2004-2014	01-04	07-14	4.300	EUR	9,559,600,000.00	9,559,600,000.00	EUR	127,600,000.00	127,600,000.00
Government Bond 2011-2014	03-11	07-14	2.300
Government Bond 2004-2014	11-04	07-14	3.815
Government Bond 2004-2014	11-04	07-14	2.530
Government Bond 2011-2014	03-11	07-14	0.855
Government Bond 2005-2020	01-05	07-20	3.900	EUR	13,047,220,000.00	13,047,220,000.00	EUR	305,000,000.00	305,000,000.00
Government Bond 2005-2015	05-05	07-15	3.500	EUR	13,120,110,000.00	13,120,110,000.00	EUR	747,007,142.86	747,007,142.86
Government Bond 2006-2021	01-06	09-21	3.500	EUR	13,630,082,000.00	13,630,082,000.00	EUR	422,428,571.40	422,428,571.40
Government Bond 2006-2016	04-06	09-16	4.000	EUR	10,836,818,000.00	10,836,818,000.00	EUR	905,331,291.29	905,331,291.29
Government Bond 2006-2016	10-06	09-16	4.000
Government Bond 2006-2016	10-06	09-16	4.000

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2018	03-04	01-18	1.670				JPY	72,060,000,000.00	719,161,676.65
Government Bond 2011-2018	02-11	01-18	0.588	JPY	35,000,000,000.00	349,301,397.21
Government Bond 2003-2013	05-03	10-13	3.800							EUR	340,000,000.00	340,000,000.00
Government Bond 2004-2014	01-04	07-14	4.300							EUR	639,500,000.00	639,500,000.00
Government Bond 2011-2014	03-11	07-14	2.300				EUR	19,584,802.00	19,584,802.00
Government Bond 2004-2014	11-04	07-14	3.815	EUR	16,485,328.06	16,485,328.06
Government Bond 2004-2014	11-04	07-14	2.530				CHF	25,000,000.00	20,565,975.65
Government Bond 2011-2014	03-11	07-14	0.855	CHF	25,000,000.00	20,565,975.65
Government Bond 2005-2020	01-05	07-20	3.900							EUR	340,000,000.00	340,000,000.00
Government Bond 2005-2015	05-05	07-15	3.500							EUR	783,000,000.00	783,000,000.00
Government Bond 2006-2021	01-06	09-21	3.500							EUR	546,500,000.00	546,500,000.00
Government Bond 2006-2016	04-06	09-16	4.000							EUR	60,150,000.00	60,150,000.00
Government Bond 2006-2016	10-06	09-16	4.000				EUR	631,074,148.43	631,074,148.43
Government Bond 2006-2016	10-06	09-16	4.000	EUR	631,074,148.43	631,074,148.43

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2006-2016	10-06	09-16	2.465
Government Bond 2006-2016	10-06	09-16	2.465
Government Bond 2007-2037	01-07	03-37	4.150	EUR	12,132,322,000.00	12,132,322,000.00	EUR	499,785,000.00	499,785,000.00
Government Bond 2007-2017	09-07	09-17	4.300	EUR	6,714,279,000.00	6,714,279,000.00	EUR	173,407,142.86	173,407,142.86
Government Bond 2008-2019	01-08	03-19	4.350	EUR	11,317,729,000.00	11,317,729,000.00	EUR	112,000,000.00	112,000,000.00
Government Bond 2009-2014	01-09	10-14	3.400	EUR	11,140,871,000.00	11,140,871,000.00	EUR	940,000,000.00	940,000,000.00
Government Bond 2009-2026	06-09	03-26	4.850	EUR	7,923,615,000.00	7,923,615,000.00	EUR	464,600,000.00	464,600,000.00
Government Bond 2010-2017	01-10	02-17	3.200	EUR	8,501,665,000.00	8,501,665,000.00	EUR	619,000,000.00	619,000,000.00
Government Bond 2011-2022	01-11	04-22	3.650	EUR	7,134,019,000.00	7,134,019,000.00	EUR	930,000,000.00	930,000,000.00
Government Bond 1999-2029	10-99	10-29	4.750	GBP	200,000,000.00	239,434,933.56	GBP	99,399,602.00	118,998,685.50
Government Bond 1999-2029	10-99	10-29	var.
Government Bond 1999-2029	10-99	10-29	var.
Government Bond 1999-2029	10-99	10-29	7.250
Government Bond 1999-2029	10-99	10-29	7.250
Government Bond 2002-2012	01-02	01-12	3.375	CHF	1,000,000,000.00	822,639,026.00
Government Bond 2002-2012	02-02	02-12	5.500	USD	600,000,000.00	463,714,351.96
Government Bond 2002-2012	02-02	02-12	5.500
Government Bond 2002-2012	02-02	02-12	3.644

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2006-2016	10-06	09-16	2.465				CHF	1,000,000,000.00	822,639,026.00
Government Bond 2006-2016	10-06	09-16	2.465	CHF	1,000,000,000.00	822,639,026.00
Government Bond 2007-2037	01-07	03-37	4.150							EUR	531,715,000.00	531,715,000.00
Government Bond 2007-2017	09-07	09-17	4.300							EUR	361,000,000.00	361,000,000.00
Government Bond 2008-2019	01-08	03-19	4.350							EUR	813,500,000.00	813,500,000.00
Government Bond 2009-2014	01-09	10-14	3.400							EUR	1,310,000,000.00	1,310,000,000.00
Government Bond 2009-2026	06-09	03-26	4.850							EUR	617,400,000.00	617,400,000.00
Government Bond 2010-2017	01-10	02-17	3.200							EUR	829,000,000.00	829,000,000.00
Government Bond 2011-2022	01-11	04-22	3.650							EUR	573,000,000.00	573,000,000.00
Government Bond 1999-2029	10-99	10-29	4.750
Government Bond 1999-2029	10-99	10-29	var.				EUR	216,919,739.70	216,919,739.70
Government Bond 1999-2029	10-99	10-29	var.	EUR	107,808,678.96	107,808,678.96
Government Bond 1999-2029	10-99	10-29	7.250				GBP	99,399,602.00	118,998,685.50
Government Bond 1999-2029	10-99	10-29	7.250	GBP	200,000,000.00	239,434,933.56
Government Bond 2002-2012	01-02	01-12	3.375
Government Bond 2002-2012	02-02	02-12	5.500
Government Bond 2002-2012	02-02	02-12	5.500	USD	600,000,000.00	463,714,351.96
Government Bond 2002-2012	02-02	02-12	3.644				CHF	983,310,600.00	808,909,674.23

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2002-2012	05-02	02-12	5.161
Government Bond 2003-2013	02-03	02-13	3.640	EUR	50,000,000.00	50,000,000.00
Government Bond 2010-2013	06-10	02-13	2.350
Government Bond 2003-2013	02-03	02-13	3.640
Government Bond 2003-2013	02-03	02-13	2.350
Government Bond 2010-2013	06-10	02-13	2.350
Government Bond 2003-2013	04-03	04-13	4.138	USD	50,000,000.00	38,642,862.66
Government Bond 2003-2013	04-03	04-13	4.108
Government Bond 2003-2013	04-03	04-13	4.138
Government Bond 2003-2023	05-03	05-23	var.	EUR	100,000,000.00	100,000,000.00
Government Bond 2003-2013	06-03	06-13	3.250	USD	3,100,000,000.00	2,395,857,485.12
Government Bond 2003-2013	06-03	06-13	3.470
Government Bond 2003-2013	06-03	06-13	3.250
Government Bond 2004-2014	05-04	05-14	5.000	USD	1,300,000,000.00	1,004,714,429.24
Government Bond 2004-2014	05-04	05-14	4.246
Government Bond 2004-2014	05-04	05-14	5.000

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2002-2012	05-02	02-12	5.161				EUR	18,809,471.12	18,809,471.12
Government Bond 2003-2013	02-03	02-13	3.640
Government Bond 2010-2013	06-10	02-13	2.350				EUR	54,273,883.47	54,273,883.47
Government Bond 2003-2013	02-03	02-13	3.640	EUR	50,000,000.00	50,000,000.00
Government Bond 2003-2013	02-03	02-13	2.350				CHF	73,400,000.00	60,381,704.51
Government Bond 2010-2013	06-10	02-13	2.350	CHF	73,400,000.00	60,381,704.51
Government Bond 2003-2013	04-03	04-13	4.138
Government Bond 2003-2013	04-03	04-13	4.108				EUR	46,339,202.97	46,339,202.97
Government Bond 2003-2013	04-03	04-13	4.138	USD	50,000,000.00	38,642,862.66
Government Bond 2003-2023	05-03	05-23	var.
Government Bond 2003-2013	06-03	06-13	3.250
Government Bond 2003-2013	06-03	06-13	3.470				EUR	2,591,984,783.40	2,591,984,783.40
Government Bond 2003-2013	06-03	06-13	3.250	USD	3,100,000,000.00	2,395,857,485.12
Government Bond 2004-2014	05-04	05-14	5.000
Government Bond 2004-2014	05-04	05-14	4.246				EUR	1,056,362,243.28	1,056,362,243.28
Government Bond 2004-2014	05-04	05-14	5.000	USD	1,300,000,000.00	1,004,714,429.24

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2014	09-04	09-14	5.750	AUD	600,000,000.00	471,586,889.88
Government Bond 2004-2014	09-04	09-14	4.054
Government Bond 2004-2014	09-04	09-14	5.750
Government Bond 2004-2034	12-04	12-34	5.375	CAD	300,000,000.00	227,014,755.96
Government Bond 2004-2034	12-04	12-34	4.412
Government Bond 2004-2034	12-04	12-34	5.375
Government Bond 2005-2024	01-05	12-24	5.000	CAD	250,000,000.00	189,178,963.30
Government Bond 2005-2024	01-05	12-24	4.044
Government Bond 2005-2024	01-05	12-24	5.000
Government Bond 2005-2012	01-05	03-12	4.000	USD	1,200,000,000.00	927,428,703.92
Government Bond 2005-2012	01-05	03-12	3.140
Government Bond 2005-2012	01-05	03-12	4.000
Government Bond 2006-2012	12-06	01-12	17.000	TRY	50,000,000.00	20,464,963.98
Government Bond 2006-2012	12-06	01-12	3.517
Government Bond 2006-2012	12-06	01-12	17.000
Government Bond 2004-2034	01-04	01-34	5.125	EUR	16,596,960.00	16,596,960.00
Government Bond 2004-2034	01-04	01-34	4.875

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2014	09-04	09-14	5.750
Government Bond 2004-2014	09-04	09-14	4.054				EUR	352,420,524.33	352,420,524.33
Government Bond 2004-2014	09-04	09-14	5.750	AUD	600,000,000.00	471,586,889.88
Government Bond 2004-2034	12-04	12-34	5.375
Government Bond 2004-2034	12-04	12-34	4.412				EUR	192,901,234.57	192,901,234.57
Government Bond 2004-2034	12-04	12-34	5.375	CAD	300,000,000.00	227,014,755.96
Government Bond 2005-2024	01-05	12-24	5.000
Government Bond 2005-2024	01-05	12-24	4.044				EUR	151,602,437.77	151,602,437.77
Government Bond 2005-2024	01-05	12-24	5.000	CAD	250,000,000.00	189,178,963.30
Government Bond 2005-2012	01-05	03-12	4.000
Government Bond 2005-2012	01-05	03-12	3.140				EUR	896,554,659.65	896,554,659.65
Government Bond 2005-2012	01-05	03-12	4.000	USD	1,200,000,000.00	927,428,703.92
Government Bond 2006-2012	12-06	01-12	17.000
Government Bond 2006-2012	12-06	01-12	3.517				EUR	25,974,025.97	25,974,025.97
Government Bond 2006-2012	12-06	01-12	17.000	TRY	50,000,000.00	20,464,963.98
Government Bond 2004-2034	01-04	01-34	5.125
Government Bond 2004-2034	01-04	01-34	4.875				EUR	12,135,922.33	12,135,922.33

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2034	01-04	01-34	5.125
Government Bond 2009-2016	07-09	07-16	2.500	CHF	900,000,000.00	740,375,123.40	CHF	300,000,000.00	246,791,707.80
Government Bond 2011-2016	04-11	07-16	3.000
Government Bond 2011-2016	04-11	07-16	1.500
Government Bond 2009-2012	09-09	11-12	2.000	USD	1,500,000,000.00	1,159,285,879.90
Government Bond 2009-2012	09-09	11-12	var.
Government Bond 2009-2012	09-09	11-12	2.000
Government Bond 2011-2016	06-11	06-16	1.750	USD	1,000,000,000.00	772,857,253.27
Government Bond 2011-2016	06-11	06-16	2.452
Government Bond 2011-2016	06-11	06-16	1.750
Government Bond 2011-2016	10-11	10-16	var.	NOK	2,000,000,000.00	257,931,390.25
Government Bond 2011-2016	10-11	10-16	var.
Government Bond 2011-2016	10-11	10-16	var.
Federal Obligation 1999-2012	05-99	05-12	7.643	EUR	250,000,000.00	250,000,000.00	EUR	250,000,000.00	250,000,000.00
Federal Obligation 1996-2012	01-96	09-12	3.230	JPY	10,000,000,000.00	99,800,399.20

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2034	01-04	01-34	5.125	EUR	16,596,959.44	16,596,959.44
Government Bond 2009-2016	07-09	07-16	2.500
Government Bond 2011-2016	04-11	07-16	3.000				EUR	281,492,233.69	281,492,233.69
Government Bond 2011-2016	04-11	07-16	1.500	CHF	350,000,000.00	287,923,659.10
Government Bond 2009-2012	09-09	11-12	2.000
Government Bond 2009-2012	09-09	11-12	var.				EUR	1,020,130,576.71	1,020,130,576.71
Government Bond 2009-2012	09-09	11-12	2.000	USD	1,500,000,000.00	1,159,285,879.90
Government Bond 2011-2016	06-11	06-16	1.750
Government Bond 2011-2016	06-11	06-16	2.452				EUR	695,845,800.57	695,845,800.57
Government Bond 2011-2016	06-11	06-16	1.750	USD	1,000,000,000.00	772,857,253.27
Government Bond 2011-2016	10-11	10-16	var.
Government Bond 2011-2016	10-11	10-16	var.				EUR	259,203,832.95	259,203,832.95
Government Bond 2011-2016	10-11	10-16	var.	NOK	2,000,000,000.00	257,931,390.25
Federal Obligation 1999-2012	05-99	05-12	7.643
Federal Obligation 1996-2012	01-96	09-12	3.230

	Date of Issue	Maturity	Interest Rate (%)	Financial debt before swap			Credit affiliates
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 1995-2015	06-95	06-15	7.250	ATS	300,000,000.00	21,801,850.25
Federal Obligation 1995-2015	06-95	06-15	7.375	ATS	250,000,000.00	18,168,208.54
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	2,000,000,000.00	19,960,079.84
Federal Obligation 2001-2021	11-01	11-21	5.140
Federal Obligation 2001-2021	11-01	11-21	4.000
Federal Obligation 2001-2021	11-01	11-21	0.000	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2001-2021	11-01	11-21	5.080
Federal Obligation 2001-2021	11-01	11-21	0.000
Federal Obligation 2001-2031	11-01	11-31	1.131	JPY	3,000,000,000.00	29,940,119.76
Federal Obligation 2001-2031	11-01	11-31	4.825
Federal Obligation 2001-2031	11-01	11-31	1.131
Federal Obligation 2001-2016	12-01	12-16	2.107	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2001-2016	12-01	12-16	4.565
Federal Obligation 2001-2016	12-01	12-16	2.107
Federal Obligation 2002-2027	01-02	01-27	0.000	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2027	01-02	01-27	4.940
Federal Obligation 2002-2027	01-02	01-27	0.000
Federal Obligation 2002-2017	02-02	02-17	var.	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2017	02-02	02-17	4.932
Federal Obligation 2002-2017	02-02	02-17	var.
Federal Obligation 2002-2022	02-02	02-22	4.774	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2022	02-02	02-22	5.050
Federal Obligation 2002-2022	02-02	02-22	4.774
Federal Obligation 2002-2032	07-02	07-32	0.577	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2032	07-02	07-32	4.985
Federal Obligation 2002-2032	07-02	07-32	0.577
Federal Obligation 2003-2033	10-03	10-33	0.000	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2003-2033	10-03	10-33	4.625
Federal Obligation 2003-2033	10-03	10-33	0.000
Federal Obligation 2004-2012	04-04	04-12	4.010	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2012	04-04	04-12	3.810
Federal Obligation 2004-2012	04-04	04-12	4.010
Federal Obligation 2004-2012	04-04	04-12	4.090	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2012	04-04	04-12	3.780
Federal Obligation 2004-2012	04-04	04-12	4.090
Federal Obligation 2004-2013	04-04	04-13	4.390	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	04-04	04-13	3.940
Federal Obligation 2004-2013	04-04	04-13	4.390
Federal Obligation 2004-2013	05-04	05-13	4.480	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	05-04	05-13	3.970
Federal Obligation 2004-2013	05-04	05-13	4.480
Federal Obligation 2004-2013	05-04	05-13	4.540	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	05-04	05-13	3.995
Federal Obligation 2004-2013	05-04	05-13	4.540
Federal Obligation 2004-2013	05-04	05-13	4.650	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	05-04	05-13	3.934
Federal Obligation 2004-2013	05-04	05-13	4.650
Federal Obligation 2004-2012	05-04	05-12	4.880	USD	100,000,000.00	77,285,725.33

	Date of Issue	Maturity	Interest Rate (%)	Credit swaps			Debt swaps			Debt holding of own bonds
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 1995-2015	06-95	06-15	7.250
Federal Obligation 1995-2015	06-95	06-15	7.375
Federal Obligation 2001-2021	11-01	11-21	4.000
Federal Obligation 2001-2021	11-01	11-21	5.140				EUR	18,315,000.00	18,315,000.00
Federal Obligation 2001-2021	11-01	11-21	4.000	JPY	2,000,000,000.00	19,960,079.84
Federal Obligation 2001-2021	11-01	11-21	0.000
Federal Obligation 2001-2021	11-01	11-21	5.080				EUR	9,132,400.00	9,132,400.00
Federal Obligation 2001-2021	11-01	11-21	0.000	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2001-2031	11-01	11-31	1.131
Federal Obligation 2001-2031	11-01	11-31	4.825				EUR	27,473,000.00	27,473,000.00
Federal Obligation 2001-2031	11-01	11-31	1.131	JPY	3,000,000,000.00	29,940,119.76
Federal Obligation 2001-2016	12-01	12-16	2.107
Federal Obligation 2001-2016	12-01	12-16	4.565				EUR	9,170,946.00	9,170,946.00
Federal Obligation 2001-2016	12-01	12-16	2.107	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2027	01-02	01-27	0.000
Federal Obligation 2002-2027	01-02	01-27	4.940				EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2027	01-02	01-27	0.000	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2017	02-02	02-17	var.
Federal Obligation 2002-2017	02-02	02-17	4.932				EUR	8,470,000.00	8,470,000.00
Federal Obligation 2002-2017	02-02	02-17	var.	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2022	02-02	02-22	4.774
Federal Obligation 2002-2022	02-02	02-22	5.050				EUR	8,687,000.00	8,687,000.00
Federal Obligation 2002-2022	02-02	02-22	4.774	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2002-2032	07-02	07-32	0.577
Federal Obligation 2002-2032	07-02	07-32	4.985				EUR	8,520,000.00	8,520,000.00
Federal Obligation 2002-2032	07-02	07-32	0.577	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2003-2033	10-03	10-33	0.000
Federal Obligation 2003-2033	10-03	10-33	4.625				EUR	7,662,835.25	7,662,835.25
Federal Obligation 2003-2033	10-03	10-33	0.000	JPY	1,000,000,000.00	9,980,039.92
Federal Obligation 2004-2012	04-04	04-12	4.010
Federal Obligation 2004-2012	04-04	04-12	3.810				EUR	82,203,041.51	82,203,041.51
Federal Obligation 2004-2012	04-04	04-12	4.010	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2012	04-04	04-12	4.090
Federal Obligation 2004-2012	04-04	04-12	3.780				EUR	82,644,628.10	82,644,628.10
Federal Obligation 2004-2012	04-04	04-12	4.090	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	04-04	04-13	4.390
Federal Obligation 2004-2013	04-04	04-13	3.940				EUR	83,542,188.81	83,542,188.81
Federal Obligation 2004-2013	04-04	04-13	4.390	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	05-04	05-13	4.480
Federal Obligation 2004-2013	05-04	05-13	3.970				EUR	83,956,007.05	83,956,007.05
Federal Obligation 2004-2013	05-04	05-13	4.480	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	05-04	05-13	4.540
Federal Obligation 2004-2013	05-04	05-13	3.995				EUR	84,459,459.46	84,459,459.46
Federal Obligation 2004-2013	05-04	05-13	4.540	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2013	05-04	05-13	4.650
Federal Obligation 2004-2013	05-04	05-13	3.934				EUR	82,658,290.63	82,658,290.63
Federal Obligation 2004-2013	05-04	05-13	4.650	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2012	05-04	05-12	4.880

	Date of Issue	Maturity	Interest Rate (%)	Financial debt before swap			Credit affiliates
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2004-2012	05-04	05-12	4.030
Federal Obligation 2004-2012	05-04	05-12	4.880
Federal Obligation 2004-2019	06-04	05-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2019	11-04	11-19	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2004-2034	12-04	10-34	var.	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2020	03-05	03-20	var.	EUR	250,000,000.00	250,000,000.00
Federal Obligation 2005-2017	03-05	03-17	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2034	03-05	10-34	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2005-2020	04-05	04-20	var.	EUR	200,000,000.00	200,000,000.00
Federal Obligation 2005-2020	04-05	04-20	3.243	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2015	05-05	05-15	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2015	06-05	06-15	var.	EUR	144,276,000.00	144,276,000.00
Federal Obligation 2005-2022	06-05	06-22	var.	EUR	125,000,000.00	125,000,000.00
Federal Obligation 2005-2020	06-05	06-20	var.	EUR	100,000,000.00	100,000,000.00
Federal Obligation 2005-2025	08-05	08-25	var.	EUR	97,984,000.00	97,984,000.00
Federal Obligation 2005-2025	07-05	07-25	var.	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2005-2025	10-05	10-25	3.085	EUR	120,000,000.00	120,000,000.00
Federal Obligation 2005-2035	10-05	10-35	4.200	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2005-2019	12-05	12-19	2.093	EUR	50,000,000.00	50,000,000.00
Federal Obligation 2006-2016	02-06	02-16	0.000	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2003-2032	11-03	07-32	var.	EUR	2,500,000,000.00	2,500,000,000.00
Treasury Bill 2011-2012	01-11	01-12	var.	USD	350,000,000.00	270,500,038.64
Treasury Bill 2011-2012	01-11	01-12	var.
Treasury Bill 2011-2012	01-11	01-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.	EUR	370,000,000.00	370,000,000.00
Treasury Bill 2011-2012	02-11	02-12	var.	USD	350,000,000.00	270,500,038.64
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.	EUR	250,000,000.00	250,000,000.00
Treasury Bill 2011-2012	02-11	02-12	var.	EUR	100,000,000.00	100,000,000.00
Treasury Bill 2011-2012	02-11	02-12	var.	EUR	50,000,000.00	50,000,000.00
Treasury Bill 2011-2012	03-11	03-12	var.	EUR	12,000,000.00	12,000,000.00
Treasury Bill 2011-2012	03-11	03-12	var.	GBP	150,000,000.00	179,576,200.17
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.	USD	350,000,000.00	270,500,038.64
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.	USD	150,000,000.00	115,928,587.99
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.	USD	150,000,000.00	115,928,587.99
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	GBP	150,000,000.00	179,576,200.17

	Date of Issue	Maturity	Interest Rate (%)	Credit swaps			Debt swaps			Debt holding of own bonds
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Federal Obligation 2004-2012	05-04	05-12	4.030				EUR	84,817,642.07	84,817,642.07
Federal Obligation 2004-2012	05-04	05-12	4.880	USD	100,000,000.00	77,285,725.33
Federal Obligation 2004-2019	06-04	05-19	var.
Federal Obligation 2004-2019	11-04	11-19	var.
Federal Obligation 2004-2034	12-04	10-34	var.
Federal Obligation 2005-2020	03-05	03-20	var.
Federal Obligation 2005-2017	03-05	03-17	var.
Federal Obligation 2005-2034	03-05	10-34	var.
Federal Obligation 2005-2020	04-05	04-20	var.
Federal Obligation 2005-2020	04-05	04-20	3.243
Federal Obligation 2005-2015	05-05	05-15	var.
Federal Obligation 2005-2015	06-05	06-15	var.
Federal Obligation 2005-2022	06-05	06-22	var.
Federal Obligation 2005-2020	06-05	06-20	var.
Federal Obligation 2005-2025	08-05	08-25	var.
Federal Obligation 2005-2025	07-05	07-25	var.
Federal Obligation 2005-2025	10-05	10-25	3.085
Federal Obligation 2005-2035	10-05	10-35	4.200
Federal Obligation 2005-2019	12-05	12-19	2.093
Federal Obligation 2006-2016	02-06	02-16	0.000
Treasury Bill 2003-2032	11-03	07-32	var.							EUR	1,690,794,653.51	1,690,794,653.51
Treasury Bill 2011-2012	01-11	01-12	var.
Treasury Bill 2011-2012	01-11	01-12	var.				EUR	259,740,259.74	259,740,259.74
Treasury Bill 2011-2012	01-11	01-12	var.	USD	350,000,000.00	270,500,038.64
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.				EUR	256,729,993.40	256,729,993.40
Treasury Bill 2011-2012	02-11	02-12	var.	USD	350,000,000.00	270,500,038.64
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.				EUR	36,740,392.39	36,740,392.39
Treasury Bill 2011-2012	02-11	02-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	02-11	02-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.				EUR	175,212,152.71	175,212,152.71
Treasury Bill 2011-2012	03-11	03-12	var.	GBP	150,000,000.00	179,576,200.17
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.				EUR	250,590,678.03	250,590,678.03
Treasury Bill 2011-2012	03-11	03-12	var.	USD	350,000,000.00	270,500,038.64
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.				EUR	107,426,770.75	107,426,770.75
Treasury Bill 2011-2012	03-11	03-12	var.	USD	150,000,000.00	115,928,587.99
Treasury Bill 2011-2012	03-11	03-12	var.
Treasury Bill 2011-2012	03-11	03-12	var.				EUR	107,369,099.17	107,369,099.17
Treasury Bill 2011-2012	03-11	03-12	var.	USD	150,000,000.00	115,928,587.99
Treasury Bill 2011-2012	06-11	06-12	var.

	Date of Issue	Maturity	Interest Rate (%)	Financial debt before swap			Credit affiliates
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	EUR	130,000,000.00	130,000,000.00
Treasury Bill 2011-2012	06-11	06-12	var.	USD	75,000,000.00	57,964,293.99
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	GBP	130,000,000.00	155,632,706.81
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	USD	300,000,000.00	231,857,175.98
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.	USD	100,000,000.00	77,285,725.33
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	09-11	09-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	09-11	09-12	var.
Treasury Bill 2011-2012	09-11	09-12	var.
Treasury Bill 2011-2012	10-11	09-12	var.	USD	300,000,000.00	231,857,175.98
Treasury Bill 2011-2012	10-11	09-12	var.
Treasury Bill 2011-2012	10-11	09-12	var.
Loan from Insurances 2003-2018	05-03	05-18	4.350	EUR	13,200,000.00	13,200,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2003-2018	07-03	07-18	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2003-2013	11-03	11-13	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2005-2022	06-05	05-22	5.000	EUR	29,069,133.67	29,069,133.67
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,028,851.12	10,028,851.12
Loan from Insurances 2005-2020	06-05	06-20	5.000	EUR	36,336,417.08	36,336,417.08
Loan from Insurances 2005-2022	06-05	06-22	5.000	EUR	10,101,523.95	10,101,523.95
Loan from Insurances 2005-2020	11-05	11-20	3.630	EUR	13,000,000.00	13,000,000.00
Loan from Insurances 2007-2012	07-07	07-12	4.430	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2028	05-08	05-28	4.700	EUR	11,500,000.00	11,500,000.00
Loan from Insurances 2008-2013	10-08	10-13	3.880	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2008-2027	11-08	11-27	4.700	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2018	11-08	11-18	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2023	11-08	11-23	4.500	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2008-2021	11-08	11-21	4.450	EUR	2,500,000.00	2,500,000.00
Loan from Insurances 2008-2024	11-08	11-24	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	15,000,000.00	15,000,000.00

	Date of Issue	Maturity	Interest Rate (%)	Credit swaps			Debt swaps			Debt holding of own bonds
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	169,014,084.51	169,014,084.51
Treasury Bill 2011-2012	06-11	06-12	var.	GBP	150,000,000.00	179,576,200.17
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	34,447,123.67	34,447,123.67
Treasury Bill 2011-2012	06-11	06-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	52,283,025.44	52,283,025.44
Treasury Bill 2011-2012	06-11	06-12	var.	USD	75,000,000.00	57,964,293.99
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	34,904,013.96	34,904,013.96
Treasury Bill 2011-2012	06-11	06-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	146,478,873.24	146,478,873.24
Treasury Bill 2011-2012	06-11	06-12	var.	GBP	130,000,000.00	155,632,706.81
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	210,010,500.53	210,010,500.53
Treasury Bill 2011-2012	06-11	06-12	var.	USD	300,000,000.00	231,857,175.98
Treasury Bill 2011-2012	06-11	06-12	var.
Treasury Bill 2011-2012	06-11	06-12	var.				EUR	70,067,264.57	70,067,264.57
Treasury Bill 2011-2012	06-11	06-12	var.	USD	100,000,000.00	77,285,725.33
Treasury Bill 2011-2012	09-11	09-12	var.
Treasury Bill 2011-2012	09-11	09-12	var.				EUR	36,697,247.71	36,697,247.71
Treasury Bill 2011-2012	09-11	09-12	var.	USD	50,000,000.00	38,642,862.66
Treasury Bill 2011-2012	10-11	09-12	var.
Treasury Bill 2011-2012	10-11	09-12	var.				EUR	225,056,264.07	225,056,264.07
Treasury Bill 2011-2012	10-11	09-12	var.	USD	300,000,000.00	231,857,175.98
Loan from Insurances 2003-2018	05-03	05-18	4.350
Loan from Insurances 2003-2018	07-03	07-18	4.400
Loan from Insurances 2003-2018	07-03	07-18	4.400
Loan from Insurances 2003-2013	11-03	11-13	4.250
Loan from Insurances 2005-2022	06-05	05-22	5.000
Loan from Insurances 2005-2022	06-05	06-22	5.000
Loan from Insurances 2005-2020	06-05	06-20	5.000
Loan from Insurances 2005-2022	06-05	06-22	5.000
Loan from Insurances 2005-2020	11-05	11-20	3.630
Loan from Insurances 2007-2012	07-07	07-12	4.430
Loan from Insurances 2008-2028	05-08	05-28	4.700
Loan from Insurances 2008-2028	05-08	05-28	4.700
Loan from Insurances 2008-2013	10-08	10-13	3.880
Loan from Insurances 2008-2027	11-08	11-27	4.700
Loan from Insurances 2008-2018	11-08	11-18	4.400
Loan from Insurances 2008-2018	11-08	11-18	4.400
Loan from Insurances 2008-2023	11-08	11-23	4.500
Loan from Insurances 2008-2021	11-08	11-21	4.450
Loan from Insurances 2008-2021	11-08	11-21	4.450
Loan from Insurances 2008-2024	11-08	11-24	4.450
Loan from Insurances 2008-2020	11-08	11-20	4.200

	Date of Issue	Maturity	Interest Rate (%)	Financial debt before swap			Credit affiliates
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2008-2020	11-08	11-20	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2025	11-08	09-25	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2027	12-08	07-27	4.150	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2020	12-08	07-20	4.050	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	7,500,000.00	7,500,000.00
Loan from Insurances 2008-2021	12-08	06-21	4.125	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2008-2022	12-08	12-22	3.960	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2008-2024	12-08	12-24	4.000	EUR	7,000,000.00	7,000,000.00
Loan from Insurances 2008-2028	12-08	12-28	4.070	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	01-09	01-23	4.000	EUR	3,000,000.00	3,000,000.00
Loan from Insurances 2009-2027	01-09	07-27	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	30,000,000.00	30,000,000.00
Loan from Insurances 2009-2022	01-09	04-22	4.100	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	01-09	01-20	4.190	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2026	02-09	10-26	4.400	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2022	02-09	04-22	4.200	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.430	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.450	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.300	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2028	02-09	02-28	4.580	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	02-09	02-27	4.560	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2026	02-09	02-26	4.530	EUR	4,000,000.00	4,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2020	02-09	07-20	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	02-09	02-29	4.770	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	15,000,000.00	15,000,000.00
Loan from Insurances 2009-2030	02-09	02-30	4.720	EUR	2,000,000.00	2,000,000.00
Loan from Insurances 2009-2024	02-09	02-24	4.610	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2029	03-09	03-29	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.800	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	1,500,000.00	1,500,000.00
Loan from Insurances 2009-2020	03-09	07-20	4.360	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2028	03-09	03-28	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2022	03-09	01-22	4.180	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2027	03-09	07-27	4.625	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Insurances 2009-2023	03-09	03-23	4.320	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2021	03-09	03-21	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2009-2027	03-09	03-27	4.640	EUR	10,000,000.00	10,000,000.00

	Date of Issue	Maturity	Interest Rate (%)	Credit swaps			Debt swaps			Debt holding of own bonds
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2008-2020	11-08	11-20	4.200
Loan from Insurances 2008-2025	11-08	09-25	4.250
Loan from Insurances 2008-2027	12-08	07-27	4.150
Loan from Insurances 2008-2020	12-08	07-20	4.050
Loan from Insurances 2008-2020	12-08	07-20	4.050
Loan from Insurances 2008-2021	12-08	06-21	4.125
Loan from Insurances 2008-2021	12-08	06-21	4.125
Loan from Insurances 2008-2022	12-08	12-22	3.960
Loan from Insurances 2008-2022	12-08	12-22	3.960
Loan from Insurances 2008-2024	12-08	12-24	4.000
Loan from Insurances 2008-2028	12-08	12-28	4.070
Loan from Insurances 2009-2023	01-09	01-23	4.000
Loan from Insurances 2009-2023	01-09	01-23	4.000
Loan from Insurances 2009-2023	01-09	01-23	4.000
Loan from Insurances 2009-2023	01-09	01-23	4.000
Loan from Insurances 2009-2027	01-09	07-27	4.300
Loan from Insurances 2009-2022	01-09	04-22	4.100
Loan from Insurances 2009-2022	01-09	04-22	4.100
Loan from Insurances 2009-2020	01-09	01-20	4.190
Loan from Insurances 2009-2026	02-09	10-26	4.400
Loan from Insurances 2009-2026	02-09	10-26	4.400
Loan from Insurances 2009-2022	02-09	04-22	4.200
Loan from Insurances 2009-2029	02-09	02-29	4.430
Loan from Insurances 2009-2028	02-09	02-28	4.450
Loan from Insurances 2009-2024	02-09	02-24	4.300
Loan from Insurances 2009-2028	02-09	02-28	4.580
Loan from Insurances 2009-2027	02-09	02-27	4.560
Loan from Insurances 2009-2026	02-09	02-26	4.530
Loan from Insurances 2009-2020	02-09	07-20	4.400
Loan from Insurances 2009-2020	02-09	07-20	4.400
Loan from Insurances 2009-2024	02-09	02-24	4.610
Loan from Insurances 2009-2029	02-09	02-29	4.770
Loan from Insurances 2009-2024	02-09	02-24	4.610
Loan from Insurances 2009-2030	02-09	02-30	4.720
Loan from Insurances 2009-2024	02-09	02-24	4.610
Loan from Insurances 2009-2029	03-09	03-29	4.800
Loan from Insurances 2009-2024	03-09	03-24	4.800
Loan from Insurances 2009-2028	03-09	03-28	4.820
Loan from Insurances 2009-2020	03-09	07-20	4.360
Loan from Insurances 2009-2020	03-09	07-20	4.360
Loan from Insurances 2009-2028	03-09	03-28	4.750
Loan from Insurances 2009-2022	03-09	01-22	4.180
Loan from Insurances 2009-2022	03-09	01-22	4.180
Loan from Insurances 2009-2027	03-09	07-27	4.625
Loan from Insurances 2009-2024	03-09	03-24	4.400
Loan from Insurances 2009-2023	03-09	03-23	4.320
Loan from Insurances 2009-2021	03-09	03-21	4.220
Loan from Insurances 2009-2027	03-09	03-27	4.640

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2022	04-09	04-22	4.250	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	04-09	04-19	4.000	EUR	1,000,000.00	1,000,000.00
Loan from Insurances 2009-2019	07-09	07-19	4.120	EUR	16,000,000.00	16,000,000.00
Loan from Insurances 2009-2026	09-09	09-26	4.260	EUR	20,000,000.00	20,000,000.00
Loan from Insurances 2010-2030	03-10	03-30	3.920	EUR	10,000,000.00	10,000,000.00
Loan from Insurances 2011-2026	10-11	10-26	3.345	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 2011-2027	11-11	11-27	3.770	EUR	25,000,000.00	25,000,000.00
Loan from Insurances 1996-2012	06-96	06-12	6.850	ATS	442,240,000.00	32,138,834.18
Loan from Insurances 1996-2012	07-96	07-12	6.938	ATS	318,379,999.70	23,137,576.92
Loan from Insurances 1996-2012	07-96	07-12	6.900	ATS	28,580,000.00	2,076,989.60
Loan from Insurances 1997-2012	01-97	01-12	6.000	ATS	81,720,000.00	5,938,824.01
Loan from Banks 2002-2012	01-02	01-12	4.900	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2003-2013	06-03	06-13	3.780	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2004-2027	02-04	02-27	4.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.910	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	02-04	02-29	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2032	02-04	02-32	4.910	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	02-04	08-24	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2024	03-04	03-24	4.740	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	03-04	03-34	4.860	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2025	03-04	03-25	4.650	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2012	03-04	03-12	3.690	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2034	04-04	04-34	4.865	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2019	05-04	05-19	var.	EUR	57,000,000.00	57,000,000.00
Loan from Banks 2004-2028	04-04	04-28	4.820	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2034	05-04	05-34	4.910	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.770	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2023	05-04	05-23	4.800	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2024	05-04	05-24	4.835	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2004-2022	05-04	05-22	4.820	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2021	05-04	05-21	4.790	EUR	350,000,000.00	350,000,000.00
Loan from Banks 2004-2019	06-04	06-19	4.720	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2012	06-04	06-12	4.140	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2012	07-04	07-12	4.090	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2004-2024	07-04	07-24	4.750	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2004-2019	07-04	07-19	4.600	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2004-2041	08-04	08-41	4.145	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2044	09-04	05-44	4.175	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2028	09-04	09-28	4.680	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2004-2039	09-04	09-39	4.105	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2004-2016	10-04	10-16	var.	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.565	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2029	10-04	10-29	4.605	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2004-2012	10-04	10-12	3.810	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2004-2022	11-04	11-22	4.360	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	02-05	02-35	3.455	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.220	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2025	02-05	02-25	4.100	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2020	03-05	08-20	4.005	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2005-2035	03-05	03-35	3.690	EUR	600,000,000.00	600,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.660	EUR	750,000,000.00	750,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.720	EUR	500,000,000.00	500,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.650	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.633	EUR	300,000,000.00	300,000,000.00

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Insurances 2009-2022	04-09	04-22	4.250
Loan from Insurances 2009-2019	04-09	04-19	4.000
Loan from Insurances 2009-2019	07-09	07-19	4.120
Loan from Insurances 2009-2026	09-09	09-26	4.260
Loan from Insurances 2010-2030	03-10	03-30	3.920
Loan from Insurances 2011-2026	10-11	10-26	3.345
Loan from Insurances 2011-2027	11-11	11-27	3.770
Loan from Insurances 1996-2012	06-96	06-12	6.850
Loan from Insurances 1996-2012	07-96	07-12	6.938
Loan from Insurances 1996-2012	07-96	07-12	6.900
Loan from Insurances 1997-2012	01-97	01-12	6.000
Loan from Banks 2002-2012	01-02	01-12	4.900
Loan from Banks 2003-2013	06-03	06-13	3.780
Loan from Banks 2004-2027	02-04	02-27	4.900
Loan from Banks 2004-2029	02-04	02-29	4.910
Loan from Banks 2004-2029	02-04	02-29	4.900
Loan from Banks 2004-2032	02-04	02-32	4.910
Loan from Banks 2004-2024	02-04	08-24	4.800
Loan from Banks 2004-2024	03-04	03-24	4.740
Loan from Banks 2004-2034	03-04	03-34	4.860
Loan from Banks 2004-2025	03-04	03-25	4.650
Loan from Banks 2004-2012	03-04	03-12	3.690
Loan from Banks 2004-2034	04-04	04-34	4.900
Loan from Banks 2004-2034	04-04	04-34	4.865
Loan from Banks 2004-2019	05-04	05-19	var.
Loan from Banks 2004-2028	04-04	04-28	4.820
Loan from Banks 2004-2034	05-04	05-34	4.910
Loan from Banks 2004-2022	05-04	05-22	4.770
Loan from Banks 2004-2023	05-04	05-23	4.800
Loan from Banks 2004-2024	05-04	05-24	4.835
Loan from Banks 2004-2022	05-04	05-22	4.820
Loan from Banks 2004-2021	05-04	05-21	4.790
Loan from Banks 2004-2019	06-04	06-19	4.720
Loan from Banks 2004-2012	06-04	06-12	4.140
Loan from Banks 2004-2012	07-04	07-12	4.090
Loan from Banks 2004-2024	07-04	07-24	4.750
Loan from Banks 2004-2019	07-04	07-19	4.600
Loan from Banks 2004-2041	08-04	08-41	4.145
Loan from Banks 2004-2044	09-04	05-44	4.175
Loan from Banks 2004-2028	09-04	09-28	4.680
Loan from Banks 2004-2039	09-04	09-39	4.105
Loan from Banks 2004-2016	10-04	10-16	var.
Loan from Banks 2004-2029	10-04	10-29	4.565
Loan from Banks 2004-2029	10-04	10-29	4.605
Loan from Banks 2004-2012	10-04	10-12	3.810
Loan from Banks 2004-2022	11-04	11-22	4.360
Loan from Banks 2005-2035	02-05	02-35	3.455
Loan from Banks 2005-2035	03-05	03-35	3.220
Loan from Banks 2005-2025	02-05	02-25	4.100
Loan from Banks 2005-2020	03-05	08-20	4.005
Loan from Banks 2005-2035	03-05	03-35	3.690
Loan from Banks 2005-2035	04-05	04-35	3.660
Loan from Banks 2005-2035	04-05	04-35	3.720
Loan from Banks 2005-2035	04-05	04-35	3.650
Loan from Banks 2005-2035	04-05	04-35	3.633

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	04-05	04-35	3.485	EUR	250,000,000.00	250,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.340	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.330	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.450	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	04-05	04-35	3.445	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.200	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.225	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.170	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.075	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.070	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.060	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.045	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	3.010	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.915	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.900	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.848	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.813	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.805	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.775	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	05-05	05-35	2.745	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.858	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.830	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.800	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.680	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.670	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2005-2035	06-05	06-35	2.460	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.345	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.365	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.363	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.359	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.350	EUR	25,000,000.00	25,000,000.00

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2005-2035	04-05	04-35	3.485
Loan from Banks 2005-2035	04-05	04-35	3.340
Loan from Banks 2005-2035	04-05	04-35	3.330
Loan from Banks 2005-2035	04-05	04-35	3.460
Loan from Banks 2005-2035	04-05	04-35	3.450
Loan from Banks 2005-2035	04-05	04-35	3.445
Loan from Banks 2005-2035	05-05	05-35	3.200
Loan from Banks 2005-2035	05-05	05-35	3.170
Loan from Banks 2005-2035	05-05	05-35	3.225
Loan from Banks 2005-2035	05-05	05-35	3.170
Loan from Banks 2005-2035	05-05	05-35	3.075
Loan from Banks 2005-2035	05-05	05-35	3.070
Loan from Banks 2005-2035	05-05	05-35	3.070
Loan from Banks 2005-2035	05-05	05-35	3.060
Loan from Banks 2005-2035	05-05	05-35	3.045
Loan from Banks 2005-2035	05-05	05-35	3.045
Loan from Banks 2005-2035	05-05	05-35	3.010
Loan from Banks 2005-2035	05-05	05-35	3.010
Loan from Banks 2005-2035	05-05	05-35	3.010
Loan from Banks 2005-2035	05-05	05-35	2.915
Loan from Banks 2005-2035	05-05	05-35	2.900
Loan from Banks 2005-2035	05-05	05-35	2.848
Loan from Banks 2005-2035	05-05	05-35	2.813
Loan from Banks 2005-2035	05-05	05-35	2.805
Loan from Banks 2005-2035	05-05	05-35	2.775
Loan from Banks 2005-2035	05-05	05-35	2.745
Loan from Banks 2005-2035	06-05	06-35	2.858
Loan from Banks 2005-2035	06-05	06-35	2.830
Loan from Banks 2005-2035	06-05	06-35	2.800
Loan from Banks 2005-2035	06-05	06-35	2.680
Loan from Banks 2005-2035	06-05	06-35	2.670
Loan from Banks 2005-2035	06-05	06-35	2.460
Loan from Banks 2006-2036	02-06	02-36	var.
Loan from Banks 2006-2036	02-06	02-36	var.
Loan from Banks 2006-2036	02-06	02-36	var.
Loan from Banks 2006-2036	02-06	02-36	var.
Loan from Banks 2006-2046	02-06	02-46	3.345
Loan from Banks 2006-2046	02-06	02-46	3.365
Loan from Banks 2006-2046	02-06	02-46	3.363
Loan from Banks 2006-2046	02-06	02-46	3.363
Loan from Banks 2006-2046	02-06	02-46	3.359
Loan from Banks 2006-2046	02-06	02-46	3.350
Loan from Banks 2006-2046	02-06	02-46	3.350

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.315	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.325	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.323	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.300	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.303	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.290	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.285	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2006-2046	02-06	02-46	3.270	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.852	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.849	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.845	EUR	75,000,000.00	75,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.840	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.835	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.820	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.818	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.795	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2007-2037	01-07	01-37	3.793	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.650	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.660	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	11-08	07-27	4.700	EUR	63,000,000.00	63,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.590	EUR	14,000,000.00	14,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.600	EUR	21,000,000.00	21,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2028	11-08	11-28	4.545	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2008-2028	12-08	12-28	4.300	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2008-2027	12-08	07-27	4.225	EUR	25,000,000.00	25,000,000.00

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2006-2046	02-06	02-46	3.315
Loan from Banks 2006-2046	02-06	02-46	3.315
Loan from Banks 2006-2046	02-06	02-46	3.310
Loan from Banks 2006-2046	02-06	02-46	3.290
Loan from Banks 2006-2046	02-06	02-46	3.325
Loan from Banks 2006-2046	02-06	02-46	3.325
Loan from Banks 2006-2046	02-06	02-46	3.323
Loan from Banks 2006-2046	02-06	02-46	3.300
Loan from Banks 2006-2046	02-06	02-46	3.303
Loan from Banks 2006-2046	02-06	02-46	3.290
Loan from Banks 2006-2046	02-06	02-46	3.285
Loan from Banks 2006-2046	02-06	02-46	3.270
Loan from Banks 2006-2046	02-06	02-46	3.270
Loan from Banks 2007-2037	01-07	01-37	3.852
Loan from Banks 2007-2037	01-07	01-37	3.849
Loan from Banks 2007-2037	01-07	01-37	3.845
Loan from Banks 2007-2037	01-07	01-37	3.845
Loan from Banks 2007-2037	01-07	01-37	3.840
Loan from Banks 2007-2037	01-07	01-37	3.835
Loan from Banks 2007-2037	01-07	01-37	3.820
Loan from Banks 2007-2037	01-07	01-37	3.818
Loan from Banks 2007-2037	01-07	01-37	3.795
Loan from Banks 2007-2037	01-07	01-37	3.793
Loan from Banks 2007-2037	01-07	01-37	3.793
Loan from Banks 2008-2027	11-08	07-27	4.650
Loan from Banks 2008-2028	11-08	11-28	4.660
Loan from Banks 2008-2027	11-08	07-27	4.700
Loan from Banks 2008-2028	11-08	11-28	4.600
Loan from Banks 2008-2028	11-08	11-28	4.600
Loan from Banks 2008-2028	11-08	11-28	4.590
Loan from Banks 2008-2028	11-08	11-28	4.600
Loan from Banks 2008-2028	11-08	11-28	4.550
Loan from Banks 2008-2028	11-08	11-28	4.545
Loan from Banks 2008-2028	12-08	12-28	4.300
Loan from Banks 2008-2027	12-08	07-27	4.225

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2008-2028	12-08	12-28	4.200	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2008-2027	12-08	12-27	4.010	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2027	01-09	07-27	4.060	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	01-09	01-29	4.650	EUR	36,000,000.00	36,000,000.00
Loan from Banks 2009-2019	01-09	01-19	4.175	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	02-09	06-27	4.500	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	2,000,000.00	2,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	7,000,000.00	7,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	8,000,000.00	8,000,000.00
Loan from Banks 2009-2021	02-09	09-21	4.400	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	02-09	02-29	4.750	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2021	03-09	03-21	4.320	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2020	03-09	03-20	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.040	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	03-09	03-27	4.775	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.600	EUR	5,000,000.00	5,000,000.00

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2008-2028	12-08	12-28	4.200
Loan from Banks 2008-2027	12-08	12-27	4.010
Loan from Banks 2009-2027	01-09	07-27	4.060
Loan from Banks 2009-2027	01-09	07-27	4.060
Loan from Banks 2009-2029	01-09	01-29	4.500
Loan from Banks 2009-2029	01-09	01-29	4.500
Loan from Banks 2009-2029	01-09	01-29	4.500
Loan from Banks 2009-2029	01-09	01-29	4.650
Loan from Banks 2009-2019	01-09	01-19	4.175
Loan from Banks 2009-2027	02-09	06-27	4.500
Loan from Banks 2009-2027	02-09	06-27	4.500
Loan from Banks 2009-2027	02-09	06-27	4.500
Loan from Banks 2009-2027	02-09	06-27	4.500
Loan from Banks 2009-2021	02-09	09-21	4.400
Loan from Banks 2009-2021	02-09	09-21	4.400
Loan from Banks 2009-2021	02-09	09-21	4.400
Loan from Banks 2009-2021	02-09	09-21	4.400
Loan from Banks 2009-2029	02-09	02-29	4.750
Loan from Banks 2009-2021	03-09	03-21	4.320
Loan from Banks 2009-2020	03-09	03-20	4.220
Loan from Banks 2009-2019	03-09	03-19	4.040
Loan from Banks 2009-2027	03-09	03-27	4.775
Loan from Banks 2009-2024	03-09	03-24	4.600

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2013	03-09	03-13	3.030	EUR	100,000,000.00	100,000,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	300,000.00	300,000.00
Loan from Banks 2009-2029	03-09	03-29	4.700	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.420	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2019	03-09	03-19	4.000	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2009-2027	03-09	07-27	4.810	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.790	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2028	03-09	03-28	4.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2024	03-09	03-24	4.400	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2022	04-09	04-22	4.210	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2017	05-09	05-17	3.650	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2023	05-09	05-23	4.260	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	05-09	05-29	4.620	EUR	80,000,000.00	80,000,000.00
Loan from Banks 2009-2019	05-09	05-19	4.105	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2009-2032	06-09	06-32	4.675	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2021	06-09	06-21	4.250	EUR	40,000,000.00	40,000,000.00
Loan from Banks 2009-2021	07-09	07-21	4.200	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2026	06-10	06-26	4.660	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2022	07-09	07-22	4.225	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2027	07-09	07-27	4.550	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2026	07-09	07-26	4.450	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2026	08-09	08-26	4.120	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.220	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.230	EUR	195,000,000.00	195,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.300	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2009-2027	09-09	09-27	4.350	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.320	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2009-2030	09-09	09-30	4.355	EUR	2,500,000.00	2,500,000.00
Loan from Banks 2009-2027	10-09	10-27	4.310	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	09-09	09-29	4.330	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2034	09-09	09-34	4.300	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2014	09-09	09-14	2.580	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2009-2026	09-09	09-26	4.145	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2009-2028	09-09	09-28	4.365	EUR	17,000,000.00	17,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	87,000,000.00	87,000,000.00
Loan from Banks 2009-2027	10-09	10-27	4.245	EUR	1,000,000.00	1,000,000.00

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2013	03-09	03-13	3.030
Loan from Banks 2009-2029	03-09	03-29	4.700
Loan from Banks 2009-2029	03-09	03-29	4.700
Loan from Banks 2009-2024	03-09	03-24	4.420
Loan from Banks 2009-2019	03-09	03-19	4.000
Loan from Banks 2009-2027	03-09	07-27	4.810
Loan from Banks 2009-2028	03-09	03-28	4.790
Loan from Banks 2009-2028	03-09	03-28	4.800
Loan from Banks 2009-2024	03-09	03-24	4.400
Loan from Banks 2009-2022	04-09	04-22	4.210
Loan from Banks 2009-2017	05-09	05-17	3.650
Loan from Banks 2009-2023	05-09	05-23	4.260
Loan from Banks 2009-2029	05-09	05-29	4.620
Loan from Banks 2009-2019	05-09	05-19	4.105
Loan from Banks 2009-2032	06-09	06-32	4.675
Loan from Banks 2009-2021	06-09	06-21	4.250
Loan from Banks 2009-2021	07-09	07-21	4.200
Loan from Banks 2010-2026	06-10	06-26	4.660
Loan from Banks 2009-2022	07-09	07-22	4.225
Loan from Banks 2009-2027	07-09	07-27	4.550
Loan from Banks 2009-2026	07-09	07-26	4.450
Loan from Banks 2009-2026	08-09	08-26	4.120
Loan from Banks 2009-2027	09-09	09-27	4.220
Loan from Banks 2009-2027	09-09	09-27	4.220
Loan from Banks 2009-2027	09-09	09-27	4.230
Loan from Banks 2009-2026	09-09	09-26	4.300
Loan from Banks 2009-2027	09-09	09-27	4.350
Loan from Banks 2009-2029	09-09	09-29	4.320
Loan from Banks 2009-2030	09-09	09-30	4.355
Loan from Banks 2009-2030	09-09	09-30	4.355
Loan from Banks 2009-2027	10-09	10-27	4.310
Loan from Banks 2009-2029	09-09	09-29	4.330
Loan from Banks 2009-2034	09-09	09-34	4.300
Loan from Banks 2009-2014	09-09	09-14	2.580
Loan from Banks 2009-2026	09-09	09-26	4.145
Loan from Banks 2009-2028	09-09	09-28	4.365
Loan from Banks 2009-2027	10-09	10-27	4.245
Loan from Banks 2009-2027	10-09	10-27	4.245

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2028	10-09	10-28	4.290	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2024	10-09	03-24	4.030	EUR	48,000,000.00	48,000,000.00
Loan from Banks 2009-2028	10-09	10-28	4.280	EUR	200,000,000.00	200,000,000.00
Loan from Banks 2009-2032	11-09	11-32	4.220	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2027	11-09	11-27	4.250	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	5,000,000.00	5,000,000.00
Loan from Banks 2009-2029	11-09	11-29	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.230	EUR	15,000,000.00	15,000,000.00
Loan from Banks 2009-2028	12-09	12-28	4.080	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2009-2039	12-09	12-39	4.250	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2026	01-10	04-26	4.170	EUR	1,000,000.00	1,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.040	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2040	01-10	01-40	4.310	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.005	EUR	22,000,000.00	22,000,000.00
Loan from Banks 2010-2030	01-10	01-30	4.190	EUR	23,000,000.00	23,000,000.00
Loan from Banks 2010-2025	01-10	01-25	4.030	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2037	02-10	02-37	4.185	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2028	02-10	02-28	4.032	EUR	66,500,000.00	66,500,000.00
Loan from Banks 2010-2030	02-10	02-30	4.114	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2010-2030	02-10	02-30	4.135	EUR	70,000,000.00	70,000,000.00
Loan from Banks 2010-2030	03-10	03-30	3.972	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2010-2030	03-10	03-30	4.000	EUR	35,000,000.00	35,000,000.00
Loan from Banks 2010-2035	05-10	05-35	3.640	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2010-2040	05-10	05-40	3.840	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2010-2030	06-10	06-30	3.700	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2015	06-10	11-15	2.250	EUR	150,000,000.00	150,000,000.00
Loan from Banks 2010-2027	06-10	06-27	3.510	EUR	10,000,000.00	10,000,000.00
Loan from Banks 2010-2050	10-10	10-50	3.112	EUR	30,000,000.00	30,000,000.00
Loan from Banks 2011-2051	01-11	10-51	3.160	EUR	45,000,000.00	45,000,000.00
Loan from Banks 2011-2052	01-11	11-52	3.190	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2039	01-11	01-39	3.765	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2041	01-11	01-41	3.770	EUR	40,000,000.00	40,000,000.00

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2028	10-09	10-28	4.290
Loan from Banks 2009-2024	10-09	03-24	4.030
Loan from Banks 2009-2028	10-09	10-28	4.280
Loan from Banks 2009-2032	11-09	11-32	4.220
Loan from Banks 2009-2027	11-09	11-27	4.250
Loan from Banks 2009-2027	11-09	11-27	4.250
Loan from Banks 2009-2029	11-09	11-29	4.250
Loan from Banks 2009-2029	11-09	11-29	4.250
Loan from Banks 2009-2029	11-09	11-29	4.250
Loan from Banks 2009-2039	12-09	12-39	4.230
Loan from Banks 2009-2028	12-09	12-28	4.080
Loan from Banks 2009-2039	12-09	12-39	4.250
Loan from Banks 2010-2026	01-10	04-26	4.170
Loan from Banks 2010-2026	01-10	04-26	4.170
Loan from Banks 2010-2025	01-10	01-25	4.040
Loan from Banks 2010-2040	01-10	01-40	4.310
Loan from Banks 2010-2025	01-10	01-25	4.005
Loan from Banks 2010-2030	01-10	01-30	4.190
Loan from Banks 2010-2025	01-10	01-25	4.030
Loan from Banks 2010-2037	02-10	02-37	4.185
Loan from Banks 2010-2028	02-10	02-28	4.032
Loan from Banks 2010-2030	02-10	02-30	4.114
Loan from Banks 2010-2030	02-10	02-30	4.135
Loan from Banks 2010-2030	03-10	03-30	3.972
Loan from Banks 2010-2030	03-10	03-30	4.000
Loan from Banks 2010-2035	05-10	05-35	3.640
Loan from Banks 2010-2040	05-10	05-40	3.840
Loan from Banks 2010-2030	06-10	06-30	3.700
Loan from Banks 2010-2015	06-10	11-15	2.250
Loan from Banks 2010-2027	06-10	06-27	3.510
Loan from Banks 2010-2050	10-10	10-50	3.112
Loan from Banks 2011-2051	01-11	10-51	3.160
Loan from Banks 2011-2052	01-11	11-52	3.190
Loan from Banks 2011-2039	01-11	01-39	3.765
Loan from Banks 2011-2041	01-11	01-41	3.770

				Financial debt before swap			Credit affiliates
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2011-2036	11-11	11-36	3.670	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	3.780	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2031	11-11	11-31	4.000	EUR	53,000,000.00	53,000,000.00
Loan from Banks 2011-2034	11-11	12-34	4.000	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2061	11-11	11-61	3.953	EUR	300,000,000.00	300,000,000.00
Loan from Banks 2011-2036	12-11	12-36	4.000	EUR	25,000,000.00	25,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.920	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.974	EUR	55,000,000.00	55,000,000.00
Loan from Banks 2011-2026	12-11	12-26	3.800	EUR	20,000,000.00	20,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.900	EUR	50,000,000.00	50,000,000.00
Loan from Banks 2011-2036	12-11	12-36	3.800	EUR	50,000,000.00	50,000,000.00
Loan from Banks 1994-2024	10-94	01-24	6.500	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1995-2024	01-95	01-24	6.500	DEM	630,000,000.00	322,113,885.15
Loan from Banks 1995-2024	01-95	02-24	6.250	DEM	89,310,000.00	45,663,477.91
Loan from Banks 1995-2024	02-95	02-24	6.070	DEM	44,503,782.82	22,754,422.84
Loan from Banks 1996-2024	02-96	01-24	6.380	DEM	50,000,000.00	25,564,594.06
Loan from Banks 1985-2015	02-85	02-15	5.700	ATS	986,666,666.63	71,703,863.04
Loan from Banks 1985-2015	04-85	04-15	6.700	ATS	133,326,000.00	9,689,178.29
Loan from Banks 1985-2015	04-85	04-15	6.800	ATS	600,000,000.00	43,603,700.50
Loan from Banks 1985-2015	08-85	08-15	5.700	ATS	400,000,000.00	29,069,133.67
Loan from Banks 1985-2015	12-85	12-15	6.250	ATS	500,000,000.00	36,336,417.08
Loan from Banks 1986-2016	03-86	03-16	6.500	ATS	1,346,153,846.16	97,828,815.23

				Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2011-2036	11-11	11-36	3.670
Loan from Banks 2011-2031	11-11	11-31	3.780
Loan from Banks 2011-2031	11-11	11-31	4.000
Loan from Banks 2011-2034	11-11	12-34	4.000
Loan from Banks 2011-2061	11-11	11-61	3.953
Loan from Banks 2011-2036	12-11	12-36	4.000
Loan from Banks 2011-2026	12-11	12-26	3.920
Loan from Banks 2011-2026	12-11	12-26	3.920
Loan from Banks 2011-2036	12-11	12-36	3.974
Loan from Banks 2011-2026	12-11	12-26	3.800
Loan from Banks 2011-2036	12-11	12-36	3.900
Loan from Banks 2011-2036	12-11	12-36	3.800
Loan from Banks 1994-2024	10-94	01-24	6.500
Loan from Banks 1995-2024	01-95	01-24	6.500
Loan from Banks 1995-2024	01-95	02-24	6.250
Loan from Banks 1995-2024	02-95	02-24	6.070
Loan from Banks 1996-2024	02-96	01-24	6.380
Loan from Banks 1985-2015	02-85	02-15	5.700
Loan from Banks 1985-2015	04-85	04-15	6.700
Loan from Banks 1985-2015	04-85	04-15	6.800
Loan from Banks 1985-2015	08-85	08-15	5.700
Loan from Banks 1985-2015	12-85	12-15	6.250
Loan from Banks 1986-2016	03-86	03-16	6.500

	Date of Issue	Maturity	Interest Rate (%)	Financial debt before swap			Credit affiliates
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 1986-2016	06-86	06-16	7.125	ATS	1,250,000,000.00	90,841,042.71
Loan from Banks 1986-2016	09-86	09-16	5.875	ATS	1,250,000,000.00	90,841,042.71
Loan from Banks 1986-2016	11-86	11-16	5.000	ATS	708,331,000.00	51,476,421.30
Loan from Banks 1987-2012	04-87	04-12	2.375	ATS	391,000,000.00	28,415,078.16
Loan from Banks 1987-2012	06-87	07-12	2.250	ATS	385,500,000.00	28,015,377.57
Loan 2003-2013	10-03	10-13	4.750
Loan 2003-2013	10-03	10-13	4.750
Loan 2008-2013	12-08	12-13	2.760
Loan 2008-2013	12-08	12-13	2.760
Loan 2005-2015	10-05	10-15	3.470
Loan 2005-2015	10-05	10-15	3.470
Loan 2009-2012	01-09	10-12	4.250
Loan 2009-2012	01-09	10-12	4.250
Loan 2003-2013	11-03	11-13	var.
Loan 2003-2013	11-03	11-13	var.
Loan 2006-2015	08-06	09-15	var.
Loan 2006-2015	08-06	09-15	var.
Loan 2006-2015	08-06	09-15	var.
Loan 2006-2015	08-06	09-15	var.
Loan 2007-2013	03-07	11-13	17.050
Loan 2007-2013	03-07	11-13	17.050
Loan 2007-2013	06-07	11-13	var.
Loan 2007-2013	06-07	11-13	var.
Loan 2007-2014	06-07	06-14	var.
Loan 2007-2014	06-07	06-14	var.
Loan 2007-2014	09-07	09-14	var.
Loan 2007-2014	09-07	09-14	var.
Loan 2008-2015	04-08	04-15	var.
Loan 2008-2015	04-08	04-15	var.
Loan 2009-2015	07-09	07-15	3.360	EUR	250,000.00	250,000.00
Loan 2011-2012	02-11	02-12	1.050	EUR	20,000,000.00	20,000,000.00
Loan 2011-2012	10-11	04-12	0.450	EUR	5,000,000.00	5,000,000.00
Loan 2011-2012	12-11	01-12	0.087	EUR	30,000,000.00	30,000,000.00
Loan 2003-2013	10-03	12-13	var.
Loan 2003-2013	10-03	12-13	var.
Loan 2005-2012	10-05	10-12	var.
Loan 2005-2012	10-05	10-12	var.
Loan 2003-2013	10-03	11-13	4.480
Loan 2003-2013	11-03	11-13	4.480

	Date of Issue	Maturity	Interest Rate (%)	Credit swaps			Debt swaps			Debt holding of own bonds
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 1986-2016	06-86	06-16	7.125
Loan from Banks 1986-2016	09-86	09-16	5.875
Loan from Banks 1986-2016	11-86	11-16	5.000
Loan from Banks 1987-2012	04-87	04-12	2.375
Loan from Banks 1987-2012	06-87	07-12	2.250
Loan 2003-2013	10-03	10-13	4.750				USD	575,000,000.00	444,392,920.63
Loan 2003-2013	10-03	10-13	4.750	USD	575,000,000.00	444,392,920.63
Loan 2008-2013	12-08	12-13	2.760				CHF	165,000,000.00	135,735,439.29
Loan 2008-2013	12-08	12-13	2.760	CHF	165,000,000.00	135,735,439.29
Loan 2005-2015	10-05	10-15	3.470				JPY	30,000,000,000.00	299,401,197.60
Loan 2005-2015	10-05	10-15	3.470	JPY	30,000,000,000.00	299,401,197.60
Loan 2009-2012	01-09	10-12	4.250				USD	1,340,358,724.13	1,035,905,961.92
Loan 2009-2012	01-09	10-12	4.250	USD	1,340,358,724.13	1,035,905,961.92
Loan 2003-2013	11-03	11-13	var.				USD	600,000,000.00	463,714,351.96
Loan 2003-2013	11-03	11-13	var.	USD	600,000,000.00	463,714,351.96
Loan 2006-2015	08-06	09-15	var.				CHF	403,844,130.36	332,217,942.05
Loan 2006-2015	08-06	09-15	var.	CHF	403,844,130.36	332,217,942.05
Loan 2006-2015	08-06	09-15	var.				AUD	145,000,000.00	113,966,831.72
Loan 2006-2015	08-06	09-15	var.	AUD	145,000,000.00	113,966,831.72
Loan 2007-2013	03-07	11-13	17.050				TRY	232,500,000.00	95,162,082.51
Loan 2007-2013	03-07	11-13	17.050	TRY	232,500,000.00	95,162,082.51
Loan 2007-2013	06-07	11-13	var.				JPY	9,812,635,000.00	97,930,489.02
Loan 2007-2013	06-07	11-13	var.	JPY	9,812,635,000.00	97,930,489.02
Loan 2007-2014	06-07	06-14	var.				ZAR	330,000,000.00	31,479,538.30
Loan 2007-2014	06-07	06-14	var.	ZAR	330,000,000.00	31,479,538.30
Loan 2007-2014	09-07	09-14	var.				GBP	20,000,000.00	23,943,493.36
Loan 2007-2014	09-07	09-14	var.	GBP	20,000,000.00	23,943,493.36
Loan 2008-2015	04-08	04-15	var.				NZD	60,000,000.00	35,848,718.41
Loan 2008-2015	04-08	04-15	var.	NZD	60,000,000.00	35,848,718.41
Loan 2009-2015	07-09	07-15	3.360
Loan 2011-2012	02-11	02-12	1.050
Loan 2011-2012	10-11	04-12	0.450
Loan 2011-2012	12-11	01-12	0.087
Loan 2003-2013	10-03	12-13	var.				EUR	607,707,883.82	607,707,883.82
Loan 2003-2013	10-03	12-13	var.	EUR	607,707,883.82	607,707,883.82
Loan 2005-2012	10-05	10-12	var.				EUR	1,012,696,683.95	1,012,696,683.95
Loan 2005-2012	10-05	10-12	var.	EUR	1,012,696,683.95	1,012,696,683.95
Loan 2003-2013	10-03	11-13	4.480				EUR	524,000,000.00	524,000,000.00
Loan 2003-2013	11-03	11-13	4.480	EUR	524,000,000.00	524,000,000.00

	Date of Issue	Maturity	Interest Rate (%)	Financial debt before swap			Credit affiliates
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bonds				EUR	169,242,511,867.93	169,242,511,867.93	EUR	7,494,350,576.99	7,494,350,576.99
				JPY	0.00	0.00	JPY	0.00	0.00
				CHF	1,900,000,000.00	1,563,014,149.39	CHF	300,000,000.00	246,791,707.80
				USD	8,750,000,000.00	6,762,500,966.07	USD	0.00	0.00
				GBP	200,000,000.00	239,434,933.56	GBP	99,399,602.00	118,998,685.50
				NOK	2,000,000,000.00	257,931,390.25	NOK	0.00	0.00
				CAD	550,000,000.00	416,193,719.26	CAD	0.00	0.00
				AUD	600,000,000.00	471,586,889.88	AUD	0.00	0.00
				TRY	50,000,000.00	20,464,963.98	TRY	0.00	0.00
Federal Obligation				EUR	1,722,260,000.00	1,722,260,000.00	EUR	250,000,000.00	250,000,000.00
				JPY	22,000,000,000.00	219,560,878.24	JPY	0.00	0.00
				USD	700,000,000.00	541,000,077.29	USD	0.00	0.00
				ATS	550,000,000.00	39,970,058.79	ATS	0.00	0.00
Treasury Bills				EUR	3,412,000,000.00	3,412,000,000.00	EUR	0.00	0.00
				USD	2,325,000,000.00	1,796,893,113.84	USD	0.00	0.00
				GBP	430,000,000.00	514,785,107.15	GBP	0.00	0.00
Loan from Insurances				EUR	962,235,925.82	962,235,925.82	EUR	0.00	0.00
				ATS	870,919,999.70	63,292,224.71	ATS	0.00	0.00
Loan from Banks				EUR	12,160,300,000.00	12,160,300,000.00	EUR	0.00	0.00
				JPY	0.00	0.00	JPY	0.00	0.00
				CHF	0.00	0.00	CHF	0.00	0.00
				USD	0.00	0.00	USD	0.00	0.00
				GBP	0.00	0.00	GBP	0.00	0.00
				ZAR	0.00	0.00	ZAR	0.00	0.00
				AUD	0.00	0.00	AUD	0.00	0.00
				TRY	0.00	0.00	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00
				ATS	7,950,977,512.79	577,820,070.26	ATS	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00
Loan				EUR	55,250,000.00	55,250,000.00	EUR	0.00	0.00
Total				EUR	187,554,557,793.75	187,554,557,793.75	EUR	7,744,350,576.99	7,744,350,576.99
				JPY	22,000,000,000.00	219,560,878.24	JPY	0.00	0.00
				CHF	1,900,000,000.00	1,563,014,149.39	CHF	300,000,000.00	246,791,707.80
				USD	11,775,000,000.00	9,100,394,157.20	USD	0.00	0.00
				GBP	630,000,000.00	754,220,040.70	GBP	99,399,602.00	118,998,685.50
				ZAR	0.00	0.00	ZAR	0.00	0.00
				CAD	550,000,000.00	416,193,719.26	CAD	0.00	0.00
				AUD	600,000,000.00	471,586,889.88	AUD	0.00	0.00
				TRY	50,000,000.00	20,464,963.98	TRY	0.00	0.00
				NZD	0.00	0.00	NZD	0.00	0.00
				ATS	9,371,897,512.49	681,082,353.76	ATS	0.00	0.00
				DEM	863,813,782.82	441,660,974.02	DEM	0.00	0.00

	Date of Issue	Maturity	Interest Rate (%)	Credit swaps			Debt swaps			Debt holding of own bonds
				Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bonds				EUR	1,841,894,037.30	1,841,894,037.30	EUR	9,031,440,801.71	9,031,440,801.71	EUR	8,743,833,000.00	8,743,833,000.00
				JPY	35,000,000,000.00	349,301,397.21	JPY	72,060,000,000.00	719,161,676.65	JPY	0.00	0.00
				CHF	1,745,000,000.00	1,435,505,100.36	CHF	2,764,310,600.00	2,274,029,779.53	CHF	0.00	0.00
				USD	8,750,000,000.00	6,762,500,966.07	USD	0.00	0.00	USD	0.00	0.00
				GBP	200,000,000.00	239,434,933.56	GBP	99,399,602.00	118,998,685.50	GBP	0.00	0.00
				NOK	2,000,000,000.00	257,931,390.25	NOK	0.00	0.00	NOK	0.00	0.00
				CAD	550,000,000.00	416,193,719.26	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	600,000,000.00	471,586,889.88	AUD	0.00	0.00	AUD	0.00	0.00
				TRY	50,000,000.00	20,464,963.98	TRY	0.00	0.00	TRY	0.00	0.00
Federal Obligation				EUR	0.00	0.00	EUR	690,517,438.88	690,517,438.88	EUR	0.00	0.00
				JPY	12,000,000,000.00	119,760,479.04	JPY	0.00	0.00	JPY	0.00	0.00
				USD	700,000,000.00	541,000,077.29	USD	0.00	0.00	USD	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
Treasury Bills				EUR	0.00	0.00	EUR	2,172,767,743.89	2,172,767,743.89	EUR	1,690,794,653.51	1,690,794,653.51
				USD	2,325,000,000.00	1,796,893,113.84	USD	0.00	0.00	USD	0.00	0.00
				GBP	430,000,000.00	514,785,107.15	GBP	0.00	0.00	GBP	0.00	0.00
Loan from Insurances				EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
Loan from Banks				EUR	0.00	0.00	EUR	0.00	0.00	EUR	0.00	0.00
				JPY	39,812,635,000.00	397,331,686.63	JPY	39,812,635,000.00	397,331,686.63	JPY	0.00	0.00
				CHF	568,844,130.36	467,953,381.34	CHF	568,844,130.36	467,953,381.34	CHF	0.00	0.00
				USD	2,515,358,724.13	1,944,013,234.51	USD	2,515,358,724.13	1,944,013,234.51	USD	0.00	0.00
				GBP	20,000,000.00	23,943,493.36	GBP	20,000,000.00	23,943,493.36	GBP	0.00	0.00
				ZAR	330,000,000.00	31,479,538.30	ZAR	330,000,000.00	31,479,538.30	ZAR	0.00	0.00
				AUD	145,000,000.00	113,966,831.72	AUD	145,000,000.00	113,966,831.72	AUD	0.00	0.00
				TRY	232,500,000.00	95,162,082.51	TRY	232,500,000.00	95,162,082.51	TRY	0.00	0.00
				NZD	60,000,000.00	35,848,718.41	NZD	60,000,000.00	35,848,718.41	NZD	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00
Loan				EUR	2,144,404,567.77	2,144,404,567.77	EUR	2,144,404,567.77	2,144,404,567.77	EUR	0.00	0.00
Total				EUR	3,986,298,605.07	3,986,298,605.07	EUR	14,039,130,552.25	14,039,130,552.25	EUR	10,434,627,653.51	10,434,627,653.51
				JPY	86,812,635,000.00	866,393,562.87	JPY	111,872,635,000.00	1,116,493,363.27	JPY	0.00	0.00
				CHF	2,313,844,130.36	1,903,458,481.70	CHF	3,333,154,730.36	2,741,983,160.88	CHF	0.00	0.00
				USD	14,290,358,724.13	11,044,407,391.71	USD	2,515,358,724.13	1,944,013,234.51	USD	0.00	0.00
				GBP	650,000,000.00	778,163,534.06	GBP	119,399,602.00	142,942,178.86	GBP	0.00	0.00
				ZAR	330,000,000.00	31,479,538.30	ZAR	330,000,000.00	31,479,538.30	ZAR	0.00	0.00
				CAD	550,000,000.00	416,193,719.26	CAD	0.00	0.00	CAD	0.00	0.00
				AUD	745,000,000.00	585,553,721.61	AUD	145,000,000.00	113,966,831.72	AUD	0.00	0.00
				TRY	282,500,000.00	115,627,046.50	TRY	232,500,000.00	95,162,082.51	TRY	0.00	0.00
				NZD	60,000,000.00	35,848,718.41	NZD	60,000,000.00	35,848,718.41	NZD	0.00	0.00
				ATS	0.00	0.00	ATS	0.00	0.00	ATS	0.00	0.00
				DEM	0.00	0.00	DEM	0.00	0.00	DEM	0.00	0.00

	Financial debt before swap	Credit affiliates	Credit swaps	Debt swaps	Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt	188,677,301,121.54	7,744,350,576.99	3,986,298,605.07	14,039,130,552.25	10,434,627,653.51	180,551,154,838.22
Grand Total External Debt	12,803,366,188.91	365,790,393.30	16,035,057,104.67	6,221,889,108.46	0.00	2,624,407,799.41

Grand Total Debt	201,480,667,310.45	8,110,140,970.29	20,021,355,709.74	20,261,019,660.71	10,434,627,653.51	183,175,562,637.62

Total Internal Floating Rate Debt						6,686,567,107.46
Total External Floating Rate Debt						0.00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2011

Borrower	Amount (Million of euro)
Electric Utility Industry
Foreign Credits	0.00
Foreign Bonds	0.00
Export Financing Guarantees Act	24,171.31
Austrian Industryholding Corp. (ÖIAG)	0.00
Companies with State Participations
Public Works	1,541.08
Environment and Water Utility Funds	0.00
Other
Loans to Federal Museums	474.07
Erdöl-Lagergesellschaft m.b.H (Oil Reserve Comp.)	194.97
ÖBB-EUROFIMA	311.45
Support of the Austrian Financial Market
According § 1 Abs. 4 IBSG	199.60
According § 2 Abs. 1 Z 1 FinStaG	339.09

Total	27,231.57

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2011

Borrower	Amount (Million of euro)
Electric Utility Industry
Energy Bonds	0.16
Other Domestic Credits	0.00
Export Guarantees Act(1)	37,057.74
Export Financing Guarantees Act	8,270.00
Agrarian Investment	0.01
Austrian Industryholding Corp.(ÖIAG)	4.67
Companies with State Participations
Public Works	9,014.62
Other	0.00
Environment and Water Utility Funds	0.00
Other
Erdöl-Lagergesellschaft m.b.H. (Oil Reserve Corporation.)	35.00
FGG now AWS	575.89
Nuclear Liability Law	121.80
ÖBB EUROFIMA	13,293.09
BÜRGES now AWS	383.08
Labormarket Promotion	0.00
Research Promotion Corporation (FFG)	113.79
Austrian Bank of Hotel and Tourism	161.84
Loans to Federal Museums	409.06
European Investmentbank (EIB)	61.27
Support of the Austrian Financial Market
According § 1 Abs. 1 Z 1 IBSG	0.00
According § 1 Abs. 4 IBSG	14,249.35
According § 2 Abs. 1 Z 1 FinStaG	1,373.80
According § 2 Abs. 1 Z 2 FinStaG	387.82
Act Strengthening Enterprise Liquidity – ULSG	1,212.76
European Financial Stability Facility (EFSF)	605.32

Total(2)	87,331.07

(1)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 1.7 billion as of December 31, 2011.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance, in her official capacity and is included herein on her authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, 50% of which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Hans Peter Manz, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.